      As filed with the Securities and Exchange Commission on May 4, 2001


                                                      Registration No. 333-59414


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                                    FORM S-4/A
                               (AMENDMENT NO. 1)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 WESBANCO, INC.
             (Exact name of registrant as specified in its charter)

        WEST VIRGINIA                      6711                  55-0571723
-------------------------------   -------------------------  -------------------
(State or other jurisdiction of      (Primary Standard       (I.R.S. Employer
incorporation or organization)    Industrial Classification  Identification No.)
                                        Code Number)


                                 ONE BANK PLAZA
                          WHEELING, WEST VIRGINIA 26003
                                 (304) 234-9000
            ---------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           EDWARD M. GEORGE, PRESIDENT
                                 WESBANCO, INC.
                                 ONE BANK PLAZA
                          WHEELING, WEST VIRGINIA 26003
                                 (304) 234-9000
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------
                                 WITH COPIES TO:

          JAMES C. GARDILL                           J. ROBERT VAN KIRK
PHILLIPS, GARDILL, KAISER & ALTMEYER             KIRKPATRICK & LOCKHART LLP
        61 FOURTEENTH STREET                      HENRY W. OLIVER BUILDING
    WHEELING, WEST VIRGINIA 26003                  535 SMITHFIELD STREET
           (304) 232-6810                        PITTSBURGH, PA 15222-2312
                                                       (412) 355-6500

                                 ---------------

    Approximate date of commencement of the proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




--------------------------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

                            FREEDOM BANCSHARES, INC.
                                 315 CRIM AVENUE
                         BELINGTON, WEST VIRGINIA 26250
                                 (304) 823-1531

                                 ---------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 19, 2001

         Notice is hereby given that a special meeting of shareholders of Freedom will be held on June 19, 2001, at the principal executive offices of Freedom, 315 Crim Avenue, Belington, West Virginia, commencing at 4:00 p.m., local time, to consider and vote upon the following matters described in the accompanying proxy statement/prospectus:


                  1. Approval of an amendment to Freedom's bylaws to allow Freedom shareholders to approve certain corporate transactions pursuant to section 2.08 of the bylaws, including mergers, by a majority of the shares of common stock entitled to vote, represented in person or by proxy, at a meeting of Freedom shareholders.

                  2. Approval and adoption of the Agreement and Plan of Merger, dated as of December 29, 2000, among Freedom, WesBanco, Inc., WesBanco Bank, Inc., and FBI Corporation, a subsidiary of WesBanco, Inc., pursuant to which Freedom will be merged with and into FBI Corporation. A copy of the Agreement and Plan of Merger is attached as Annex A to the accompanying proxy statement/prospectus.

                  3. The transaction of such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


         Only holders of record of Freedom common stock at the close of business on May 2, 2001, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The board of directors of Freedom urge you to vote "FOR" approval and adoption of the amendment to the bylaws and the merger.



         Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.


                                          By Order of the board of directors,

                                                  /s/ NANCY RIGHMAN
                                          -----------------------------------
                                                 Corporate Secretary





Belington, West Virginia
May 8, 2001


                           YOUR VOTE IS VERY IMPORTANT

     TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
           CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE

                                 PROXY STATEMENT
                                       OF
                            FREEDOM BANCSHARES, INC.
                                   PROSPECTUS
                                       OF
                                 WESBANCO, INC.



         This proxy statement/prospectus is being furnished to you because you are a holder of common stock, par value $1.00 per share of Freedom Bancshares, Inc., a West Virginia bank holding company. The board of directors of Freedom is soliciting your proxy for use at the special meeting of Freedom shareholders to be held on June 19, 2001, at Freedom's principal executive offices, 315 Crim Avenue, Belington, West Virginia, commencing at 4:00 p.m., local time, and any adjournment or postponement thereof.



         The purpose of the special meeting is the approval by you of an amendment to the Freedom bylaws and the merger of Freedom with and into FBI Corporation, a wholly owned subsidiary of WesBanco, Inc.

         You will be asked to approve an amendment to Freedom's bylaws which currently provide that certain corporate transactions pursuant to section 2.08 of the bylaws, including mergers, must be approved by the vote of at least 75% of the outstanding shares of Freedom common stock. If the bylaw amendment is recommended by the Board, only a majority vote is necessary to approve it. In order to lessen the vote required to approve the merger, we are asking you to approve an amendment to Freedom's bylaws that would permit the merger to be consummated upon the affirmative vote of at least a majority of the shares of Freedom common stock present in person or by proxy at the special meeting. The board of directors of Freedom has approved the bylaw amendment and only a majority vote is necessary to approve the amendment.

         Each issued and outstanding share of Freedom common stock immediately prior to the effective time of the merger, subject to some exceptions, will be converted into the right to receive 2.58 shares of WesBanco common stock. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.


         This proxy statement/prospectus also constitutes the prospectus of WesBanco for up to 490,200 shares of WesBanco common stock to be issued in the merger in exchange for outstanding shares of Freedom common stock. WesBanco common stock is quoted on the National Market System of the Nasdaq Stock Market and traded under the symbol "WSBC".

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF WESBANCO
       COMMON STOCK TO BE ISSUED HEREUNDER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


         This Proxy Statement/Prospectus and accompanying proxy cards are first being mailed to shareholders of Freedom on or about May 11, 2001.


         THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS MORE FULLY DESCRIBES THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING. WE URGE YOU TO READ THIS DOCUMENT IN ITS ENTIRETY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" ON PAGE 18.


          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MAY 8, 2001.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO

         WesBanco files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These filings are available over the internet from the SEC's web site at www.sec.gov. You may inspect and copy WesBanco's filings at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. You may also obtain WesBanco's filings from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

         This proxy statement/prospectus is part of a registration statement on Form S-4 that WesBanco has filed under the Securities Act of 1933 with respect to the WesBanco common stock to be issued pursuant to the merger agreement. As permitted by the SEC, this proxy statement/prospectus does not contain all of the information set forth in the registration statement. If you would like to view the additional information contained in the registration statement, you may do so in the manner discussed in the preceding paragraph.

         Statements in this proxy statement/prospectus that refer to the contents of any omitted documents may be incomplete. In those cases, you are referred to the omitted document for a more complete description. Such reference modifies any statements made in this proxy statement/prospectus.

         The SEC allows WesBanco to "incorporate by reference" the information that WesBanco files with the SEC, which means that WesBanco can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that WesBanco files later with the SEC will automatically update and supersede this information.

         WesBanco incorporates by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and any future filings with the SEC under Sections 13(a), 13(c), 14 or 14(d) of the Securities Exchange Act of 1934. Future filings include filings made after the date of this proxy statement/prospectus and prior to the date of the special meeting.

         You may request a free copy of this information by writing or telephoning WesBanco at the following address or telephone number:

                           Larry G. Johnson, Secretary
                                 WesBanco, Inc.
                                 One Bank Plaza
                          Wheeling, West Virginia 26003
                                 (304) 234-9000


IN ORDER TO ENSURE TIMELY DELIVERY OF ANY DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN JUNE 12, 2001.


         You should rely only on the information contained in this proxy statement/prospectus or to which WesBanco has referred you. We have not authorized any person to give any information or to make any representations that are different from those in this document.

         This proxy statement/prospectus is not an offer to sell, and it is not soliciting an offer to buy, any securities other than those offered in this document. This proxy statement/prospectus also is not an offer to sell, and it is not soliciting an offer to buy, any securities offered in this document in any circumstances in which such offer or solicitation is unlawful.

         You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the first page of this proxy statement/prospectus.

         All information concerning Freedom contained in this proxy statement/prospectus has been supplied by Freedom and all information concerning WesBanco contained in this proxy statement/prospectus has been supplied by WesBanco.

                                TABLE OF CONTENTS


PROXY STATEMENT OF FREEDOM BANKSHARES, INC. PROSPECTUS OF WESBANCO, INC.............i

WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO.................................ii

TABLE OF CONTENTS.................................................................iii


QUESTIONS AND ANSWERS...............................................................1


SUMMARY.............................................................................3

The Companies.......................................................................3
The Special Meeting.................................................................3
The Merger..........................................................................4
Certain Federal Income Tax Consequences.............................................4
Dissenters' Rights..................................................................4
Comparison of Shareholder Rights....................................................5
Change in Officers of Freedom.......................................................5
Conditions to the Merger............................................................5
Termination of the Merger Agreement.................................................5
Regulatory Approvals................................................................5
Stock Option Agreement..............................................................5
Accounting Treatment................................................................6
Ownership of Freedom Common Stock by WesBanco.......................................6
Ownership of Freedom Common Stock by Freedom Directors,
  Executive Officers and Affiliates......................... .......................6
Amendment of Bylaws.................................................................6
American Bancorporation Merger with WesBanco........................................6
Selected Historical Financial Data Of Wesbanco......................................8
Selected Historical Financial Data Of Freedom.......................................9
Selected Historical Financial Data of American.....................................10
WesBanco, Inc. Unaudited Pro Forma Condensed Combined Financial Information........11
WesBanco, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet................12
WesBanco, Inc. Unaudited Pro Forma Condensed Combined Statement of Income..........13
Wesbanco, Inc. Notes To The Unaudited Pro Forma Condensed Financial Information....14
Comparative Per Share Data (unaudited).............................................15
Market Prices And Dividend Data....................................................16
WesBanco Common Stock Dividend Policy..............................................16
Freedom Common Stock Dividend Policy...............................................17

RISK FACTORS.......................................................................18

Forward-Looking Statements.........................................................20

THE SPECIAL MEETING................................................................21

General............................................................................21
Date, Time and Place of the Special Meeting........................................21
Record Date; Voting at the Special Meeting.........................................21

THE MERGER............................................................................22

Background of the Merger..............................................................22
Recommendation of the Freedom Board...................................................22
Freedom Reasons for the Merger........................................................23
WesBanco Reasons for the Merger.......................................................23
Opinion of Alex Sheshunoff & Co. Investment Banking, L.P..............................24
Effects of the Merger: The Surviving Corporation......................................28
Merger of Subsidiary Banks............................................................29
Government Approvals..................................................................29
Rights of Dissenting Shareholders.....................................................29
Resale Restrictions...................................................................31
Accounting Treatment..................................................................31
Certain Federal Income Tax Consequences of the Merger.................................32

THE MERGER AGREEMENT..................................................................33

The Merger............................................................................33
Conversion of Securities..............................................................33
Representations and Warranties........................................................34
Additional Representations and Warranties of WesBanco.................................35
Mutual Covenants......................................................................35
Additional Covenants of Freedom.......................................................35
Additional Covenants of WesBanco......................................................36
Stock Option Agreement................................................................36
Conditions to Obligations of the Parties..............................................37
Conditions to Obligations of WesBanco.................................................38
Conditions to Obligations of Freedom..................................................39
Termination; Expenses.................................................................39
Amendment or Waiver...................................................................40

COMPARATIVE RIGHTS OF SHAREHOLDERS....................................................40

Description of WesBanco Capital Stock.................................................40
Description of Freedom Capital Stock..................................................40
Comparison of Rights of WesBanco and Freedom Shareholders.............................41
Differences in Rights.................................................................41
Advantages of WesBanco Anti-Takeover Provisions.......................................41
Disadvantages of WesBanco Anti-Takeover Provisions....................................42

INFORMATION WITH RESPECT TO FREEDOM...................................................43

History and Operations................................................................43
Competition...........................................................................43
Directors and Executive Officers......................................................43
Interests of Certain Persons in the Merger............................................44
Beneficial Ownership Of Common Stock By Management....................................45
Principal Shareholders Of Freedom.....................................................46

LEGAL MATTERS.........................................................................47


EXPERTS...............................................................................47

ANNEXES
Agreement and Plan of Merger dated December 29, 2000, by and between WesBanco,
   Inc., WesBanco Bank, Inc., FBI Corporation and Freedom Bancshares, Inc. ............A
Stock Option Agreement dated December 29, 2000, by and between WesBanco,
   Inc. and Freedom Bancshares, Inc. ..................................................B
Fairness Opinion of Alex Sheshonoff & Co. Investment Banking, LP.......................C
West Virginia Dissenters' Rights Statute W. Va. Code Annot. Section 31-1-123...........D

                              QUESTIONS AND ANSWERS

Q:       WHO ARE THE PARTIES TO THE MERGER?

A: Freedom will merge with FBI Corporation, a subsidiary of WesBanco. After the merger, Freedom will cease to exist and FBI Corporation will continue as the surviving corporation.

Q:       WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote on a change to Freedom's bylaws and the merger.




Q:       IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE?

A: If the merger is completed, each share of Freedom common stock owned by you will be converted into 2.58 shares of WesBanco common stock.

Q:       HOW WILL I BE AFFECTED BY THE MERGER?

A: After the merger you will own shares in WesBanco. WesBanco is a much larger and more diversified company than Freedom. However, you should carefully review the differences between Freedom and Wesbanco, which are discussed beginning on page 41.

Q:       WHEN WILL THE MERGER BE COMPLETED?

A: Assuming we receive the required approvals, we expect the merger to be completed during the second quarter of 2001.

Q:       WHAT DO I NEED TO DO NOW?

A: After reviewing this document, submit your proxy, by executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments of the special meeting. Your vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your Freedom common stock for WesBanco common stock.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q.       HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote for the proposals identified in this document and in the discretion of the persons named as proxies in any other matters presented for a vote at the special meeting.

Q.       WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A. If you are a Freedom shareholder and you abstain or do not return your proxy card or otherwise vote at the special meeting, your failure to vote will have the same effect as if you voted against approval of the bylaw amendment and the merger agreement . Therefore, the board of directors of Freedom encourages you to vote in favor of the proposed bylaw amendment and the merger agreement as soon as possible.

Q.       CAN I VOTE MY SHARES IN PERSON?

A. Yes, if you own your shares registered in your own name, you may attend the Freedom special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q.       CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A. Yes, you may revoke your proxy and change your vote at any time before the Freedom special meeting by:

         o   signing another proxy with a later date;

         o giving written notice of the revocation of your proxy to the Secretary of Freedom prior to the special meeting; or

         o   voting in person at the special meeting.

         Your latest dated proxy or vote will be counted.

Q:       WHERE CAN I GET MORE INFORMATION ABOUT WESBANCO AND THE MERGER?

A: You may obtain more information about WesBanco, the merger and the bylaw amendment in this document and in the other sources listed on page ii.

                                     SUMMARY

         You are urged to read the entire proxy statement/prospectus before deciding how to vote your shares.


THE COMPANIES

         WESBANCO INC.
         One Bank Plaza
         Wheeling, West Virginia 26003
         (304) 234-9000

         WesBanco, a bank holding company headquartered in Wheeling, WV, offers a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance.

         WesBanco's primary business function is the operation of a commercial bank through 60 offices located in West Virginia and Eastern Ohio. WesBanco restructured its banking and mortgage operations on January 14, 2000, merging all of its banking subsidiaries and its mortgage subsidiary into one state member banking corporation, WesBanco Bank, Inc., headquartered in Wheeling with regional administrative offices in Fairmont, Parkersburg and Charleston. WesBanco previously maintained four separate banking subsidiaries. Total assets of WesBanco Bank, Inc. as of December 31, 2000 approximated $2.3 billion.

         WesBanco also offers services through its non-banking affiliates. WesBanco Insurance Services, Inc., is a multi-line insurance agency specializing in property, casualty and life insurance for personal and commercial clients. WesBanco Securities, Inc., is a full service broker-dealer which also offers discount brokerage services.

         WesBanco also serves as investment adviser to a family of mutual funds under the name "WesMark Funds" which include the WesMark Growth Fund, the WesMark Balanced Fund, the WesMark Bond Fund, the WesMark West Virginia Municipal Bond Fund and the new WesMark Small Company Growth Fund that was introduced in the third quarter of 2000.

         FREEDOM BANCSHARES, INC.
         315 Crim Avenue
         Belington, West Virginia 26250
         (304) 823-1531

         Freedom is a registered bank holding company with one bank subsidiary, Belington Bank, Inc., located in West Virginia. Through this subsidiary, Freedom conducts general and commercial banking from five offices located in Belington, Elkins, Phillippi, Buckhannon and Bridgeport, West Virginia. Freedom offers checking, savings, NOW accounts and certificates of deposit as well as consumer and commercial loans. It does not exercise trust powers or offer trust services. Freedom also offers ATM and Visa debit cards as well as an automated phone banking system. Each office also provides ATM banking. Total assets of Belington Bank, Inc. as of December 31, 2000 approximated $100 million.

         FBI CORPORATION

         FBI Corporation is a wholly-owned subsidiary of WesBanco. FBI Corporation was incorporated for the sole purpose of effecting the merger.

THE SPECIAL MEETING


         The special meeting will be held on Tuesday, June 19, 2001 at 4:00 p.m., local time, at the offices of Freedom at 315 Crim Avenue, Belington, West Virginia, 26250. The purpose of the special meeting is to consider and vote upon the amendment to the Freedom bylaws, the merger agreement and the merger.

         You may vote at the special meeting only if you owned shares of Freedom common stock at the close of business on May 2, 2001. You may cast one vote for each share of Freedom common stock owned at that date. If the bylaw amendment is approved, the holders of at least a majority of the shares of Freedom common stock present in person or by proxy at the special meeting must vote in favor of the merger in order to approve the merger. If the bylaw amendment is not approved, the holders of at least 75% of the outstanding shares of Freedom common stock must vote in favor of the merger in order to approve the merger. In order to approve the bylaw amendment, the holders of at least a majority of the outstanding shares of Freedom common stock must vote in favor of the amendment. As of May 2, 2001, there were 190,000 shares of Freedom common stock outstanding, held by approximately 260 holders of record.


         You can vote your shares by attending the special meeting and voting in person, or by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can change your vote as late as the date of the special meeting either by sending in a new proxy received prior to the special meeting or by attending the special meeting and voting in person.

THE MERGER

         We propose a merger between FBI Corporation and Freedom, with FBI Corporation continuing as the surviving corporation. FBI Corporation will retain its articles of incorporation and bylaws. FBI Corporation will also retain its officers and directors.

         In the merger, for each share of Freedom common stock you own, you will receive 2.58 shares of WesBanco common stock.

         You will not receive any fractional shares. Instead, you will receive a check in payment for any fractional shares based on a value of $22.94 per whole share of WesBanco common stock.

         Your shares of Freedom common stock will be canceled as a result of the merger. However, unless you properly exercise dissenters' rights, you will receive shares of a much larger and more diversified company, as more fully described in this proxy statement/prospectus.

         We expect the merger to occur as soon as practicable after shareholder and regulatory approvals have been received, and all applicable regulatory waiting periods have expired. We expect this to occur during the second quarter of 2001.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We intend the merger to be a reorganization for federal income tax purposes. If we obtain this treatment, you will not recognize any gain or loss for federal income tax purposes upon receipt of shares of WesBanco common stock in exchange for your shares of Freedom common stock. However, you will have to pay taxes on any cash received in lieu of fractional shares.

         Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger to a shareholder, you should consult your own tax advisor concerning all federal, state, local and foreign tax consequences of the merger that may apply to you.

DISSENTERS' RIGHTS

         In connection with the merger, you are entitled to dissenters' rights under West Virginia law. If you properly exercise your dissenters' rights, you will be entitled to receive in cash the fair value of your shares determined as of the day prior to the date of the special meeting, without regard to any appreciation or depreciation in anticipation of the merger. See "The Merger--Rights of Dissenting Shareholders" beginning on page 29.

COMPARISON OF SHAREHOLDER RIGHTS

         The rights of the shareholders of WesBanco and Freedom are governed by the articles of incorporation and bylaws of the respective organizations and by West Virginia law, and are similar in many respects. Important differences do exist however. Please see "Comparative Rights of Shareholders" beginning on page 40 for a complete description of these differences.

         Because you will receive shares of WesBanco common stock in the merger, you should know that the articles of incorporation of WesBanco contain provisions that may have the effect of discouraging or deterring others from attempting to acquire control of WesBanco. Please see "Comparative Rights of Shareholders" beginning on page 40 for a complete description of these provisions and their potential effect on you.

CHANGE IN OFFICERS OF FREEDOM

         The officers of Freedom also serve as officers of its subsidiary bank, Belington Bank. The corporate titles of Belington Bank officers will be eliminated by the merger; however, after the merger, Freedom officers will continue to serve as officers of the merged banking subsidiary, WesBanco Bank.

CONDITIONS TO THE MERGER

         Several conditions must be satisfied or waived before the merger can be completed, including approval of the shareholders of Freedom. Please see "The Merger Agreement--Conditions to Obligations of the Parties" beginning on page 37 for a complete list of the conditions that must be satisfied.

TERMINATION OF THE MERGER AGREEMENT

         We may agree to terminate the merger agreement at any time without completing the merger, even after you have approved it.

         In addition, either of us may decide, without the consent of the other, to terminate the merger agreement if the merger has not occurred by June 30, 2001, or if the shareholders of Freedom fail to approve the merger. For a description of other circumstances in which either of us may terminate the merger agreement, see "The Merger Agreement--Termination; Expenses" beginning on page 39.

         Freedom has the right to terminate the merger agreement if the average price of a share of WesBanco common stock falls below $18.00 over a specified 30-day period. You should carefully review the complete description of this right contained later in this document.

REGULATORY APPROVALS

         In addition to your approval, the merger is subject to the approval of the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions. The Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions approved the merger on March 12, 2001.

STOCK OPTION AGREEMENT

         We entered into a Stock Option Agreement dated December 29, 2000, granting WesBanco the option to purchase up to 37,810 shares of Freedom common stock at a price of $40.47 per share. Freedom granted WesBanco this option to induce WesBanco to enter into the merger agreement and to increase the likelihood that the corporations would complete the merger.

         The Stock Option Agreement could discourage other companies from trying or proposing to combine with Freedom before the completion of the merger. The Stock Option Agreement in its entirety is attached as Annex B.

         WesBanco cannot exercise this option unless certain events occur. These events include business combinations or acquisition transactions relating to Freedom and Freedom's failure to satisfy certain provisions in the merger agreement. Neither Freedom nor WesBanco is aware of any event, as of the date of this document, which would permit WesBanco to exercise this option. See "The Merger Agreement--Stock Option Agreement" on page 36 for more information about the Stock Option Agreement.

ACCOUNTING TREATMENT

         The merger will be treated as a purchase for accounting purposes. The results of this accounting treatment are shown in the unaudited pro forma condensed combined financial information included on pages 11 through 14 of this proxy statement/prospectus.


OWNERSHIP OF FREEDOM COMMON STOCK BY WESBANCO


         As of May 2, 2001, WesBanco and parties related to WesBanco did not own any shares of Freedom common stock.


OWNERSHIP OF FREEDOM COMMON STOCK BY FREEDOM DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES


         As of May 2, 2001, the directors, executive officers and affiliates of Freedom owned or controlled the vote of 48,989 shares of Freedom common stock constituting approximately 25.78% of the outstanding shares of Freedom common stock. See "The Merger-Interest of Certain Persons in the Merger" on page 43 for more information about Freedom directors, executive officers and affiliates.


AMENDMENT OF BYLAWS

         Freedom's bylaws currently provide that certain corporate transactions pursuant to section 2.08 of the bylaws, including mergers, must be approved by the vote of at least 75% of the outstanding shares of Freedom common stock. In order to lessen the vote required to approve the merger, we are asking you to approve an amendment to Freedom's bylaws that would permit the merger to be consummated upon the affirmative vote of at least a majority of the shares of Freedom common stock present in person or by proxy at the special meeting. The board of directors of Freedom has approved the bylaw amendment and recommends that shareholders vote FOR approval and adoption.

AMERICAN BANCORPORATION MERGER WITH WESBANCO

         On February 22, 2001, WesBanco, Inc. and American Bancorporation entered into a definitive Agreement and Plan of Merger providing for the merger of American with and into a wholly-owned subsidiary of WesBanco, AB Corporation, and the merger of American affiliate, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. The merger will be accounted for using the purchase method of accounting. If the merger is completed, American shareholders will receive 1.1 shares of WesBanco common stock for each share of American common stock they owned prior to the merger. A total of 3,442,641 shares of WesBanco common stock will be issued to holders of American common stock in the merger. The transaction, which was valued at $70,540,000 at the date of announcement, is subject to the approvals of the appropriate banking regulatory authorities and both American and WesBanco shareholders. American granted an option to WesBanco to purchase 622,805 shares of its common stock at $18.00 per share as an inducement to WesBanco to enter into the merger agreement.

         At December 31, 2000 American reported total assets of approximately $705,216,000. If the merger had occurred as of December 31, 2000, American would have, on a pro forma consolidated basis after giving effect to the Freedom Merger, constituted approximately 20.2% of deposits, 22.4% of assets, and 11.9% of equity of WesBanco, and its shareholders would have held approximately 15.3% of the total outstanding shares of WesBanco. In addition, for the year ended December 31, 2000, American would have contributed approximately 16.9% of net interest income and 15.5% of net income to WesBanco on a pro forma consolidated basis. The pro forma financial information set forth on pages 11 through 14 provides additional information concerning the merger of American with WesBanco.

         Much of the information concerning American and its operations referred to in this proxy statement/prospectus is derived from American's public filings and press releases and has not been independently verified by WesBanco or its representatives. American files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These filings are available over the internet from the SEC's web site at www.sec.gov. You may inspect and copy American's filings at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain American's filings from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                 SELECTED HISTORICAL FINANCIAL DATA OF WESBANCO
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth certain historical financial data concerning WesBanco for the five years ended December 31, 2000. This information is based on information contained in WesBanco's 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is incorporated by reference into this document.


                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------
                                                2000           1999          1998           1997           1996
                                            -----------    -----------   -----------    -----------     -----------
SUMMARY STATEMENT OF INCOME:
Interest income                             $   163,079    $   155,861   $   162,718    $   157,790     $   144,383
Interest expense                                 79,552         69,231        73,925         70,005          61,612
                                            -----------    -----------   -----------    -----------     -----------
         Net interest income                     83,527         86,630        88,793         87,785          82,771
Provision for loan losses                         3,225          4,295         4,392          5,574           4,795
                                            -----------    -----------   -----------    -----------     -----------
         Net interest income after
           provision for loan losses             80,302         82,335        84,401         82,211          77,976
Other income                                     23,376         24,581        25,715         17,701          15,657
Other expense                                    64,483         67,813        68,308         65,182          57,043
                                            -----------    -----------   -----------    -----------     -----------
         Income before income taxes              39,195         39,103        41,808         34,730          36,590
Income tax provision                             12,271         11,465        13,495          9,519          10,648
                                            -----------    -----------   -----------    -----------     -----------
         Net income                         $    26,924    $    27,638   $    28,313    $    25,211     $    25,942
                                            ===========    ===========   ===========    ===========     ===========

PER SHARE INFORMATION: *
Earnings per share                          $      1.41    $      1.37   $      1.36    $      1.23     $      1.31
Dividends per share                               0.895           0.88          0.84          0.786            0.72
Book value per share at year end                  13.92          13.63         14.35          13.97           13.17
Average shares outstanding                   19,092,927     20,229,524    20,867,193     20,461,742      19,855,791

SELECTED RATIOS:
Return on average assets                           1.18%          1.23%         1.26%          1.18%           1.31%
Return on average equity                          10.42%          9.85%         9.55%          8.99%          10.48%

                                                                    AS OF DECEMBER 31,
                                            --------------------------------------------------------------------------
                                               2000           1999          1998           1997            1996
                                            -----------    -----------   -----------    -----------     -----------
SELECTED BALANCE SHEET DATA:
Assets                                      $ 2,310,137    $ 2,269,726   $ 2,242,712    $ 2,211,543     $ 2,090,750
Securities                                      546,389        567,928       680,550        629,218         600,330
Net loans                                     1,570,672      1,503,694     1,353,920      1,321,640       1,305,766
Deposits                                      1,870,361      1,814,001     1,787,642      1,779,867       1,702,660
Shareholders' equity                            258,506        269,664       296,483        287,995         268,481

* ADJUSTED TO REFLECT A THREE FOR TWO STOCK SPLIT EFFECTED IN THE FORM OF A 50% STOCK DIVIDEND, EFFECTIVE JUNE 19, 1997.

                  SELECTED HISTORICAL FINANCIAL DATA OF FREEDOM
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth certain historical financial data concerning Freedom for the five years ended December 31, 2000. This information is based on information contained in Freedom's 2000 Consolidated Financial Statements, Accompanying Notes and Management's Discussion and Analysis, which are included in this document.

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------------
                                              2000             1999             1998             1997             1996
                                            --------         --------         --------         --------         --------
SUMMARY STATEMENT OF INCOME:
Interest income                             $  7,432         $  7,401         $  7,600         $  7,221         $  6,694
Interest expense                               3,442            3,623            3,755            3,466            3,196
                                            --------         --------         --------         --------         --------
         Net interest income                   3,990            3,778            3,845            3,755            3,498
Provision for loan losses                        661              740            1,025              612              482
                                            --------         --------         --------         --------         --------
         Net interest income after
           provision for loan losses           3,329            3,038            2,820            3,143            3,016
Other income                                   1,153            1,039            1,000              917              682
Other expense                                  3,988            3,227            3,230            3,112            2,517
                                            --------         --------         --------         --------         --------
         Income before income taxes              494              850              590              948            1,181
Income tax provision                             132              282              169              246              398
                                            --------         --------         --------         --------         --------
         Net income                         $    362         $    568         $    421         $    702         $    783
                                            ========         ========         ========         ========         ========

PER SHARE INFORMATION:
Earnings per share                          $   1.91         $   2.99         $   2.22         $   3.69         $   4.12
Dividends per share                             0.80             0.60             1.20             1.70             1.55
Book value per share at year end               42.23            39.03            39.35            38.44            35.66
Average shares outstanding                   190,000          190,000          190,000          190,000          190,000

SELECTED RATIOS:
Return on average assets                        0.36%            0.55%            0.42%            0.79%            0.96%
Return on average equity                        4.75%            7.64%            5.58%            9.97%           11.77%



                                                                        AS OF DECEMBER 31,
                                           ------------------------------------------------------------------------------
                                              2000             1999             1998             1997             1996
                                            --------         --------         --------         --------         --------
SELECTED BALANCE SHEET DATA:
Assets                                      $100,474         $ 97,394         $102,006         $ 90,944         $ 86,299
Securities                                    29,324           28,940           26,534           19,426           22,932
Net loans                                     57,933           56,247           60,761           57,494           53,223
Deposits                                      91,914           89,663           94,037           83,006           79,069
Shareholders' equity                           8,023            7,417            7,476            7,304            6,775

                 SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth certain historical financial data concerning American for the five years ended December 31, 2000. This information is based on information contained in American's 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                            --------------------------------------------------------------------------------------
                                              2000                1999               1998              1997               1996
                                            ----------         ----------         ----------         ----------         ----------
SUMMARY STATEMENT OF INCOME:
Interest income                             $   52,776         $   47,618         $   40,301         $   35,539         $   29,885
Interest expense                                34,724             29,171             23,440             18,278             13,802
                                            ----------         ----------         ----------         ----------         ----------
         Net interest income                    18,052             18,447             16,861             17,261             16,083
Provision for loan losses                          910                420                240                 --                 --
                                            ----------         ----------         ----------         ----------         ----------
         Net interest income after
           provision for loan losses            17,142             18,027             16,621             17,261             16,083
Other income                                     2,946              3,504              4,694              2,926              2,392
Other expense                                   14,192             14,650             14,343             13,101             12,707
                                            ----------         ----------         ----------         ----------         ----------
         Income before income taxes              5,896              6,881              6,972              7,086              5,768
Income tax provision                             1,190              1,527              1,770              2,577              2,102
                                            ----------         ----------         ----------         ----------         ----------
         Net income                         $    4,706         $    5,354         $    5,202         $    4,509         $    3,666
                                            ==========         ==========         ==========         ==========         ==========

PER SHARE INFORMATION: *
Earnings per share                          $     1.50         $     1.71         $     1.66         $     1.44         $     1.17
Dividends per share                               0.60               0.60              0.555               0.50               0.45
Book value per share at year end                 12.96               9.00              11.65              10.77               9.72
Average shares outstanding                   3,129,674          3,129,674          3,129,674          3,129,674          3,129,674

SELECTED RATIOS:
Return on average assets                          0.66%              0.79%              0.95%              0.96%              0.91%
Return on average equity                         14.39%             16.19%             14.64%             14.15%             12.62%

                                                                        AS OF DECEMBER 31,
                                            --------------------------------------------------------------------------------------
                                               2000               1999               1998               1997               1996
                                            ----------         ----------         ----------         ----------         ----------
SELECTED BALANCE SHEET DATA:
Assets                                      $  705,216         $  711,291         $  611,405         $  484,606         $  461,632
Securities                                     272,045            298,153            263,827            169,176            143,474
Net loans                                      386,272            368,143            297,580            283,407            267,886
Deposits                                       496,149            449,277            431,240            355,734            319,811
Shareholders' equity                            40,561             28,179             36,447             33,694             30,423

*  ADJUSTED TO REFLECT A TWO FOR ONE STOCK SPLIT, EFFECTIVE OCTOBER 23, 1997.

                                 WESBANCO, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION



The following Unaudited Pro Forma Condensed Financial Information is based on the historical financial statements of WesBanco, Freedom and American and has been prepared to illustrate the financial effect of the acquisitions described below.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2000 assumes the mergers of Freedom and American into WesBanco, accounted for as purchases, were consummated on December 31, 2000. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2000 gives effect to the mergers of Freedom and American as if such transactions had been effective during the entire period shown.

The Unaudited Pro Forma Condensed Financial Information reflects the mergers based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to certain assets, liabilities and other items including identifiable intangibles, will be made on the basis of evaluations as of the effective date of the mergers and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Financial Information.

The Unaudited Pro Forma Condensed Information should be read in conjunction with WesBanco's and American's Consolidated Financial Statements and Notes thereto, and Freedom's Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management's Discussion and Analysis which are included in this document.

Projected pre-tax acquisition costs associated with the mergers of Freedom and American include legal, accounting and advisory fees of approximately $150,000 and $1.1 million, respectively. Additional pre-tax costs related to the American transaction will include approximately $4.5 million in personnel costs, which are primarily severance-related. These acquisition costs are not included in the pro forma financial statements.

                                 WESBANCO, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             DECEMBER 31, 2000
                     -------------------------------------------------------------------------------------------------------
                                      FREEDOM                   PRO FORMA                                       PRO FORMA
                                    BANCSHARES,   PRO FORMA     COMBINED          AMERICAN      PRO FORMA       COMBINED
                     WESBANCO, INC. INCORPORATED ADJUSTMENTS  WESBANCO, INC.   BANCORPORATION  ADJUSTMENTS    WESBANCO, INC.
                     -------------- ------------ -----------  --------------   --------------  -----------    --------------
ASSETS
Cash and due from
  banks              $   72,796      $  4,990    $    --          $77,786         $9,963          $    --          $87,749
Due from banks -
  interest bearing          620                                       620                                              620
                     ----------      --------    -------       ----------       --------          -------       ----------
     Total cash and
     due from banks      73,416         4,990                      78,406          9,963                            88,369

Federal funds sold                      4,950                       4,950          4,530                             9,480

Available for sale
  securities            350,287        16,184                     366,471        272,045                           638,516
Held to maturity
  securities            196,102        13,140        (33)(C)      209,209                                          209,209
                     ----------      --------    -------       ----------       --------          -------       ----------
     Total securities   546,389        29,324        (33)         575,680        272,045                           847,725

Loans, net of
  unearned income     1,590,702        58,972       (720)(C)    1,648,954        389,524           (5,145)(C)    2,033,333

Allowance for loan
  losses                (20,030)       (1,039)                    (21,069)        (3,252)                          (24,321)
                     ----------      --------    -------       ----------       --------          -------       ----------
    Net loans         1,570,672        57,933       (720)       1,627,885        386,272           (5,145)       2,009,012

Bank premises and
  equipment              53,147         2,102                      55,249          9,538                            64,787

Goodwill and other
  intangibles            20,636            25      4,250 (A,C)     24,911          1,643           33,569 (B,C)     60,123
Other assets             45,877         1,150                      47,027         21,225                            68,252
                     ----------      --------    -------       ----------       --------          -------       ----------
     TOTAL ASSETS    $2,310,137      $100,474    $ 3,497       $2,414,108       $705,216          $28,424       $3,147,748
                     ==========      ========    =======       ==========       ========          =======       ==========

LIABILITIES
Non interest bearing
  deposits             $234,265       $13,176    $    --         $247,441        $41,213          $               $288,654
Interest bearing
  deposits            1,636,096        78,738        242 (C)    1,715,076        454,936              659 (C)    2,170,671
                     ----------      --------    -------       ----------       --------          -------       ----------
     Total deposits   1,870,361        91,914        242        1,962,517        496,149              659        2,459,325

Federal funds
  purchased and
  repurchase
  agreements            120,873                                   120,873            531                           121,404

Other borrowings         38,444                                    38,444        148,844                           187,288
                     ----------      --------    -------       ----------       --------          -------       ----------
     Total interest
     bearing
     liabilities      2,029,678        91,914        242        2,121,834        645,524              659        2,768,017

Other liabilities        21,953           537                      22,490          6,481                            28,971

Subordinated
  debentures                                                                      12,650           (2,214)(C)       10,436
                     ----------      --------    -------       ----------       --------          -------       ----------
     TOTAL
     LIABILITIES      2,051,631        92,451        242        2,144,324        664,655           (1,555)       2,807,424

SHAREHOLDERS' EQUITY
Common stock             43,742           190       (190)(A)       43,742          7,824           (4,690)(B)       46,876
Capital surplus          59,464         3,677     (6,737)(A)       56,404         10,302            9,433 (B)       76,139
Retained earnings       217,674         4,250     (4,250)(A)      217,674         24,734          (24,734)(B)      217,674
Treasury Stock          (62,009)                  14,338 (A)      (47,671)                         47,671 (B)           --
Market value
  adjustment on
  securities
  available for
  sale - net of
  tax effect               (365)          (94)        94 (A)         (365)        (2,299)           2,299 (B)         (365)
                     ----------      --------    -------       ----------       --------          -------       ----------
    TOTAL
    SHAREHOLDERS'
    EQUITY              258,506         8,023      3,255          269,784         40,561           29,979          340,324
                     ----------      --------    -------       ----------       --------          -------       ----------
    TOTAL
    LIABILITIES AND
    SHAREHOLDERS'
    EQUITY           $2,310,137      $100,474    $ 3,497       $2,414,108       $705,216          $28,424       $3,147,748
                     ==========      ========    =======       ==========       ========          =======       ==========

Book Value Per Share     $13.92        $42.23                      $14.16         $12.96                            $15.12
Shares Outstanding   18,567,940       190,000                  19,058,140      3,129,674                        22,500,781


      SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                                 WESBANCO, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FOR THE YEAR ENDED DECEMBER 31, 2000
                       -------------------------------------------------------------------------------------------------------
                                        FREEDOM                     PRO FORMA                                    PRO FORMA
                                       BANCSHARES,  PRO FORMA        COMBINED         AMERICAN      PRO FORMA     COMBINED
                       WESBANCO, INC. INCORPORATED  ADJUSTMENTS    WESBANCO, INC.  BANCORPORATION  ADJUSTMENTS  WESBANCO, INC.
                       -------------- ------------  -----------    --------------  --------------  -----------  --------------
INTEREST INCOME
Interest and fees on
  loans                   $128,591        $5,338      $ 120 (C)       $134,049         $34,103      $   858 (C)       $169,010
Interest on securities      33,271         1,833         15 (C)         35,119          18,439                          53,558
Interest on federal
  funds sold                 1,217           261                         1,478             234                           1,712
                          --------        ------      -----           --------         -------      -------           --------
   Total interest income   163,079         7,432        135            170,646          52,776          858            224,280

INTEREST EXPENSE
Interest on deposits        70,441         3,442       (121)(C)         73,762          21,960         (329)(C)         95,393
Interest on other
  borrowings                 9,111                                       9,111          12,764           82 (C)         21,957
                          --------        ------      -----           --------         -------      -------           --------
   Total interest
     expense                79,552         3,442       (121)            82,873          34,724         (247)           117,350

   NET INTEREST INCOME      83,527         3,990        256             87,773          18,052        1,105            106,930
Provision for loan
  losses                     3,225           661                         3,886             910                           4,796
                          --------        ------      -----           --------         -------      -------           --------
   NET INTEREST INCOME
     AFTER PROVISION
     FOR LOAN LOSSES        80,302         3,329        256             83,887          17,142        1,105            102,134

OTHER INCOME
Trust fees                  12,226                                      12,226                                          12,226
Service charges on
  deposit accounts           8,097           933                         9,030             908                           9,938
Other income                 2,243           220                         2,463           2,030                           4,493
Net security
  transaction gains            810                                         810               8                             818
                          --------        ------      -----           --------         -------      -------           --------
   Total other income       23,376         1,153                        24,529           2,946                          27,475

OTHER EXPENSE
Salaries, wages and
  benefits                  33,309         1,854                        35,163           6,684                          41,847
Premises and equipment,
  net                       10,283           609                        10,892           2,610                          13,502
Other operating             20,891         1,525        283 (C)         22,699           4,898        2,238 (C)         29,835
                          --------        ------      -----           --------         -------      -------           --------
   Total other expense      64,483         3,988        283             68,754          14,192        2,238             85,184

Income before income
  Taxes                     39,195           494        (27)            39,662           5,896       (1,133)            44,425
Provision for income
  taxes                     12,271           132        102 (C)         12,505           1,190          442 (C)         14,137
                          --------        ------      -----           --------         -------      -------           --------
NET INCOME                $ 26,924        $  362      $(129)          $ 27,157         $ 4,706      $(1,575)          $ 30,288
                          ========        ======      =====           ========         =======      =======           ========

Earnings Per Share           $1.41         $1.91                         $1.39           $1.50                           $1.32
Average Shares
  Outstanding           19,092,927       190,000                    19,583,127       3,129,674                      23,025,768


      SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                                 WESBANCO, INC.
        NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The Unaudited Pro Forma Condensed Financial Information is based on the following adjustments and related assumptions. The actual purchase price accounting adjustments will be made on the basis of fair values as of the effective date of the mergers and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Financial Information.

The purchase accounting adjustments to record the merger of Freedom and American used in the preparation of the Unaudited Pro Forma Condensed Combined Balance Sheet are summarized as follows:



NOTE A

    FREEDOM BANCSHARES, INCORPORATED
    Freedom common stock outstanding at December 31, 2000                                              190,000
    Exchange ratio of WesBanco shares for Freedom shares                                                  2.58
                                                                                                    ----------
    Shares to be issued from WesBanco Treasury (acquired under a share repurchase program)             490,200
                                                                                                    ==========
    Shares issued at market value (average closing price for a period preceding and following
    the date of the Agreement to Merge)                                                             $   11,278
    Historical net assets acquired                                                                      (8,023)
                                                                                                    ----------
    Excess of purchase price over historical net assets acquired                                    $    3,255
                                                                                                    ==========

NOTE B

    AMERICAN BANCORPORATION
    American common stock outstanding at December 31, 2000                                           3,129,674
    Exchange ratio of WesBanco shares for American shares                                                 1.10
                                                                                                    ----------
    Shares to be issued from WesBanco Treasury, 1,938,391 shares (acquired under a share
    repurchase program) and the remainder in newly issued common shares                              3,442,641
                                                                                                    ==========
    Shares issued at market value (average closing price for a period preceding and following
    the date of the Agreement to Merge)                                                             $   70,540
    Historical net assets acquired                                                                     (40,561)
                                                                                                    ----------
    Excess of purchase price over historical net assets acquired                                    $   29,979
                                                                                                    ==========

NOTE C

Using the purchase method of accounting, the excess of purchase price over the fair value of the net assets acquired is allocated to goodwill. The estimated fair value adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet have been determined based on information available as of December 31, 2000. Since the final determination of fair values of assets and liabilities will be made based on the fair values as of the effective date of the mergers and after evaluation of the values are complete, the final amounts may differ from the estimates provided herein. Goodwill is amortized on a straight-line basis over a period of 15 years. Fair value adjustments are amortized on a straight-line basis over the estimated remaining portfolio life. Tax expense related to net fair value adjustments is calculated at a 40% tax rate.

The accounting for goodwill will be impacted by the Proposed Statement of Financial Accounting Standards, Business Combinations and Intangible Assets. The FASB expects to release this new accounting rule on or about June 30, 2001. The new standard proposes that goodwill arising from acquisitions completed either before or after the statement is adopted will no longer be amortized. Recovery of goodwill amortization from prior periods (interim or annual) is not permitted. The Standard also provides new guidance on impairment testing, which will be applied to existing goodwill.

                           COMPARATIVE PER SHARE DATA
                                   (UNAUDITED)

         The following table sets forth historical per share financial information for WesBanco and Freedom along with pro forma combinations of WesBanco, Freedom and American for the year ended December 31, 2000. The pro forma equivalent per share information is computed on Freedom stock only using the WesBanco pro forma information and an exchange ratio of 2.58 shares of WesBanco common stock for each share of Freedom common stock. The information in these tables is not necessarily an indicator of future operations and should be read in conjunction with the historical, supplemental and unaudited pro forma financial statements which are furnished within this proxy statement/prospectus or has been furnished separately.

                                   FOR THE YEAR ENDED DECEMBER 31, 2000
                              ------------------------------------------------
                                                                 PRO FORMA
                                               PRO FORMA         COMBINED
                                               COMBINED      WESBANCO/FREEDOM/
                              HISTORICAL   WESBANCO/FREEDOM       AMERICAN
                              ----------   ----------------  -----------------
WESBANCO COMMON STOCK:

Earnings per share              $ 1.41         $ 1.39             $ 1.32
Dividends per share              0.895          0.895              0.895
Book value per share             13.92          14.16              15.12


FREEDOM COMMON STOCK:

Earnings per share              $ 1.91         $ 3.59             $ 3.41
Dividends per share               0.80           2.31               2.31
Book value per share             42.23          36.53              39.01

                         MARKET PRICES AND DIVIDEND DATA

         WesBanco common stock is quoted on the National Market System of the Nasdaq Stock Market and traded under the symbol "WSBC." The table below sets forth for the calendar quarters indicated, the range of high and low sales prices of WesBanco common stock as reported by the National Market System of the Nasdaq Stock Market and the cash dividends declared on WesBanco common stock. There is no established trading market for the Freedom common stock.



                                            WESBANCO COMMON STOCK
                                     -----------------------------------
                                      HIGH           LOW       DIVIDENDS
                                     ------        ------      ---------
   2001
     First Quarter                   $23.88        $17.69        $.230

   2000
     Fourth Quarter                   24.25         21.50         .225
     Third Quarter                    24.63         19.13         .225
     Second Quarter                   24.63         20.00         .225
     First Quarter                    25.00         19.31         .220

   1999
     Fourth Quarter                   28.63         21.50         .220
     Third Quarter                    30.00         25.50         .220
     Second Quarter                   30.25         27.50         .220
     First Quarter                    31.25         26.50         .220


----------


         On December 28, 2000, the last full trading day prior to the execution of the merger agreement, the closing price per share of WesBanco common stock as reported on the National Market System of the Nasdaq Stock Market was $24.25. On May 2, 2001, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price per share of WesBanco common stock as reported on the National Market System of the Nasdaq Stock Market was $21.21.


         You are urged to obtain current market quotations for WesBanco common stock. Prices at which WesBanco common stock may trade prior to the merger may not be indicative of prices at which WesBanco common stock may trade following the merger.

         Freedom common stock is not listed on any exchange, quotation system or over-the-counter market and is not actively traded. However, since January 1, 2000, a total of 1,896 shares of Freedom common stock have been traded in approximately 10 transactions known to Freedom. The prices buyers paid for Freedom common stock ranged from $32 to $40 per share since this date.

WESBANCO COMMON STOCK DIVIDEND POLICY

         WesBanco has historically declared and paid cash dividends on a quarterly basis. WesBanco anticipates that, after the merger, it will initially declare quarterly dividends on shares of WesBanco common stock of $0.23 per share. You are cautioned, however, that the WesBanco board of directors may, at any time and without notice, stop declaring dividends or reduce the amount of the dividend.

         Whether WesBanco pays a dividend, and the amount of any dividend, will depend upon WesBanco's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the WesBanco board of directors. Because WesBanco's principal source of income is dividends from its subsidiaries, its ability to pay future dividends will depend upon the financial condition and earnings of its subsidiaries.

         WesBanco may pay dividends at the discretion of its board of directors out of any funds legally available for the payment of dividends under West Virginia law. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of holders of a majority of WesBanco's outstanding shares, out of capital surplus. WesBanco may never pay a dividend, however, if, at the time of or after payment of the dividend, it is or would be insolvent.


FREEDOM COMMON STOCK DIVIDEND POLICY

         Freedom has recently declared and paid dividends of $0.40 on a semi-annual basis on Freedom common stock. Freedom may pay dividends at the discretion of its board of directors out of any funds legally available for the payment of dividends under West Virginia law. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the approval of holders of a majority of its outstanding shares, out of capital surplus. Freedom may never pay a dividend, however, if at the time of or after payment of the dividend, it is or would be insolvent.

                                  RISK FACTORS

WESBANCO'S STATUS AS A HOLDING COMPANY MAKES IT DEPENDENT ON DIVIDENDS FROM ITS SUBSIDIARIES TO MEET ITS OBLIGATIONS.

         WesBanco is a holding company and conducts almost all of its operations through its subsidiaries. WesBanco does not have any significant assets other than the stock of its subsidiaries. Accordingly, WesBanco depends on the cash flows of its subsidiaries to meet its obligations. WesBanco's right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, WesBanco's bank subsidiaries are limited in the amount of dividends they can pay to WesBanco without prior regulatory approval. Also, bank regulators have the authority to prohibit WesBanco's subsidiary banks from paying dividends if they think the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM WESBANCO'S BUSINESS.

         WesBanco's results of operations are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. WesBanco's profitability will be dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets, such as loans, and expense on interest-bearing liabilities, such as deposits. A change in market interest rates will adversely affect WesBanco's earnings if market interest rates change such that the interest WesBanco pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, WesBanco, along with other financial institutions generally, is sensitive to interest rate fluctuations.

WESBANCO COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH ITS GROWTH.

         WesBanco has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. WesBanco may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

         WesBanco may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, rapid growth may adversely affect WesBanco's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. WesBanco may not successfully integrate or achieve the anticipated benefits of its growth or expanded operations.




AMERICAN'S MERGER WITH WESBANCO REMAINS SUBJECT TO REGULATORY AND SHAREHOLDER APPROVALS.

         The pro forma information contained in this proxy statement/prospectus includes information concerning WesBanco's merger with American Bancorporation, a Wheeling, West Virginia based bank holding company with offices in West Virginia, Ohio and Pennsylvania. On February 22, 2001, WesBanco, Inc. and American Bancorporation entered into a definitive Agreement and Plan of Merger providing for the merger of American with and into a wholly-owned subsidiary of WesBanco, AB Corporation, and the merger of American affiliate, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. This transaction is subject to regulatory and shareholder approvals which have not yet been obtained. There are no assurances that such approvals will be obtained or that the merger will ever be consummated.

FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus, including the information that WesBanco incorporates by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the words "believes," "contemplates," "expects," "may," "will," "should," "would," "anticipates," and similar expressions. Discussions of strategy are also forward-looking statements.

         We caution you that these statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Accordingly, actual results may differ materially from those expressed in the forward-looking statements.

         Factors that could cause forward-looking statements to be inaccurate include:

         o        changes in the regional and national economies;

         o        changes in interest rates; and

         o changes in federal and state regulations; and increased competition.

                               THE SPECIAL MEETING

GENERAL


         This proxy statement/prospectus and the accompanying proxy card are being mailed to you on or about May 11, 2001. The Freedom board of directors is soliciting proxies from the holders of Freedom common stock to be voted at the special meeting. The special meeting has been called to consider and vote upon (i) the amendment to Freedom's bylaws recommended by the board of directors of Freedom to allow shareholders to approve certain corporate transactions pursuant to Section 2.08 of the bylaws, including mergers, by the affirmative vote of at least a majority of the shares of Freedom common stock present in person or by proxy at a meeting of Freedom's shareholders and (ii) the merger agreement, which provides for the merger of Freedom with FBI Corporation, and the exchange of each outstanding share of Freedom common stock for shares of WesBanco common stock.


         The Freedom board of directors has unanimously approved the bylaw amendment and the merger agreement and recommends that you vote FOR approval thereof.

         A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read this agreement carefully.

DATE, TIME AND PLACE OF THE SPECIAL MEETING


         The special meeting will be held on Tuesday, June 19, 2001, at 4:00 p.m., local time, in the principal executive offices of Freedom, at 315 Crim Avenue, Belington, West Virginia, 26250.


RECORD DATE; VOTING AT THE SPECIAL MEETING


         Only holders of record of Freedom common stock on May 2, 2001, will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. On that date, there were 190,000 shares of Freedom common stock outstanding and entitled to vote at the special meeting. Each share is entitled to one vote. As of May 2, 2001, there were approximately 260 holders of record of Freedom common stock.


         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Freedom common stock entitled to vote is necessary to constitute a quorum at the special meeting. If the bylaw amendment is approved, the holders of at least a majority of the shares of Freedom common stock entitled to vote and present in person or by proxy must vote in favor of the merger in order to approve the merger. If the bylaw amendment is not approved, the holders of at least 75% of the outstanding shares of Freedom common stock must vote in favor of the merger in order to approve the merger. In order to approve the bylaw amendment, the holders of at least a majority of the outstanding shares of Freedom common stock must vote in favor of the amendment. Abstentions and broker non-votes will have the effect of a vote against approval of the bylaw amendment, merger agreement and the merger.


         Each director and executive officer of Freedom who owns or has control over shares of Freedom common stock has advised Freedom that he or she will vote FOR adoption and approval of the bylaw amendment and the merger agreement. As of May 2, 2001, the directors, executive officers and affiliates of Freedom owned or controlled the vote of 48,989 shares of Freedom common stock, constituting approximately 25.78% of the outstanding shares of Freedom common stock.


         WesBanco owns no shares of Freedom common stock nor do any directors, officers or affiliates of WesBanco own shares of Freedom common stock.

         All shares of Freedom common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions on the proxies. If you properly execute a proxy but include no voting instructions, your shares will be voted to approve the bylaw amendment and the merger agreement and authorize the merger.

         The Freedom board of directors does not know of any matters, other than as described in the notice of special meeting, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

         If you give a proxy, you have the right to revoke it at any time before it is voted. You may revoke your proxy by (i) filing with the Secretary of Freedom a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Freedom before the taking of the vote at the special meeting, or (iii) attending the special meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Freedom Bancshares, Inc., 315 Crim Avenue, Belington, West Virginia, 26250, Attention: Corporate Secretary, or hand delivered to the foregoing representative of Freedom, at or before the taking of the vote at the special meeting.

         Freedom will bear the cost of the solicitation of proxies, except that WesBanco will bear the costs of preparing, printing and mailing this proxy statement/prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Freedom in person or by telephone, telegram or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Freedom common stock held of record by such persons. Freedom may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection therewith. DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                   THE MERGER

         The following description of the terms of the merger is qualified in its entirety by reference to the provisions of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this document by reference. You are strongly encouraged to read the merger agreement for a more complete description of the terms of the merger.

BACKGROUND OF THE MERGER

         On September 15, 2000, Mr. George, President of WesBanco, initiated informal discussions with Mr. Hudnall, Chief Executive Officer of Freedom, regarding Freedom's operating philosophy, products and services and whether Freedom would be interested in merging with WesBanco. On September 20, 2000, Mr. Hudnall relayed Mr. George's comments to the Freedom board of directors which then directed Mr. Hudnall to further pursue merger opportunities. Mr. George, Mr. Gardill, Chairman of the Board of WesBanco, and Mr. Hudnall met on several occasions in October and November, 2000, prior to seeking approval of the merger from Freedom's board of directors. The main focus of these meetings was the compatibility of Freedom and WesBanco and the similarities in, and the differences between, their operating philosophies. During the meetings, the parties began negotiating the terms of an acquisition transaction.

         The negotiations and discussions lead the parties to conclude that a combination of WesBanco and Freedom would create a more competitive financial institution in Belington, West Virginia, than either could be alone, and that the combination would better serve the needs of the banks' respective customers in West Virginia. On December 29, 2000, the parties agreed on the terms of a transaction and executed the definitive merger agreement.

RECOMMENDATION OF THE FREEDOM BOARD

         The Freedom board of directors has unanimously approved the bylaw amendment and the merger agreement and recommends that you vote FOR approval and adoption of the bylaw amendment and the merger agreement. The Freedom board of directors has determined that the merger is in your best interests and in the best interests of the employees and customers of Freedom.

FREEDOM REASONS FOR THE MERGER

         Financial Terms of Merger. The Freedom board of directors believes that, based on historical and anticipated trading prices for WesBanco common stock, the value of the consideration to be received by you represents fair multiples of Freedom's per share book value and earnings. The board also considered that the merger will result in a substantial increase in dividend income per share to you, although there can be no assurance that WesBanco's current dividends are indicative of future dividends. The board also considered that you will receive WesBanco common stock, which is traded on the National Market System of the Nasdaq Stock Market and has substantially greater liquidity than the shares of Freedom common stock.

         Non-financial Terms of the Merger. The Freedom board of directors also considered the social and economic effects of the merger on Freedom's employees, depositors, customers, and others dealing with Freedom, and the community in which Freedom is located and operates. The board also believed that Freedom shareholders would benefit by owning shares in a publicly traded company.

         Certain Financial and Other Information Concerning WesBanco. The Freedom board of directors also considered the business and financial condition of WesBanco and its position among its peer group of financial institutions in West Virginia and Ohio in terms of profitability, capital adequacy and asset quality. The board considered that historical dividends per share and net income per share of WesBanco common stock represent a substantial increase in historical dividends per share and net income per share of Freedom common stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of WesBanco common stock. The board further considered the reputation and business practices of WesBanco and its management as they would affect the employees of Freedom.

         Other Possible Alternatives. Having thoroughly explored other possible alternatives to the transaction with WesBanco, including remaining independent, the Freedom board of directors believes that the transaction with WesBanco is the best available alternative for you and Freedom at this time.

         The Freedom board of directors believes that the merger and the merger agreement are advisable and are fair to and in the best interests of you and Freedom. The Freedom board of directors unanimously recommends that you vote FOR approval and adoption of the merger and the merger agreement.

WESBANCO REASONS FOR THE MERGER

         WesBanco's board of directors believes that the combination of its resources with those of Freedom will afford the resulting combined institution better opportunities to compete with other financial and non-financial institutions (including other commercial banks, thrift institutions, finance companies, credit unions, money market mutual funds, brokerage firms, investment companies, credit companies, insurance companies and retail stores that maintain their own credit operations) in the markets in which Freedom and WesBanco's subsidiary banks conduct their business. The merger will also provide WesBanco with a presence in Belington, West Virginia, which will afford WesBanco an opportunity for future growth in that market. The combined entity will also benefit from the elimination of duplicative expenses.

         The combined entity will be able to offer a broader range of services than that currently available to Freedom customers. These additional services include mutual funds, broader loan programs and, through participation in a larger bank, the ability to service larger loan transactions.

         In summary, WesBanco's board of directors believes that the merger will enable both Freedom and WesBanco to better serve the financial needs of their communities. The WesBanco board of directors also believes that WesBanco will obtain these benefits at a cost that, under all the facts and circumstances, is reasonable.

OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

         Freedom retained Alex Sheshunoff & Co. Investment Banking, L.P. to provide an opinion of the fairness from a financial viewpoint, of the Exchange Ratio to Freedom's shareholders in the merger. As part of its investment banking business, Alex Sheshunoff & Co. is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The board of directors of Freedom retained Alex Sheshunoff & Co. based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

         On April 4, 2001, Alex Sheshunoff & Co. rendered its written opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Freedom. The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C. The shareholders of Freedom are urged to read the fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Freedom and does not constitute a recommendation to any Freedom shareholder as to how to vote at the meeting.

In connection with the fairness opinion, Alex Sheshunoff & Co.:

         1.       Reviewed the Agreement;

         2. Reviewed Freedom's consolidated results based upon a review of its annual financial statements for the three-year period ending December 31, 2000;

         3. Reviewed Freedom's Call Report information for the five-year period ending December 31, 2000;

         4. Conducted conversations with Freedom's and the WesBanco's executive management regarding each company's recent and projected financial performance;

         5. Compared Freedom's recent operating results to those of certain other banks in West Virginia which have been acquired since January 1, 1995;

         6. Compared Freedom's recent operating results to those of certain other banks located in the United States which have been acquired since January 1, 2000 with a high level of nonperforming assets and a low level of reserves;

         7. Compared Freedom's recent operating results to those of publicly traded banks in the United States with a high level of nonperforming assets and a low level of reserves;

         8. Compared the pricing multiples for Freedom in the Merger to those of certain other banks in West Virginia which have been acquired since January 1, 1995;

         9. Compared the pricing multiples for Freedom in the Merger to those of certain other banks located in the United States which have been acquired since January 1, 2000 with a high level of nonperforming assets and a low level of reserves;

         10. Compared the pricing multiples for Freedom in the Merger to those of certain other publicly traded banks in the United States with a high level of nonperforming assets and a low level of reserves;

         11. Analyzed the net present value of the cash flows Freedom could produce through the year 2005 as an independent company and estimated a residual value, based on assumptions provided by Freedom's management;

         12. Analyzed the contribution Freedom's equity and earnings would make to WesBanco;

         13. Reviewed WesBanco's consolidated financial statements as presented in its regulatory filings for the three-year period ending December 31, 2000;

         14. Reviewed the impact of WesBanco's pending merger with American based upon information provided by WesBanco and other publicly available information. We assumed that the merger would close as scheduled based upon representation to that effect made by WesBanco's management.

         15.      Analyzed the historical dividends paid by WesBanco;

         16. Reviewed the historical trading volume and price of WesBanco's common shares;

         17. Compared the pricing multiples for WesBanco to those of certain other publicly traded banks in Kentucky, Maryland, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia;

         18.      Performed such other analyses, as we deemed appropriate.

         In connection with its review, Alex Sheshunoff & Co. relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Alex Sheshunoff & Co. did not assume any responsibility for independent verification of such information. Alex Sheshunoff & Co. assumed that internal confidential financial projections provided by Freedom were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Freedom as an independent company and did not independently verify the validity of such assumptions. Alex Sheshunoff & Co. did not make any independent evaluation or appraisal of the assets or liabilities of Freedom and was not furnished with any such appraisals. Alex Sheshunoff & Co. did not examine any individual loan files of Freedom. Alex Sheshunoff & Co. is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

         With respect to WesBanco, Alex Sheshunoff & Co. did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of WesBanco, was not furnished with any evaluations or appraisals and did not review any individual loan files of WesBanco.

         The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Alex Sheshunoff & Co. as of April 4, 2001.

         In rendering the fairness opinion, Alex Sheshunoff & Co. performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Alex Sheshunoff & Co., and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Alex Sheshunoff & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Alex Sheshunoff & Co.'s view of the actual value of Freedom.

         In performing its analyses, Alex Sheshunoff & Co. made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of Freedom. The analyses performed by Alex Sheshunoff & Co. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, you should not view Alex Sheshunoff & Co.'s analyses as determinative of the opinion of the board of directors or the management of Freedom with respect to the value of Freedom.

         The following is a summary of the analyses performed by Alex Sheshunoff & Co. in connection with its opinion. The following discussion contains financial information concerning Freedom and WesBanco as of December 31, 2000 and market information as of April 4, 2001. For the purposes of the following analysis, Alex Sheshunoff & Co. used a value of $50.00 per share for the merger consideration based upon WesBanco's closing stock price of $19.38 per share as of April 4, 2001 and the Exchange Ratio of 2.58.

Analysis of Selected Transactions

         Alex Sheshunoff & Co. performed an analysis of premiums paid in selected pending or completed acquisitions of banking organizations with comparable characteristics to the Merger. Two sets of comparable transactions were analyzed.

         The first set of comparable transactions consisted of certain transactions in West Virginia for which pricing information was available. These comparable transactions consisted of 10 mergers and acquisitions of banks with assets below $300 million and announced since January 1, 1995. The analysis yielded multiples of the purchase prices in these transactions relative to:

         Book value ranging from 114.43% to 282.29% with a median of 177.59% compared with the multiple in the Merger of 118.37% of book value as of December 31, 2000 for Freedom;

         Tangible book value ranging from 114.43% to 328.53% with a median of 177.59% compared with the multiple in the Merger of 118.76% of tangible book value as of December 31, 2000 for Freedom;

         Last-twelve-months earnings ranging from 17.43x to 32.41x with a median of 25.39x compared with the multiple in the Merger of 26.17x last-twelve-months earnings as of December 31, 2000 for Freedom;

         Total assets ranging from 10.14% and 40.83% with a median of 24.06% compared with the multiple in the Merger of 9.45% of total assets as of December 31, 2000 for Freedom; and

         The second set of comparable transactions consisted of certain transactions where the seller had comparable financial characteristics to Freedom and pricing information was available. These comparable transactions consisted of 17 mergers and acquisitions of banks in the United States with total assets less than $300 million, nonperforming assets plus loans 90 days past due to total assets ratios of greater than 1.50%, reserves to nonperforming loans ratios of less than 75.00%, and announced since January 1, 2000. The analysis yielded multiples of the purchase prices in these transactions relative to:

         Book value ranging from 84.08% to 300.93% with a median of 134.41% compared with the multiple in the Merger of 118.37% of book value as of December 31, 2000 for Freedom;

         Tangible book value ranging from 98.04% to 300.93% with a median of 139.62% compared with the multiple in the Merger of 118.76% of tangible book value as of December 31, 2000 for Freedom;

         Last-twelve-months earnings ranging from 12.73x to 57.91x with a median of 20.53x compared with the multiple in the Merger of 26.17x last-twelve-months earnings as of December 31, 2000 for Freedom;

         Total assets ranging from 5.66% and 23.12% with a median of 13.30% compared with the multiple in the Merger of 9.45% of total assets as of December 31, 2000 for Freedom.

Comparable Company Analysis

         Alex Sheshunoff & Co. performed an analysis of the market prices of publicly traded banking organizations with comparable financial characteristics to Freedom. One set of comparable companies was analyzed.

         The comparable companies consisted of 7 publicly traded banking organizations listed on major exchanges with nonperforming assets plus loans 90 days past due to total assets ratios of greater than 1.50% and reserves to nonperforming loans ratios of less than 75.00%. The analysis yielded multiples of the publicly traded prices of these companies relative to:

         Book value ranging from 44.86% to 154.57% with a median of 77.92% compared with the multiple implied in the merger of 118.37% of book value as of December 31, 2000 for Freedom;

         Tangible book value ranging from 51.47% to 154.57% with a median of 86.72% compared with the multiple implied in the merger of 118.76% of tangible book value as of December 31, 2000 for Freedom;

         Last-twelve-months earnings ranging from 8.15x to 17.25x with a median of 14.61x compared with the multiple implied in the Merger of 26.17x last-twelve-months earnings as of December 31, 2000 for Freedom;

         Total assets ranging from 2.49% and 14.21% with a median of 6.20% compared with the multiple implied in the merger of 9.45% of total assets as of December 31, 2000 for Freedom.

Discounted Cash Flow Analysis

         Using discounted cash flow analysis, Alex Sheshunoff & Co. estimated the present value of the future after-tax cash flow streams that Freedom could produce through the year 2005 as an independent company under various circumstances, assuming that it performed in accordance with the earnings/return projections provided by management.

         Alex Sheshunoff & Co. estimated the residual value for Freedom at the end of 2005 by capitalizing the final period projected earnings by the quotient of (i) the assumed annual growth rate of Freedom plus one and (ii) the difference between a range of required rates of return and the assumed annual growth rate of earnings in (i) above. Alex Sheshunoff & Co. discounted the annual cash flow streams and the residual values using discount rates ranging from 14% to 16%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Freedom and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $35.03 to $41.26, compared to the value per share of the merger consideration to Freedom shareholders of $50.00 per share as of April 4, 2001.

Accretion/Dilution Analysis

         Alex Sheshunoff & Co. performed accretion/dilution analysis of: 2000 earnings; 2001 projected earnings; 2001 projected earnings including anticipated cost savings; book value; tangible book value; and dividends to Freedom shareholders based on the Exchange Ratio in the Merger. All of our analyses included the impact of the proposed American Merger. Based on Freedom's December 31, 2000 earnings per share of $1.91 and pro forma 2000 earnings per share of $3.48, the Exchange Ratio represents an 82.53% increase. Based on Freedom's December 31, 2001 projected earnings per share of $2.74 and pro forma projected 2001 core earnings per share of $3.57 (excluding merger related charges), the Exchange Ratio represents a 30.30% increase. Based on Freedom's December 31, 2001 projected earnings per share of $2.74 and pro forma projected 2001 core earnings per share including cost savings of $3.71 (excluding merger related charges), the Exchange Ratio represents a 35.63% increase. Based on Freedom's December 31, 2000 book value per share of $42.23 and pro forma 2000 book value per share of $39.34, the Exchange Ratio represents a 6.85% decrease. Based on Freedom's December 31, 2000 tangible book value per share of $42.09 and pro forma 2000 tangible book value per share of $32.92, the Exchange Ratio represents a 21.80% decrease. Based on Freedom's December 31, 2000 last-twelve-month dividends per share of $0.80 and pro forma 2000 last-twelve-month dividends per share of $2.31, the Exchange Ratio represents a 188.64% increase.

Contribution Analysis

         Alex Sheshunoff & Co. analyzed the relative contribution of Freedom, American, and WesBanco to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed that Freedom would contribute approximately: 3.19% of the total combined assets; 3.74% of the total combined deposits; 3.29% of the total combined liabilities; 2.36% of the total combined equity; 2.81% of the total combined tangible equity; 3.78% of the total combined net interest income; 4.20% of the total combined noninterest income; 4.73% of the total combined noninterest expense; and 1.19% of the total combined net income as of December 31, 2000; compared to the estimated pro forma ownership of 2.20% for Freedom shareholders based on the Exchange Ratio of 2.58.

Stock Consideration Analysis

         As part of our analyses, Alex Sheshunoff & Co. compared the financial performance and market pricing of WesBanco to certain other independent publicly traded financial institutions in Kentucky, Maryland, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia with assets between $1 billion and $5 billion. The comparable group consisted of 28 financial institutions. The price to book ratios of the comparable group ranged from 76.12% to 283.95% with a median of 163.10%. WesBanco's price to book ratio is 139.19%. The price to tangible book ratios of the comparable group ranged from 85.69% to 296.65% with a median of 178.77%. WesBanco's price to tangible book ratio is 151.01%. The price to last-twelve-month earnings ratios of the comparable group ranged from 8.56x to 53.69x with a median of 13.99x. WesBanco's price to last-twelve-month earnings ratio is 13.74x. The price to assets ratios of the comparable group ranged from 4.15% to 28.27% with a median of 14.08%. WesBanco's price to assets ratio is 15.57%.

         Alex Sheshunoff & Co. also compared selected stock market results of WesBanco to the publicly available corresponding data of other composites that Alex Sheshunoff & Co. deemed to be relevant, the S&P 500 and the Alex Bank Index. During the last twelve months, WesBanco's share price performance has significantly outperformed the S&P 500. WesBanco's share price performance was above the Alex Bank Index until December of 2000. Since January 2001 the share price performance has been below the Alex Bank Index.

Conclusion

         No company or transaction used in the comparable company and comparable transaction analyses is identical to Freedom, WesBanco or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Freedom and WesBanco and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

         The fairness opinion is directed only to the question of whether the Exchange Ratio is fair from a financial perspective and is not a recommendation to any Freedom stockholder to vote in favor of or against the merger. Freedom did not impose any limitations on Alex Sheshunoff & Co. regarding the scope of its investigation or otherwise.

         Based on the results of the various analyses described above, Alex Sheshunoff & Co. concluded that the Exchange Ratio is fair, from a financial point of view to Freedom shareholders.

         Pursuant to an engagement letter dated December 4, 2000, between Freedom and Alex Sheshunoff & Co. Freedom agreed to pay Alex Sheshunoff & Co. a fee of $20,000. Freedom also agreed to indemnify and hold harmless Alex Sheshunoff & Co. and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Alex Sheshunoff & Co. or any matter for which Alex Sheshunoff & Co. may have strict liability.

EFFECTS OF THE MERGER: THE SURVIVING CORPORATION

         The merger will become effective at the time the Articles of Merger are filed with, and the Certificate of Merger is issued by, the Secretary of State of the State of West Virginia. At that time, the separate existence of

Freedom will cease and FBI Corporation will be the surviving corporation. The assets, liabilities, and capital of Freedom will be merged into FBI Corporation and those assets, liabilities and capital will then constitute part of the assets, liabilities and capital of FBI Corporation. FBI Corporation will continue to operate under its articles of incorporation and bylaws effective as of the day of the merger.

         The articles of incorporation and bylaws of WesBanco will be unaffected by the merger. The tenure of the directors and officers of WesBanco immediately prior to the merger will be unaffected by the merger. For information concerning WesBanco's current management, see WesBanco's Annual Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act on March 16, 2001. See "Where You Can Find More Information About WesBanco" on page ii.

         Without taking into account the American merger, Freedom would have, as of December 31, 2001, on a pro forma consolidated basis, constituted approximately 4.7% of deposits, 4.2% of assets, and 3.0% of equity of WesBanco, and its shareholders would have held approximately 2.6% of the total outstanding shares of WesBanco. In addition, for the year ended December 31, 2000, Freedom would have contributed approximately 4.5% of net interest income and 1.3% of net income to WesBanco on a pro forma consolidated basis.

         Taking into account the American merger, Freedom would have, as of December 31, 2001, on a pro forma consolidated basis, constituted approximately 3.7% of deposits, 3.2% of assets, and 2.4% of equity of WesBanco, and its shareholders would have held approximately 2.2% of the total outstanding shares of WesBanco. In addition, for the year ended December 31, 2000, Freedom would have contributed approximately 3.7% of net interest income and 1.2% of net income to WesBanco on a pro forma consolidated basis.

         These percentages reflect the relative size of Freedom as of December 31, 2000 and may change with the normal variances in the rates of growth for deposits and loans for all WesBanco affiliates. Additionally, it is contemplated that WesBanco may combine with other financial institutions in the future and these mergers may affect the percentages shown above. Other than the merger of WesBanco with American Bancorporation which is expected to occur in the fourth quarter of 2001, WesBanco is not presently involved in any other material merger transactions for which definitive agreements or letters of intent have been executed.

MERGER OF SUBSIDIARY BANKS

         On the date of the merger, Belington Bank will be merged with and into WesBanco Bank. At that time, the separate existence of Belington Bank will cease and WesBanco Bank will be the surviving corporation. WesBanco Bank will continue to operate the five offices of Belington Bank acquired by reason of the merger.

GOVERNMENT APPROVALS

         The completion of the merger is conditioned upon the approval of the merger by the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions.

         Applications for approval were filed with the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions on January 25, 2001. Approval of the merger was received from the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions on March 12, 2001.

RIGHTS OF DISSENTING SHAREHOLDERS

         If you object to the merger and comply with Section 31-1-123 of the West Virginia Corporation Act, you are entitled to payment of the fair value of your shares. The fair value of the shares will be determined as of the day prior to the date of the special meeting without regard to any appreciation or depreciation in anticipation of the merger.

         The following is a brief summary of the steps you must take to perfect your dissenters' rights under West Virginia law. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of Section 31-1-123 of the West Virginia Corporation Act, which is reproduced in full as Annex D to this proxy statement/prospectus.

         You Must Object to the Merger in Writing. You must file a written objection to the proposed merger with the Secretary of Freedom prior to or at the special meeting.

         You Must Not Vote in Favor of the Merger. You must not vote your shares in favor of the merger. You are not required to vote against the merger, but if you vote for the merger you will lose your right to exercise dissenters' rights.

         You Must Make Written Demand for Fair Value. You must make written demand on Freedom or the surviving corporation for payment of the fair value of your shares within 10 days after the vote is taken at the special meeting. VOTING AGAINST THE MERGER DOES NOT CONSTITUTE THE DEMAND FOR PAYMENT REQUIRED BY LAW. If you fail to make such written demand within the 10-day period, you will be bound by the terms of the merger agreement. The written demand may be addressed to Freedom Bancshares, Inc., 315 Crim Avenue, Belington, West Virginia, 26250. Once you demand to be paid the fair value of your shares, you cannot withdraw your demand without the permission of Freedom or the surviving corporation.

         Your Rights as a Dissenting Shareholder. If you make such a demand, you shall thereafter be entitled only to payment as a dissenting shareholder as provided by law and you shall not be entitled to vote or to exercise any other rights of a shareholder of Freedom. Your right to be paid the fair value of your shares will cease, and your status as a shareholder of Freedom will be restored, without prejudice to any corporate proceedings which may have been taken during the interim, if any of the following events occurs:

         o your demand is withdrawn with the consent of Freedom or the surviving corporation;

         o        the merger is abandoned or rescinded;

         o the Freedom shareholders revoke the authority to effect the merger;

         o no demand or petition for the determination of fair value by a court of general civil jurisdiction has been made or filed within the time provided by statute; or

         o a court of general civil jurisdiction determines that you are not entitled to relief as a dissenting shareholder.

         You Must Surrender your Certificate(s). You must surrender your stock certificates to Freedom or the surviving corporation within 20 days after demanding payment for your shares so that a notation that such demand has been made may be placed on your stock certificates. Your failure to surrender your certificates shall, at Freedom's or the surviving corporation's option, terminate your dissenters' rights unless a court, for good cause shown, directs otherwise.

         Surviving Corporation Must Make Offer. If you have demanded to be paid the fair value of your shares, within 10 days after the merger becomes effective the surviving corporation must give you written notice of the merger and offer, in writing, to purchase your shares at a price deemed by the surviving corporation to be the fair value of your shares. The offer must be accompanied by a balance sheet of Freedom as of the latest available date, which shall not be more than twelve months prior to the making of the offer, and a profit and loss statement of Freedom for the twelve month period ended on the date of that balance sheet. If within 30 days after the merger becomes effective, you and the surviving corporation agree upon the fair value, you will be entitled to receive the agreed payment for your shares within 90 days after the merger becomes effective upon surrender of your shares. Upon payment of the agreed value, you shall cease to have any interest in your shares of Freedom common stock.

         Filing Suit. If you and the surviving corporation fail to agree upon the fair value within 30 days after the merger becomes effective then, within 30 days after receipt of written demand from any dissenting shareholder, which written demand must be given within 60 days after the merger becomes effective, the surviving corporation will file a complaint in the Circuit Court of Barbour County, West Virginia, requesting that the fair value of the shares be found and determined. If the surviving corporation fails to institute such a proceeding, you or any other dissenting shareholder may do so in the name of the surviving corporation.

         To exercise your dissenters' rights, strict adherence to the provisions of West Virginia law is required. If you think you may desire to exercise your dissenters' rights, you should carefully review the statutory provisions attached to this proxy statement/prospectus as Annex D. As in all legal matters, you would be well advised to seek the guidance of an attorney.

         If you receive cash for the fair value of your shares of Freedom common stock, that cash will be subject to federal income taxes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the Internal Revenue Code of 1986 (the "IRC"). If you are contemplating the possible exercise of dissenters' rights, you are urged to consult a tax advisor as to the federal (and any applicable state and local) income tax consequences resulting from such an election.

RESALE RESTRICTIONS

         The shares of WesBanco common stock that you will receive in the merger will be registered under the Securities Act of 1933. Under current law, if you are not an affiliate of WesBanco or Freedom within the meaning of Rule 144 under the Securities Act of 1933, you may sell or transfer any shares of WesBanco common stock that you receive in the merger without need of further registration under the Securities Act of 1933.

         If you are an affiliate of Freedom before the merger or an affiliate of WesBanco after the merger, you may resell the shares of WesBanco common stock issued to you in the merger only:

         o in transactions permitted by Rules 144 and 145 under the Securities Act of 1933;

         o        pursuant to an effective registration statement; or

         o        in transactions exempt from registration.

         Generally, if you are an executive officer, director or a principal shareholder or other control person of Freedom or WesBanco, you may be deemed to be an affiliate for these purposes. Other shareholders would not be deemed to be affiliates. Rules 144 and 145, insofar as relevant to shares acquired in the merger, impose restrictions on the manner in which affiliates may make resales and also on the quantity of resales that such affiliates, and others with whom they might act in concert, may make within any three-month period.

         It is a condition to WesBanco's obligation to consummate the merger that Freedom deliver to WesBanco a schedule specifying the persons who may be deemed to be affiliates of Freedom and use its best efforts to cause each affiliate to deliver to WesBanco, prior to the closing of the merger, an affiliate's letter. An affiliate's letter is a letter that states that the shares of WesBanco common stock issued to an affiliate pursuant to the merger will not be sold or otherwise disposed of except:

         o in accordance with Rule 145 (where the affiliate has given WesBanco evidence of compliance with the rule reasonably satisfactory to WesBanco); or

         o pursuant to an effective registration statement under the Securities Act of 1933 unless such person has furnished to WesBanco a no-action or interpretive letter from the SEC or an opinion of counsel reasonably satisfactory to WesBanco that such transaction is exempt from or otherwise complies with the registration requirements of the Securities Act of 1933.

         An affiliate's letter also acknowledges that the certificates representing the shares of WesBanco common stock received by the affiliate may bear a legend regarding these restrictions.

ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase by WesBanco. The results of this accounting treatment are shown in the unaudited pro forma condensed combined financial information included on pages 11 through 14 of this proxy statement/prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The merger is conditioned upon receipt of a ruling from the IRS, or instead, at the option of WesBanco, a legal opinion from counsel to WesBanco as to the principal federal income tax consequences expected to result from the merger. The board of directors of WesBanco elected to rely upon the legal opinion of its counsel, Kirkpatrick & Lockhart LLP (Kirkpatrick & Lockhart").

         The following summary of the material federal income tax consequences expected to result from the merger is qualified in its entirety by reference to the full text of the opinion of Kirkpatrick & Lockhart, including the assumptions upon which that opinion is based. The opinion is filed as Exhibit
8.1 to the registration statement of which this proxy statement/prospectus is a part. Neither the opinion nor this summary addresses any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of WesBanco common stock or Freedom common stock as a capital asset within the meaning of
Section 1221 of the IRC.


         No rulings have been requested from the Internal Revenue Service as to the federal income tax consequences of the merger. You should be aware that the opinion of Kirkpatrick & Lockhart is not binding on the IRS and the IRS is not precluded from taking a different position. You should also be aware that some of the federal income tax consequences of the merger are governed by provisions of the IRC as to which there are no final regulations and little or no judicial or administrative guidance. Kirkpatrick & Lockhart's opinion is based upon the federal income tax laws as in effect on the date of the opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein or in the opinion.


         The federal income tax consequences discussed below are conditioned upon, and Kirkpatrick & Lockhart's opinion is based upon, the accuracy, as of the date of this proxy statement/prospectus and at, as of and after the time the merger becomes effective, of certain assumptions. These assumptions include, but are not limited to, the following:

         o that the shareholders of Freedom receive shares of WesBanco common stock with a value on the date the merger becomes effective of not less than fifty percent (50%) of the value of the Freedom common stock as of the same date;

         o that following the merger, WesBanco will continue the historic business of Freedom or use a significant portion of Freedom's historic business assets in a business; and

         o that a bona fide corporate business purpose exists for the merger.

         As of the date of this proxy statement/prospectus, WesBanco and Freedom believe that all of these assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either WesBanco or Freedom learns before that time that the assumptions are false and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.

         Subject to the limitations and assumptions described above, Kirkpatrick & Lockhart will render an opinion to WesBanco and Freedom that the merger will have the following federal income tax consequences:

         o No gain or loss will be recognized by WesBanco, Freedom or FBI Corporation as a result of the transactions contemplated in the merger agreement;

         o No gain or loss will be recognized by the shareholders of Freedom as a result of their exchange of Freedom common stock for WesBanco common stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

         o The holding period of the WesBanco common stock received in the merger will include the period during which the stock of Freedom exchanged therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

         o The federal income tax basis of the WesBanco common stock received in the merger will be the same as the basis of the Freedom common stock exchanged therefor.

         The tax consequences of the merger may vary depending upon your particular circumstances. You are urged to consult your own tax advisor to determine the particular tax consequences of the merger to you, including the applicability and effect of any state, local or foreign income, property, transfer and other tax laws.


                              THE MERGER AGREEMENT

         The following summary of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Shareholders are urged to read this document for a more complete description of the merger.

THE MERGER

         After approval and adoption of the merger agreement by Freedom shareholders, and the satisfaction or waiver of other conditions to the merger, Freedom will be merged into FBI Corporation, with FBI Corporation continuing as the surviving corporation. The articles of incorporation and bylaws of FBI Corporation immediately prior to the merger will constitute the articles of incorporation and bylaws of the surviving corporation.


CONVERSION OF SECURITIES

         In the merger, each share of Freedom common stock issued and outstanding immediately prior to the time the merger becomes effective (subject to certain exceptions) will be exchanged for and become, without action on the part of the shareholder, the right to receive 2.58 shares of WesBanco common stock.

         Shares of Freedom common stock held by Freedom in its treasury or beneficially owned by FBI Corporation or WesBanco (other than in a fiduciary capacity by them for others) will not be exchanged for shares of WesBanco common stock in the merger. Instead, these shares will be canceled and retired. Shares of Freedom common stock as to which dissenters' rights are properly exercised also will not be exchanged for shares of WesBanco common stock in the merger.

         No fractional shares of WesBanco common stock will be issued in the merger. Instead, cash will be paid in lieu of fractional shares in an amount based on a value of $22.94 per whole share of WesBanco common stock.

         Promptly after the merger becomes effective, Fifth Third Bank, WesBanco's stock transfer agent, will mail transmittal forms and exchange instructions to each holder of record of Freedom common stock to be used to exchange shares of Freedom common stock for shares of WesBanco common stock. These transmittal letters will be accompanied by instructions specifying other details of the exchange. FREEDOM SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM AND INSTRUCTIONS.

         After the merger becomes effective, each certificate evidencing shares of Freedom common stock will be deemed to evidence only the right to receive:

         o the number of shares of WesBanco common stock that the holder is entitled to receive by virtue of the merger; and

         o the cash payment for any fractional share of WesBanco common stock.

         The holder of an unexchanged certificate will not receive any dividend or other distribution payable by WesBanco until the certificate has been exchanged.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various customary representations and warranties of Freedom, WesBanco, and FBI Corporation. These representations and warranties, which will terminate when the merger becomes effective, relate to, among other things:

         o the corporate organization and qualification of Freedom, WesBanco, and WesBanco's subsidiaries, including FBI Corporation, and certain similar corporate matters;

         o the authorization, execution, delivery, and enforceability of the merger agreement and related matters;

         o the absence of any violation under the charters and bylaws of Freedom, WesBanco, or WesBanco's subsidiaries, or under contracts or laws;

         o        the financial statements of each of Freedom and WesBanco;

         o the absence of undisclosed suits, actions, proceedings, claims, or investigations against either Freedom, WesBanco, or WesBanco's subsidiaries;

         o        the capital structure of Freedom, WesBanco, and FBI
                  Corporation;

         o        material contracts of Freedom;

         o        the absence of materially adverse contracts of Freedom;

         o        the absence of undisclosed liabilities;

         o        title to properties;

         o the accuracy of information provided in this proxy statement/prospectus;

         o        taxes, tax returns and audits, and certain tax matters;

         o        the absence of certain materially adverse changes or events;

         o the maintenance of fidelity bonds by Belington Bank and WesBanco's subsidiaries;

         o        certain benefit matters;

         o        the absence of labor disputes;

         o        the adequacy of reserves for possible loan losses;

         o        the ownership by Freedom and WesBanco of their subsidiaries;
                  and

         o the filing and delivery of certain reports under the Securities Exchange Act of 1934.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WESBANCO

         WesBanco has also made the following representations and warranties which relate to, among other things:

         o the registration of WesBanco as a bank holding company under the Bank Holding Company Act of 1956; and

         o the authority of WesBanco to issue shares of WesBanco common stock under the merger agreement and the validity of WesBanco common stock once issued.

MUTUAL COVENANTS

         Pursuant to the merger agreement, Freedom and WesBanco have agreed that, until the merger becomes effective or the merger agreement is terminated, whichever occurs first, each will, with some exceptions:

         o use its best efforts to take, or cause to be taken, all actions required under the merger agreement on its part to be taken so as to permit the consummation of the merger at the earliest possible date;

         o cooperate in furnishing information for the preparation and filing of this proxy statement/prospectus;

         o cooperate in the filing of any regulatory applications with respect to the merger; and

         o advise the other of any materially adverse change in its financial condition, assets, business, or operations, or of any material changes or inaccuracies in data provided to the other party pursuant to the merger agreement.

ADDITIONAL COVENANTS OF FREEDOM

         Freedom has further agreed that:

         o        it will not make any change in its authorized capital stock;

         o        it will not issue any shares of Freedom common stock;

         o it will not issue or grant any options, warrants, or other rights to purchase shares of Freedom common stock;

         o it will not declare or pay any dividends or other distributions on any shares of Freedom common stock other than a semi-annual dividend of forty cents ($.40) per share consistent with past practice;

         o it will not purchase, otherwise acquire, or agree to acquire for consideration any Freedom common stock (other than in a fiduciary capacity);

         o except as otherwise contemplated by the merger agreement or required by law, it will not amend any employment agreement, or any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan;

         o it will not take any action materially and adversely affecting the financial condition (present or prospective), businesses, properties, or operations of Freedom;

         o it will not acquire or merge with any other company or acquire any branch or, other than in the ordinary course of business, any assets of any other company;

         o except in the ordinary course of business, it will not mortgage, pledge, or subject any of its material assets to a lien or other encumbrance, or incur or cancel any material debts or claims;

         o it will not increase any compensation or benefits payable to its officers or employees, except in the ordinary course of its business as heretofore conducted;

         o it will not take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract;

         o it will not amend its charter or bylaws, except as necessary to carry out the merger or as required by law;

         o it will advise WesBanco of the name and address of, and the number of shares of Freedom common stock held by, each shareholder who elects to exercise his or her right to dissent from the merger;

         o it will operate its business only in the ordinary course and consistent with past practice;

         o it will not, and will not permit any person acting on its behalf to, solicit any acquisition proposal, including any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, Freedom, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of Freedom, or any proposal to acquire more than 5% of the outstanding shares of stock of Freedom or any options, warrants, or rights to acquire, or securities convertible into or exchangeable for, more than 5% of the outstanding shares of stock of Freedom; and

         o        it will maintain its insurance at existing levels.

ADDITIONAL COVENANTS OF WESBANCO

          WesBanco has further agreed that:

         o it will file an application to organize and incorporate FBI Corporation as a West Virginia corporation;

         o it will cause FBI Corporation to execute and enter into the merger agreement and cause FBI Corporation to take the actions required of it in the merger agreement;

         o it will prevent FBI Corporation from conducting any business operations other than activities that are necessary to consummate the merger;

         o it will vote all of the shares of FBI Corporation in favor of the merger;

         o as of the time the merger becomes effective, it will appoint Thomas M. Pitsenberger to the board of directors of WesBanco Bank;

         o prior to or at the closing of the merger, it will deliver to Fifth Third Bank shares of WesBanco common stock and cash sufficient in amount to meet the requirements of the merger; and

         o it will deliver to Freedom copies of its Forms 10-K, 10-Q and 8-K filed after the execution of the merger agreement.

STOCK OPTION AGREEMENT

         In order to induce WesBanco to enter into the merger agreement and to provide reasonable assurances that the transaction contemplated by the merger agreement will be consummated, Freedom granted WesBanco an option to purchase up to 37,810 shares of Freedom common stock at a price of $40.47 per share pursuant to the Stock Option Agreement, dated December 29, 2001, a copy of which is attached hereto as Annex B. The Stock

Option Agreement could discourage other companies from trying or proposing to combine with Freedom before the completion of the merger.

         WesBanco cannot exercise this option unless certain events occur. These events include:

         o any person commences or announces the commencement of a tender offer or exchange offer for at least 15% of Freedom's outstanding common stock;

         o any person acquires or gains the right to acquire direct or indirect ownership of 15% or more of Freedom's outstanding common stock;

         o Freedom, without WesBanco's permission, shall have filed an application or notice with any state or regulatory agency to merge, sell or lease all or substantially all of Freedom's assets, or to sell or otherwise dispose of 51% or more of Freedom's outstanding common stock;

         o any person announces a proposal to Freedom to acquire Freedom by merger, purchase of all or substantially of its assets or any similar transaction; or

         o Freedom willfully breaches Section 9.23(d) of the merger agreement and such breach has not been cured.

         Neither Freedom nor WesBanco is aware of any event, as of the date of this document, which would permit WesBanco to exercise this option.

CONDITIONS TO OBLIGATIONS OF THE PARTIES

         The respective obligations of Freedom and WesBanco to effect the merger are subject to the following conditions, among others:

         o the approval of the merger agreement by the shareholders of Freedom, WesBanco, Belington Bank and WesBanco Bank;

         o        the West Virginia Board of Banking and Financial Institutions
                  (i) shall have granted its final approval of the incorporation of FBI Corporation and (ii) shall not have entered an order disapproving the acquisition of Freedom by WesBanco and the merger of Freedom with and into FBI Corporation pursuant to the merger agreement;

         o the issuance of a Certificate of Incorporation for FBI Corporation by the West Virginia Secretary of State;

         o the approval by the Board of Governors of the Federal Reserve System of (i) the application of WesBanco to acquire Freedom,
                  (ii) the merger of Freedom into FBI Corporation and (iii) the merger of Belington Bank into WesBanco Bank;

         o the effective status of the registration statement on the date the merger closes and a declaration of effectiveness regarding, or a withdrawal of, all post-effective amendments thereto by that date;

         o the absence of a pending or threatened stop order or proceedings seeking a stop order suspending the effectiveness of the registration statement or any amendments thereto;

         o the receipt of all required state securities and "Blue Sky" permits or approvals;

         o the absence of any order to restrain, enjoin, or otherwise prevent the consummation of the merger entered by any court or administrative body which remains in effect on the date the merger closes;

         o the receipt of all material governmental or other consents, approvals, and permissions, including the filing of the registration statement with the SEC;

         o the receipt of all consents required by the merger agreement to be obtained by WesBanco and Freedom;

         o the expiration of all periods for review, objection, or appeal of or to any consents, approvals or permissions required for the consummation of the merger;

         o the exercise of dissenters' rights in accordance with the West Virginia Corporation Act by not more than 10% of the holders of Freedom common stock;

         o on or before the date the merger closes, the receipt of a ruling from the IRS, or instead, at the option of WesBanco, an opinion from counsel for WesBanco, to the effect that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the IRC, and regarding certain other tax matters;

         o the absence of any action, proceeding, regulation, or legislation before any court, governmental agency, or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the merger agreement or the consummation of the transactions contemplated therein;

         o the absence of any required divestiture or cessation of any significant part of the present operations of Freedom, WesBanco, or any of their subsidiaries;

         o the accuracy in all material respects of the representations and warranties of the parties and the performance by the parties in all material respects of all of their obligations set forth in the merger agreement, and the receipt of a certificate from an appropriate officer certifying the foregoing;

         o        the receipt of legal opinions from the parties' counsel; and

         o the delivery of certified copies of the resolutions duly adopted by the boards of directors and the shareholders of Freedom, FBI Corporation and WesBanco Bank, and the board of directors of WesBanco approving the merger agreement and authorizing the transactions contemplated therein.

CONDITIONS TO OBLIGATIONS OF WESBANCO

         In addition to the conditions discussed above, the consummation of the merger by WesBanco is conditioned upon:

         o Michael H. Hudnall and Valerie Hurst having (i) executed employment agreements with Belington Bank in the forms attached as exhibits to the merger agreement and (ii) agreed to terminate their current employment agreements with Belington Bank;

         o Terri Kittle and Nancy Rightman having executed amendments to their existing employment agreements with Belington Bank in substantially the forms attached as exhibits to the merger agreement;

         o the receipt of a schedule identifying all persons who may be deemed to be affiliates of Freedom under Rule 145 of the Securities Act of 1933, and the delivery of affiliate letters by those persons;

         o the absence of any suit, action, or proceeding pending against Freedom or its officers or directors in their capacity as such, which, in the reasonable judgment of WesBanco would, if successful, have a materially adverse effect on the financial condition or operations of Freedom or Belington Bank; and

         o the execution by Freedom of a stock option agreement in substantially the form as attached as an exhibit to the merger agreement.

CONDITIONS TO OBLIGATIONS OF FREEDOM

         The consummation of the merger by Freedom is also conditioned upon:

         o the absence of any suit, action, or proceeding pending against WesBanco or any of its subsidiaries or the officers or directors of WesBanco or of any of its subsidiaries in their capacity as such, which, in the reasonable judgment of Freedom would, if successful, have a materially adverse effect on the financial condition or operations of WesBanco or any of its subsidiaries; and

         o        the receipt of an opinion from Alex Sheshunoff & Co.
                  Investment Banking, LP, financial advisors to Freedom, that the merger and the transactions contemplated by the merger agreement are fair, from a financial point of view, to Freedom and its shareholders.

TERMINATION; EXPENSES

         The merger agreement may be terminated at any time prior to the closing of the merger, either before or after the special meeting:

         o        by mutual consent of Freedom and WesBanco;

         o by either Freedom or WesBanco if any of the conditions to such party's obligations to close under the merger agreement have not been met as of the date the merger is to close and such conditions have not been waived by the party adversely affected thereby;

         o by either Freedom or WesBanco if the merger will violate any non-appealable final order, decree, or judgment of any court or governmental body having competent jurisdiction;

         o by either Freedom or WesBanco if the merger has not closed by June 30, 2001;

         o by either Freedom or WesBanco in the event that the majority shareholders of Freedom vote against consummation of the merger;

         o by Freedom if the average bid price for WesBanco common stock for the thirty (30) calendar days preceding the fifth business day before closing of the merger shall fall below $18.00 per share of WesBanco common stock;

         o by WesBanco or Freedom within thirty (30) days after the date of the merger agreement if their investigation of the other reveals any information that would have a material adverse effect on the present or future value of the other corporations' and its subsidiaries' assets, net worth, business or income taken as a whole.

         In the event of any termination of the merger agreement by either Freedom or WesBanco as provided above, all further obligations of Freedom and WesBanco under the merger agreement, except with respect to specified matters, including without limitation those related to confidentiality and expenses, will terminate without further liability of the parties.

         Whether or not the merger is consummated, all legal and accounting fees, and other costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein, will be paid by the party incurring such expenses.

AMENDMENT OR WAIVER

         The provisions of the merger agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit of those provisions, by action taken by the board of directors of that party. Any of the terms of the merger agreement may be amended or modified in writing before or after the special meeting at any time prior to the closing of the merger. The conversion ratio and any other material terms of the merger will not be amended after the special meeting shareholders unless the amended terms are resubmitted to the shareholders of Freedom for approval.

         The merger agreement may not be modified or terminated except by a written statement signed by the party against which the enforcement of the modification or termination is sought.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

DESCRIPTION OF WESBANCO CAPITAL STOCK


         The authorized capital stock of WesBanco consists of 50,000,000 shares of common stock, par value $2.0833 per share, and 1,000,000 shares of preferred stock without par value. As of May 2, 2001, there were approximately 18,158,137 shares of WesBanco common stock outstanding, held of record by approximately 5,301 holders.


         As of the date of this proxy statement/prospectus, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued in one or more classes or series with such preferences, voting rights, full or limited, but not to exceed one vote per share, conversion rights and other special rights as the WesBanco board of directors may fix in the resolution providing for the issuance of the shares. The issuance of shares of preferred stock could affect the relative rights of the WesBanco common stock.

         Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the board of directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the WesBanco common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of WesBanco, redemption rights, rights to convert their preferred stock into shares of WesBanco common stock, and voting rights which would tend to dilute the voting control of WesBanco by the holders of WesBanco common stock.

         Subject to the above limitations, in the event of any liquidation, dissolution or winding up of WesBanco, and subject to the application of state and federal laws, holders of WesBanco common stock are entitled to share ratably in the assets available for distribution to stockholders remaining after payment of WesBanco's obligations.

         Each share of WesBanco common stock is entitled to one vote, and to cumulate votes in the election of directors. No holder of shares of WesBanco common stock has any preemptive right to subscribe for or purchase any other securities of WesBanco, and there are no conversion rights or redemption or sinking fund provisions applicable to WesBanco common stock. However, WesBanco elects directors on a staggered basis by class with terms of three years. This provision of its articles of incorporation requires a super majority vote of its shareholders to change.

DESCRIPTION OF FREEDOM CAPITAL STOCK


         The authorized capital stock of Freedom consists of 1,000,000 shares of common stock, par value of $1.00 per share. As of May 2, 2001, there were approximately 190,000 shares of Freedom common stock outstanding, held of record by approximately 260 holders.


         In the event of a dissolution of Freedom, the liquidation of its assets, or the winding up of its affairs, and subject to the application of state and federal laws, the holders of Freedom common stock will be entitled to share ratably in the assets of Freedom available for distributions to its shareholders remaining after payment of Freedom's obligations.

         Dividends may be paid on Freedom common stock at the discretion of the Freedom board of directors out of any funds legally available therefor. For a discussion of Freedom's dividend policy and restrictions on the payment of dividends, see "Market Prices and Dividend Data" on page 16.

         Each share of Freedom common stock is entitled to one vote. No holder of shares of Freedom common stock has any preemptive right to subscribe for or purchase any other securities of Freedom, and there are no conversion rights or redemption or sinking fund provisions applicable to Freedom common stock.

COMPARISON OF RIGHTS OF WESBANCO AND FREEDOM SHAREHOLDERS

         The rights of the Freedom shareholders and the WesBanco shareholders are governed by the respective articles of incorporation and bylaws of each corporation and West Virginia law. In many respects, the rights of Freedom shareholders and WesBanco shareholders are similar. For example:

         o Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation.

         o        Neither corporation's shareholders have preemptive rights.

         o The shareholders of both corporations have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters' rights.

         o The shareholders of both corporations have cumulative voting in the election of directors.

         o The shareholders of both corporations elect directors for staggered terms of three years, with no more than one-third of the directors being elected in any one year.

DIFFERENCES IN RIGHTS

         There are, however, differences between the rights of Freedom shareholders and WesBanco shareholders. For example:

         o WesBanco's bylaws require that shareholders who intend to nominate candidates for election to the board of directors must give written notice of such intent at least 30 days prior to the date of any shareholders meeting called for such purpose. Freedom's bylaws do not require prior written notice of shareholder nominations for directors.

         o WesBanco's articles of incorporation contain certain "super majority provisions." These provisions provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock of WesBanco will be required to amend or repeal the articles of incorporation provision dealing with the classification of the board of directors into three separate classes, each to serve for staggered terms of three years. Freedom's articles of incorporation contain no such provision; however, its bylaws contain similar provisions requiring a 75% vote of outstanding shares to approve certain corporate transactions, including mergers. The bylaws also contain a provision requiring only a majority vote to change the 75% voting requirement if Freedom's board of directors approves and recommends the change to the shareholders. Freedom's board of directors did approve this change on November 14, 2000 and has recommended the change to the shareholders for approval.

ADVANTAGES OF WESBANCO ANTI-TAKEOVER PROVISIONS

         Some of the provisions of WesBanco's articles of incorporation and bylaws discussed above may constitute defensive measures in that they may discourage or deter a third party from attempting to acquire control of WesBanco. They are designed, in part, to discourage and to insulate the corporation against hostile takeover efforts, which the WesBanco board of directors might determine are not in the best interests of WesBanco and its shareholders. The provisions are designed as reasonable precautions to protect against, and to assure the opportunity to assess and evaluate, such confrontations.

DISADVANTAGES OF WESBANCO ANTI-TAKEOVER PROVISIONS

         The classification of the board of directors makes it more difficult to change directors since they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, due to the smaller number of directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting.

         The super majority provision makes it more difficult for shareholders to effect changes in the classification of directors.

         The ability of the board of directors to issue additional shares of common and preferred stock also permits the board of directors to authorize issuances of stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

         Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in such a takeover attempt.

         The foregoing identification of specific differences between the rights of WesBanco and Freedom shareholders is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the West Virginia Corporation Act and the articles and bylaws of WesBanco and Freedom.

                       INFORMATION WITH RESPECT TO FREEDOM

HISTORY AND OPERATIONS

         Freedom was formed in 1988 as the parent company of Belington Bank, a commercial bank with its main office located in Belington, Barbour County, West Virginia. Belington Bank was founded in 1939. The general nature of Freedom's business involves commercial and consumer deposits and commercial, consumer and mortgage loans. Currently, Freedom operates with full-service offices in Belington and Philippi, Barbour County; Elkins, Randolph County; Buckhannon, Upshur County; and Bridgeport, Harrison County, West Virginia.

         The FDIC insures all of Belington's deposit accounts up to a maximum allowed by law (generally $100,000 per depositor, subject to aggregation rules). Belington solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

COMPETITION

         For most of the services that Belington performs, there is competition from financial institutions other than commercial banks. For instance, credit unions and issuers of commercial paper and money market funds actively compete for funds and for various types of loans. In addition, personal and corporate trust and investment counseling services are offered by insurance companies, investment counseling firms and other business firms and individuals.

         Due to the geographic location of Freedom's primary market area, institutions in the market area served by Belington Bank influence the competition. In addition, larger regional and national corporations continue to be increasingly visible in offering a broad range of financial services to all types of commercial and consumer customers.

         The principal competitive factors in the markets for deposits and loans are interest rates, either paid or charged. The chartering of numerous new banks in West Virginia has increased competition for Freedom. The 1986 legislation passed by the West Virginia legislature allowing state-wide branch banking provides increased opportunities for Freedom, but it also increases competition for Freedom in its service area.

         In addition, in 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act. Under this act, absent contrary action by a state's legislature, interstate branch banking may occur after June 1, 1997. States are permitted to participate to a variety of degrees in interstate banking or states may elect to "opt out." In 1996, the West Virginia legislature elected to "opt in" effective May 31, 1997. Accordingly, out-of-state banks may form de novo banks or may acquire existing branches of West Virginia banks on a reciprocal basis.

DIRECTORS AND EXECUTIVE OFFICERS

         No directors or officers of Freedom will serve as directors or officers of WesBanco after the merger. However, Mr. Pitsenberger, Chairman of the Freedom Board of Directors, will join the WesBanco Bank, Inc. board of directors upon completion of the merger.

INTEREST OF CERTAIN PERSONS IN THE MERGER


         As of May 2, 2001, directors and officers of Freedom beneficially owned, in the aggregate, 48,989 shares of Freedom common stock, representing approximately 25.78% of the outstanding shares of Freedom common stock.


         All of Freedom's directors and officers that own Freedom common stock will, as a result of the merger, obtain an equity interest in WesBanco in exchange for their shares of Freedom common stock. Each of them will receive the same number of shares of WesBanco common stock for each share of Freedom common stock owned by him or her as every other Freedom shareholder. Directors and officers of Freedom will be treated the same as other Freedom shareholders, except that they may be subject to certain restrictions on any resale of WesBanco common stock received by them pursuant to the merger.

         The executive officers and directors of Freedom do not own any shares of WesBanco common stock. As of May 2, 2001, WesBanco held no shares of Freedom common stock nor did any director, executive officer or affiliate of WesBanco own shares of Freedom common stock.


         Except for counsel fees paid to a director of WesBanco in the ordinary course of business in connection with this transaction, no director, officer or affiliate of WesBanco has any special interest in the merger or is receiving any special consideration or compensation as a result of the merger.

         No outstanding transactions between Freedom or WesBanco and their respective affiliates, and any director, officer, or principal shareholder of Freedom or WesBanco or their respective associates, including any outstanding loans or trust relationships, will be affected by the merger.

         Some members of Freedom management have interests in the merger that are in addition to their interests as Freedom shareholders generally. As described below, some of the executive officers of Freedom have entered into agreements with WesBanco that will, effective upon the completion of the merger, provide for their employment with WesBanco and for certain severance benefits.

MR. HUDNALL AND MS. HURST'S EMPLOYMENT AGREEMENTS WITH WESBANCO

         Michael H. Hudnall, Chief Executive Officer of Belington Bank, and Valerie Hurst, Senior Vice President of Belington Bank, will enter into agreements relating to their employment with WesBanco Bank upon completion of the merger. Mr. Hudnall and Ms. Hurst's employment agreements will supersede their existing Employment Agreements with Freedom.

         Pursuant to the terms of the employment agreements, Mr. Hudnall and Ms. Hurst will be paid an annual base salary of not less than $132,000 and $55,000, respectively, and each will have the opportunity to earn performance-based bonuses. In addition, Mr. Hudnall will enter into a change of control agreement providing for payments by WesBanco to Mr. Hudnall in the event of a change of control which adversely affects Mr. Hudnall's position, compensation or responsibilities. The agreement provides that Mr. Hudnall will receive a lump sum payment of three times his annual rate of base salary in effect at any time up to and including the termination and an amount equal to three times his average annual bonus earned over the three most recent bonus plan years ending prior to termination or his bonus established for the current bonus plan year. Furthermore, Mr. Hudnall would be entitled to a continuation of his medical benefits for up to eighteen months following the termination.

               BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT


         The following table sets forth the number of shares of common stock beneficially owned, directly or indirectly, by (i) each director of Freedom,
(ii) each named executive officer, and (iii) the directors and named executive officers of Freedom, as a group, as of May 2, 2001. Unless otherwise indicated, the address of each person in the following table is 315 Crim Avenue, Belington, West Virginia 26250.



         Name and Address of                         Amount and Nature of              Percent
           Beneficial Owner                          Beneficial Ownership              of Class
         -------------------                         --------------------              ------------
A. Houston Booth (Director)                                  5,350(1)                    2.82%
Norman L. Day (Director)                                     5,350(2)                    2.82%
Michael H. Hudnall (Director)                                  500                       *
John B. Lockwood (Director)                                  1,350(3)                    *
Thomas M. Pitsenberger (Director)                           29,797(4)                   15.68%
Dorothy F. Poling (Director)                                 2,742                       1.44%
Robert B. Reger (Director)                                   3,795(5)                    2.00%

Valerie Hurst (Officer)                                          5(6)                    *
Nancy Righman (Officer)                                        100(7)                    *

All Directors and Officers as a Group                       48,989                      25.78%
(9 persons)

* Less than 1 percent

1. Includes 500 shares owned jointly by Mr. Booth and his wife. Additionally, Mr. Booth's wife, Wylorae Booth, is the owner of an additional 31 shares for which Mr. Booth disclaims beneficial ownership.

2.       Includes 4,850 shares owned jointly by Mr. Day and his wife.

3. Additionally, Mr. Lockwood's wife, Nancy Lockwood, is the owner of an additional 25 shares for which Mr. Lockwood disclaims beneficial ownership.

4. Additionally, Mr. Pitsenberger's wife, Donna Pitsenberger, is the owner of an additional 250 shares for which Mr. Pitsenberger disclaims beneficial ownership.

5. Includes 3,295 shares owned jointly by Mr. Reger and his wife. Additionally, Mr. Reger's wife, Marlan Reger, is the owner of an additional 500 shares for which Mr. Reger disclaims beneficial ownership.

6.       Includes 5 shares owned jointly by Mrs. Hurst and her husband.

7.       Includes 100 shares owned jointly by Mrs. Righman and her husband.

                        PRINCIPAL SHAREHOLDERS OF FREEDOM


         The following table sets forth, as of May 2, 2001, information with respect to the securities holdings of all persons known to Freedom to be the beneficial owners of more than 5% of the outstanding shares of Freedom common stock.



      Name and Address of                Amount and Nature of          Percent
        Beneficial Owner                 Beneficial Ownership          of Class
      -------------------                --------------------          --------
Margaret L. Baughman                            14,680                  7.73%
     21 Citadel Road
     Morgantown,, WV 26505


E.E. Hott (former director)                     11,370                  5.98%
     315 Crim Avenue
     Belington, WV 26250


Craig G. Phillips                               9,499                   5.00%
     PO Box 950
     Belington, WV 26250

                                                28,018                  14.75%
Anna G. Smithson
     900 Beverly Pike
     Belington, WV 26250

LEGAL MATTERS


         Certain matters will be passed upon for WesBanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, 61 Fourteenth Street, Wheeling, West Virginia 26003. As of May 2, 2001, the members of Phillips, Gardill, Kaiser & Altmeyer participating in the preparation of this proxy statement/prospectus owned an aggregate of 51,277 shares of WesBanco common stock. James C. Gardill, a partner in that firm, serves as Chairman and as a director of WesBanco, and as a director of its subsidiary, WesBanco Bank, Inc. Kirkpatrick & Lockhart LLP, as tax counsel to WesBanco, will pass upon certain tax consequences related to the merger.


EXPERTS

         The consolidated financial statements of WesBanco, Inc. included in WesBanco's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included in such Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report, given on the authority of such firm as an expert in auditing and accounting.

         The consolidated financial statements of Freedom as of December 31, 2000 and 1999, and for each of the three years in the periods ended December 31, 2000, 1999 and 1998, included in this proxy statement/prospectus, have been so included in reliance on the report of Conley Johnson, A.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting .

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter called "Agreement"), made and entered into as of the 29th day of December, 2000, by and between WESBANCO, INC., a West Virginia corporation, with its principal place of business located at Bank Plaza, Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, FREEDOM BANCSHARES, INC, a West Virginia corporation, with its principal place of business located at 315 Crim Avenue, Belington, West Virginia, 26250, (hereinafter called "Freedom") party of the second part, FBI CORPORATION (hereinafter called "FBI"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as a wholly-owned subsidiary solely for the purpose of effecting the acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this Agreement) and WESBANCO BANK, INC., a West Virginia banking corporation, with its principal place of business located at One Bank Plaza, Wheeling, WV, 26003, party of the fourth part (hereinafter called "Bank").

         WHEREAS, Wesbanco is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and

         WHEREAS, Freedom is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, which owns one subsidiary, namely, Belington Bank, Inc. (hereinafter also referred to as "Subsidiary"), and

         WHEREAS, FBI will be a corporation duly organized and validly existing under the laws of the State of West Virginia which corporation shall be organized to effect the terms and conditions of this Agreement, and

         WHEREAS, the Board of Directors of Wesbanco, by a majority vote of all the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; the Board of Directors of FBI shall, prior to the execution hereof by FBI, have by a majority vote of all of the members and shareholders thereof, approved this Agreement and authorized the execution hereof in counterparts, all upon the issuance of FBI's Charter as hereinafter provided, and

         WHEREAS, Wesbanco desires to acquire Freedom and the Board of Directors of Freedom has determined that, subject to all of the conditions of this Agreement, including but not limited to the requirement that certain tax rulings and fairness opinions be obtained, it would be in the best interests of Freedom and its shareholders for Freedom to enter into this Agreement to become affiliated with Wesbanco, and

         WHEREAS, it is proposed that Wesbanco, Freedom, FBI and Bank enter into this Agreement whereby Freedom will merge with and into FBI (the "Merger") and the outstanding shares of common stock of Freedom, par value $1.00, ("Freedom Common Stock"), will be converted into shares of common stock of Wesbanco, par value $2.0833, ("Wesbanco Common Stock") at an exchange ratio of 2.58 shares of Wesbanco Common Stock for each share of Freedom Common Stock exchanged therefor, and the Subsidiary will be merged with and into Bank with Bank as the surviving corporation (the "Bank Merger").

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    SECTION 1

                                       FBI

         1.1 FORMATION. Wesbanco shall promptly cause FBI to be duly organized as a business corporation under the laws of the State of West Virginia. FBI will be wholly-owned by Wesbanco at all times through the closing of the transactions contemplated by this Agreement.

         1.2 CONDUCT OF BUSINESS. Wesbanco shall not permit FBI to conduct any business operations other than such activities which are necessary to consummate the merger contemplated in the Agreement.

         1.3 EXECUTION OF AGREEMENT. Promptly after the organization of FBI, Wesbanco shall cause FBI to take all necessary and proper action to ratify, approve, adopt and execute the Agreement and to undertake the performance of all of the terms and conditions of the Agreement to be performed by FBI.

         1.4 VOTING OF FBI SHARES. Promptly after the organization of FBI, Wesbanco, as sole shareholder of FBI, shall vote all of the shares of FBI in favor of the Merger.

                                    SECTION 2

                                   THE MERGER

         2.1 THE MERGER. At the Effective Time (as defined in Section 2.5), subject to the provisions of this Agreement, Freedom shall merge with FBI, under the charter of FBI. FBI shall be the surviving corporation (hereinafter also called the "Surviving Corporation").

         2.2 EFFECT OF MERGER. At the Effective Time, the corporate existence of Freedom, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall cease. FBI as the Surviving Corporation shall continue unaffected and unimpaired by the Merger. FBI as the Surviving Corporation shall also succeed to all of the rights, assets, liabilities and obligations of Freedom in accordance with the West Virginia Corporation Act ("WVCA"). Upon the Effective Date, (as defined in Section 12.5 hereof), the separate existence and corporate organization of Freedom shall cease.

         2.3 CLOSING. Wesbanco, Freedom and FBI will jointly request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 12.4 hereof (the "Closing" and the "Closing Date").

         2.4 FREEDOM'S OBLIGATIONS. Freedom shall at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Corporation.

         2.5 ARTICLES OF MERGER. Subject to the terms and conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Barbour County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                                    SECTION 3

                                 THE BANK MERGER

         3.1 THE BANK MERGER. At the Effective Time of the Bank Merger (as defined in Section 3.5), subject to the provisions of this Agreement, the Subsidiary shall merge with Bank, under the charter of Bank. Bank shall be the surviving corporation (hereinafter also called the "Surviving Bank Corporation").

         3.2 EFFECT OF MERGER. At the Effective Time, the corporate existence of Bank, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall continue unaffected and unimpaired by the Merger, and Bank as the Surviving Bank Corporation shall continue to be governed by the laws of the State of West Virginia. Bank as the Surviving Bank Corporation shall also succeed to all of the rights, assets, liabilities and obligations of the Subsidiary in accordance with the WVCA. Upon the Effective Date of the Bank Merger (as defined in Section 12.5 hereof), the separate existence and corporate organization of the Subsidiary shall cease. This section shall not be construed (i) to limit the ability of Wesbanco and its subsidiaries to terminate the employment of any employee of the Subsidiary or to review employee benefit programs from time to time and to make such changes as Wesbanco deems appropriate, or (ii) to require Wesbanco or its subsidiaries to provide employees or former employees of the Subsidiary with post-retirement medical benefits.

         3.3 CLOSING. Bank and the Subsidiary will jointly request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 12.4 hereof (the "Closing" and the "Closing Date").

         3.4 SUBSIDIARY'S OBLIGATIONS. The Subsidiary shall at any time, or from time to time, as and when requested by the Surviving Bank Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Bank Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Bank Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Bank Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Bank Corporation.

         3.5 ARTICLES OF MERGER. Subject to the terms and conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Bank Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Ohio County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                                    SECTION 4

                           ARTICLES OF INCORPORATION;
                     BYLAWS; BOARD OF DIRECTORS AND OFFICERS

         4.1 FBI. The Articles of Incorporation of FBI, as organized, shall constitute the Articles of Incorporation of the Surviving Corporation. The Bylaws of FBI as in effect on the Effective Date shall constitute the Bylaws of the Surviving Corporation. The directors and officers of FBI on the Effective Date shall become the directors and officers of the Surviving Corporation. Any vacancy in the Board of Directors or officers may be filled in the manner provided in the Bylaws of the Surviving Corporation. The directors and officers shall hold office as prescribed in the Bylaws.

         4.2 BANK. The Articles of Incorporation of Bank and the Bylaws of Bank, as in effect on the Effective Date, shall continue as the Articles of Incorporation and Bylaws of Bank until the same shall thereafter be altered, amended or repealed in accordance with law, such Articles of Incorporation or said Bylaws. The directors and officers of Bank on the Effective Date shall continue as the directors and officers of Bank after the Bank Merger and shall hold office as prescribed in the Bylaws of Bank and applicable law, until their successors shall have been elected and shall qualify.

         4.3 BANK DIRECTOR. Wesbanco covenants and agrees that as of the Effective Date it will appoint, as an additional director of Bank, Thomas M. Pitsenberger. Such individual shall serve a term of at least one year and shall continue to serve until his successor shall have been duly elected and qualified.

         4.4 ADVISORY BOARD. Wesbanco covenants and agrees that as of the Effective Date it will appoint, as additional members of the Fairmont Regional Advisory Board the currently serving members of Freedom's

Board of Directors who are eligible to serve under Wesbanco's age limitation provision for regional advisory boards. Such individuals shall serve in such capacity for at least one (1) full year term and shall continue to serve in such capacity thereafter so long as mutually satisfactory to Wesbanco and such members.

                                    SECTION 5

                              SHAREHOLDER APPROVALS

         5.1 FREEDOM SHAREHOLDERS' MEETING. [Subject to the receipt by Freedom of the fairness opinion described in Section 12.3(c) hereof], Freedom shall submit the Agreement to its shareholders in accordance with the WVCA at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained) after the receipt of such opinion. In connection with such meeting, Freedom shall send to its shareholders the Proxy Statement referred to in Section 14.1 hereof. Subject to the fiduciary duties of the Board of Directors of Freedom to Freedom and its shareholders, the Board of Directors of Freedom shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the Freedom shareholders required to effectuate the transactions contemplated by the Agreement.

         5.2 FBI AND BANK SHAREHOLDER MEETINGS. FBI and Bank shall promptly submit the Agreement to their shareholder, Wesbanco, for approval in accordance with the WVCA. Wesbanco agrees to vote, or to cause the vote of, the shares of such subsidiary corporations in favor of the proposed transactions.

         5.3 SUBSIDIARY SHAREHOLDERS MEETING. The Subsidiary shall promptly submit the Agreement to its shareholder, Freedom, for approval in accordance with the WVCA. Freedom agrees to vote the shares of such subsidiary corporation in favor of the proposed transaction.

                                    SECTION 6
                              CONVERSION OF SHARES

         6.1 CONVERSION, RATIO AND OPTION. The manner of converting or exchanging the shares of Freedom, and the Subsidiary shall be as follows:

                  (a) Each share of Freedom Common Stock issued and outstanding immediately prior to the Effective Time, except shares of Freedom Common Stock issued and held in treasury of Freedom or beneficially owned by FBI or Wesbanco, other than in a fiduciary capacity by Wesbanco for others, and shares as to which dissenters rights are exercised pursuant to W.Va. Code Annot. Section 31-1-122, shall by virtue of the Merger and at the Effective Time of the Merger be exchanged for and become, without action on the part of the holder thereof, 2.58 shares of Wesbanco Common Stock having equal rights and privileges with respect to all other common stock of Wesbanco issued and outstanding as of the Effective Time of the Merger.

                  (b) No fractional shares of Wesbanco Common Stock will be issued in connection with the Merger. In lieu thereof each stockholder of Freedom otherwise entitled to a fractional share of Wesbanco will receive cash therefore in an amount based on a value of $22.94 per whole share of Wesbanco stock, at the time of the exchange.

                  (c) In the event of any change in Wesbanco Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares (by Wesbanco shareholders) or the like, the type and number of shares to be issued pursuant to Section 6.1(a) hereof shall be adjusted proportionately.

                  (d) Each share of the common stock of the Subsidiary issued and outstanding immediately prior to the Effective Date of the Bank Merger shall, on the Effective Date, be converted into an equal number of issued and outstanding shares of the Surviving Bank Corporation.



         6.2 SHARES OWNED BY FREEDOM, WESBANCO OR FBI. Each share of Freedom Common Stock issued and held in the treasury of Freedom or beneficially owned by Wesbanco or FBI, other than in a fiduciary capacity, at the Effective Time of the Merger shall be canceled and no stock shall be delivered in exchange therefore.

         6.3 EXCHANGE FOR STOCK. On and after the Effective Date of the Merger, each holder of Freedom Common Stock, upon presentation and surrender of a certificate or certificates therefore to the Fifth Third Bank (the "Exchange Agent"), shall be entitled to receive in exchange therefore a certificate or certificates representing the number of shares of Wesbanco Common Stock to which he or she is entitled as provided herein, and payment in cash for any fractional share of common stock which he is entitled to receive, without interest. Until so presented and surrendered in exchange for a certificate representing Wesbanco Common Stock, each certificate which represented issued and outstanding shares of Freedom Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of Wesbanco Common Stock into which such shares of stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing the converted stock, the holder thereof shall not receive any dividend or other distribution payable to holders of shares of such stock; provided, however, that upon surrender of such certificates representing such converted stock in exchange for certificates representing the stock into which it has been converted, there shall be paid to the record holder of the certificate representing Wesbanco Common Stock issued upon such surrender, the amount of dividends or other distributions (without interest) which theretofore became payable with respect to the number of shares of such stock represented by the certificate or certificates to be issued upon such surrender, together with payment of cash for any fractional share to which such holder is entitled, as above set forth.

         6.4 CLOSING OF STOCK TRANSFER BOOKS. On the Effective Date, the stock transfer books of Freedom shall be closed, and no shares of Freedom Common Stock outstanding the day prior to the Effective Date shall thereafter be transferred.

         6.5 DIRECTOR'S QUALIFYING SHARES. Immediately upon completion of the mergers provided for above, the newly elected Director of Bank shall maintain at least the minimum number of shares of Wesbanco Common Stock as are required to be held as director's qualifying shares under applicable law for membership on the Board of Directors of Bank.

                                    SECTION 7

                                DISSENTERS RIGHTS

         7.1 Subject to the rights of Wesbanco and Freedom, as permitted by
Section 12.1(j) of the Agreement, to terminate the Agreement and abandon the Merger in the event that the number of Objecting Shares (as hereinafter defined) shall exceed 10% of the shares of Freedom issued and outstanding on the date of the shareholders' meeting described in Sections 5.1 and 14.1 of this Agreement and entitled to vote on this Agreement (hereinafter, "Voting Shares"), the rights and remedies of a dissenting shareholder under the WVCA shall be afforded to any shareholder of Freedom who objects to the Merger in a timely manner in accordance with the WVCA, and who takes the necessary steps in a timely manner in accordance with the WVCA to perfect such shareholder's rights as a dissenting shareholder (such shareholder being hereafter referred to as a "Dissenting Shareholder"). The Surviving Corporation will make such payments as are required to be made to Dissenting Shareholders in the exercise of such rights. The term "Objecting Shares" shall mean the shares of those holders of Freedom Common Stock who shall file written objections with respect to such shares, in a timely manner in accordance with the WVCA, to the Agreement, shall not vote in favor of the Agreement, and have made written demand for the fair value of such shares within ten days, in accordance with WVCA Section 31-1-123. The Objecting Shares held by shareholders who do not become Dissenting Shareholders shall be converted into Wesbanco Common Stock in accordance with Section 6 hereof.

                                    SECTION 8

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF FREEDOM

         Freedom, represents and warrants to and covenants with Wesbanco and FBI, in its own right and with respect to its wholly owned Subsidiary, that:

         8.1 ORGANIZATION AND QUALIFICATION OF FREEDOM. Freedom is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it or its Subsidiary to be qualified to do business in any other jurisdiction, except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Freedom and its Subsidiary taken as a whole.

         8.2 AUTHORIZATION OF AGREEMENT. The Board of Directors of Freedom has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of Freedom as provided in the Articles of Incorporation and Bylaws of Freedom and applicable West Virginia law, Freedom has the corporate power and is duly authorized to merge with FBI pursuant to this Agreement, and this Agreement is a valid and binding agreement of Freedom enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

         8.3 NO VIOLATION OF OTHER INSTRUMENTS. Subject to obtaining any required consent (which consents will be obtained by Freedom prior to Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank Merger and the transactions contemplated hereby will not, violate any provisions of Freedom's Articles of Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree or in the termination of any material license, franchise, lease or permit to which Freedom or the Subsidiary are a party or by which they are bound.

After the approval of this Agreement by the shareholders of the common stock of Freedom, the Board of Directors and the shareholders of Freedom will have taken all corporate action required by applicable law, the Articles of Incorporation of Freedom, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of Freedom and FBI pursuant to this Agreement.

         8.4 FINANCIAL STATEMENTS. Freedom has delivered to Wesbanco copies of its consolidated statements of condition as of December 31, 1997, 1998, and 1999 and the interim period ended September 30, 2000, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1999, and the interim period ended September 30, 2000, together with the notes thereto, accompanied by an audit report relating to the financial statements for the three years ended December 31, 1999, of Conley Johnson, A.C., Certified Public Accountants. Such statements, together with the related notes to all of said financial statements, present fairly the consolidated financial position of Freedom and the Subsidiary and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto and subject to normal recurring year end adjustments.

         8.5 SUBSIDIARY OF FREEDOM. The sole subsidiary corporation of Freedom is Belington Bank, Inc., Belington, West Virginia, a West Virginia banking corporation. Such corporation is duly organized, validly existing, and in good standing under the laws of the State of West Virginia, and has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted and is currently contemplated to be conducted. Freedom owns 100% of the issued and outstanding stock of such corporation. All issued and outstanding shares of stock of the Subsidiary have been fully paid, were validly issued and are nonassessable.

         8.6 NO ACTION, ETC. Except as disclosed in the Disclosure Schedule of Freedom dated not more than 30 days from the date hereof (the "Freedom Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Freedom, threatened against or relating to Freedom, its Subsidiary, their business or any of their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations pending against Freedom, its Subsidiary, their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially and adversely affect the financial condition (present or prospective), businesses, properties or operations of Freedom or its Subsidiary or the ability of Freedom or its Subsidiary to conduct their business as presently conducted or to consummate the transactions contemplated hereby, and Freedom does not know of any basis for any such action or proceeding. Except as disclosed in the Freedom Disclosure Schedule, Freedom and its Subsidiary are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any action, and neither Freedom nor its Subsidiary is transacting business in material violation of any applicable law, ordinance, requirement, rule, regulation or order.

         8.7 CAPITALIZATION. The authorized capital stock of Freedom consists of One Million shares of common stock, par value of $1.00 per share, of which 190,000 shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable as of the date hereof. There are no other options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Freedom Common Stock, except as provided in the Option Agreement dated the date hereof to be issued in accordance with this Agreement.

         8.8 COPIES OF ALL CONTRACTS, LEASES, ETC. Freedom has furnished, or provided access, to Wesbanco true and complete copies of all material contracts, leases and other agreements to which Freedom is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of Freedom and its Subsidiary. A list of all such documents is set forth in the Freedom Disclosure Schedule, and as updated on the Effective Date.

         8.9 MATERIALLY ADVERSE CONTRACTS. Neither Freedom nor its Subsidiary is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous or materially harmful to Freedom and its Subsidiary taken as a whole. There is no breach or default by any party of or with respect to any material provision of any material contract to which Freedom or its Subsidiary are a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of Freedom and its Subsidiary taken as a whole.

         8.10 UNDISCLOSED LIABILITIES. Freedom and its Subsidiary have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 8.4 hereof, or as disclosed in the Freedom Disclosure Schedule attached hereto and made a part hereof.

         8.11 TITLE TO PROPERTIES. Except for capitalized leases, liens and encumbrances not material to the property, liens and encumbrances on property acquired by Freedom and its Subsidiary in foreclosure of loans and existing at the time of foreclosure, Freedom and its Subsidiary have good and marketable title to all of the property, interests in properties and other assets, real and personal, set forth in their consolidated balance sheet as of December 31, 1999, and applicable interim period balance sheets or acquired since the date thereof, other than property disposed of since such dates, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheets or set forth in the financial statements delivered pursuant to Section 8.4 hereof, and all of their material leases are in full force and effect and neither Freedom nor its Subsidiary is in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of its cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts. All material real and tangible personal property owned by Freedom or its Subsidiary and used or leased by Freedom or its Subsidiary in their business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the State of West Virginia.

         8.12 PROXY STATEMENT. The Proxy Statement referred to in Section 14 or any amendment or supplement thereto mailed to the holders of the common stock of Freedom will not contain any untrue statement of a material fact concerning Freedom or omit to state a material fact concerning Freedom required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Freedom, and will comply, as to form in all material respects, with the requirements of the United States and West Virginia securities laws and any other applicable Blue Sky Laws.

         8.13 ERISA. Except as disclosed in the Freedom Disclosure Schedule, (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Freedom, or its Subsidiary, (hereinafter collectively referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the Internal Revenue Code ("IRC") applicable thereto; (ii) no event reportable under Section 4043 of

ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable, and all premiums required to have been paid to PBGC as of the date hereof have and as of the Effective Date will have been paid; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; (vi) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any plan; (vii) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC; (viii) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (ix) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (x) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed or distributed with respect to each Plan.

         8.14 EXCHANGE ACT REPORTS. Freedom is not required to file annual or other periodic reports under the Securities Exchange Act of 1934 (the "Act").

         8.15 LABOR DISPUTES. Neither Freedom nor its Subsidiary is directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent any employees of Freedom or the employees of its Subsidiary, and no petition for election of any collective bargaining representative has been filed and to the knowledge of Freedom and its Subsidiary no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of the employees of Freedom or its Subsidiary.

         8.16 RESERVE FOR POSSIBLE LOAN LOSSES. The reserve for possible loan losses shown on the consolidated balance sheets of Freedom and its Subsidiary as of December 31, 1999, and the interim period ending

September 30, 2000, delivered pursuant to this Agreement, which financial statements are attached to the Freedom Disclosure Schedule, are adequate in all material respects as of the respective dates thereof.

         8.17 TAXES. Except as disclosed in the Freedom Disclosure Schedule:

                  (a) Freedom and its Subsidiary have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

                  (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Freedom or its Subsidiary, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

                  (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Freedom or its Subsidiary, and, except for tax years still subject to the assessment and collection of additional Federal income taxes under the three year period of limitations prescribed in IRC Section 6501(a), no tax year of Freedom or its Subsidiary remains open to the assessment and collection of additional material Federal Income Taxes; and

                  (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise Tax Returns of Freedom or its Subsidiary, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three year period of limitations prescribed in W.Va. Code Annot. Section 11-10-15, no tax year of Freedom or its Subsidiary remains open to the assessment and collection of additional Business Franchise Taxes.

                  (e) Freedom, and its Subsidiary, have properly accrued and reflected on their December 31, 1999, consolidated balance sheet, delivered pursuant to Section 8.4 hereof, and have thereafter to the date hereof properly accrued, and will from the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

         8.18 ABSENCE OF CERTAIN CHANGES. Except as may be disclosed in the Freedom Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1999:

                  (a) There has been no change in the material assets, financial condition or liabilities (contingent or otherwise), business, or results of operations of Freedom and its Subsidiary which has had, or changes which in the aggregate have had, a materially adverse effect on such material assets, financial condition or results of operations of Freedom and its Subsidiary taken as a whole, nor to their knowledge, has any event or condition occurred which may result in such change or changes;

                  (b) There has not been any material damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Freedom or its Subsidiary taken as a whole;

                  (c) Other than in the ordinary course of business, neither Freedom nor its Subsidiary has disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

                  (d) There has not been any change in the authorized, issued or outstanding capital stock of Freedom except as provided for in this Agreement, or any material change in the outstanding debt of Freedom or its Subsidiary, other than changes due to payments in accordance with the terms of such debt or changes in deposits, Federal funds purchased, repurchase agreements or other short- term borrowings in the ordinary course of business;

                  (e) Except as otherwise disclosed in this Agreement, Freedom has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

                  (f) Freedom and its Subsidiary have, and shall have at Closing, personnel sufficient to adequately staff all key positions within their respective operations. Other than as disclosed by Freedom, there has not been any material increase in the compensation or fees payable by Freedom or its Subsidiary to their respective directors or officers for services in their capacities as such, other than increases in the regular course of Freedom or its Subsidiary, respectively, nor any material increase in expenditures for any bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors or officers other than increases in the regular course of business in accordance with past practices or the personnel policies of Freedom or its Subsidiary;

                  (g) Neither Freedom nor its Subsidiary has made any material loan or advance other than in the ordinary course of business;

                  (h) Neither Freedom nor its Subsidiary has made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

                  (i) Neither Freedom nor its Subsidiary has entered into any other material transaction, contract or lease or incurred any other material obligation or liability other than in the ordinary course of business;

                  (j) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Freedom or its Subsidiary, taken as a whole, and neither Freedom nor its Subsidiary has knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or results of operations of Freedom and its Subsidiary, taken as a whole.


         8.19 FIDELITY BONDS. The Subsidiary has continuously maintained a fidelity bond insuring it against acts of dishonesty by its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 2000, there have been no claims under such bond and, except as disclosed in the Freedom Disclosure Schedule, neither Freedom nor its Subsidiary is aware of any facts which would form the basis of a claim under such bonds. Neither Freedom nor its Subsidiary has any reason to believe that its fidelity coverage will not be renewed by the applicable carrier on substantially the same terms as its existing coverage.

         8.20 NEGATIVE COVENANTS. Except as otherwise contemplated hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, Freedom will not, except as contemplated by this Agreement, without the prior written approval of Wesbanco:

                  (a) Make any change in its authorized capital stock;

                  (b) Issue any shares of its common stock, securities convertible into its common stock, or any long term debt securities;

                  (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock;

                  (d) Declare or pay any dividends or other distributions on any shares of common stock other than a semi-annual dividend of forty cents ($.40) per share payable in accordance with past practice.

                  (e) Purchase or otherwise acquire, or agree to acquire, for a consideration any share of its capital stock (other than in a fiduciary capacity);

                  (f) Except as otherwise contemplated by this Agreement or as disclosed in or permitted by or under the conditions set forth in
         Section 8.18(f) above and except for any amendments required by law, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan in respect of any of its directors, officers or other employees for services in their capacities as such or materially increase its contribution to any pension plan, except as disclosed in the Freedom Disclosure Schedule, regarding pension or retirement plans or increases in accordance with past practices;

                  (g) Take any action materially and adversely affecting the financial condition (present or prospective), businesses, properties or operations of Freedom or its Subsidiary, taken as a whole;

                  (h) Acquire or merge with any other company or acquire any branch or, other than in the ordinary course of business, any assets of any other company;

                  (i) Except in the ordinary course of business as heretofore conducted, and except as hereinabove provided, mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, dispose of any of its material assets, incur or cancel any material debts or claims, or increase any compensation or benefits payable to its officers or employees (other than as permitted in Sections 8.18(f) and 8.20(f) hereof), except in the ordinary course of business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract; or

                  (j) Amend its Articles of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law.

         8.21. ADDITIONAL COVENANTS. Except as otherwise contemplated by this Agreement, Freedom covenants and agrees:

                  (a) That it will promptly advise Wesbanco in writing of the name and address of, and the number of shares of Freedom stock held by, each stockholder who elects to exercise his or her dissenters rights pursuant to Sections 122 and 123 of the WVCA;

                  (b) Subsequent to the date of this Agreement and prior to the Effective Date, that it will operate its business only in the ordinary course and in a manner consistent with past practice;

                  (c) To the extent consistent with the fiduciary duties of the Board of Directors to Freedom and its shareholders and in compliance with applicable law, that it will use its best efforts to take or cause to be taken all action required under this

         Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end;

                  (d) Freedom will not, and will not permit any person acting on behalf of Freedom or its Subsidiary to, directly or indirectly, initiate or solicit any acquisition proposal by any person, corporation or entity. For the purposes of this subsection, "acquisition proposal" means any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, Freedom or its Subsidiary, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of Freedom, or any proposal to acquire more than 5% of the outstanding shares of stock of Freedom or any options, warrants or rights to acquire, or securities convertible into or exchangeable for, more than 5% of the outstanding shares of stock of Freedom. Freedom will give Wesbanco notice by telephone, promptly after receipt thereof, of all material facts relating to any acquisition proposal or any inquiry with respect to any acquisition proposal and shall confirm such notice in writing immediately thereafter;

                  (e) To promptly advise Wesbanco of any material adverse change in the financial condition, assets, businesses or operations of Freedom or its Subsidiary, taken as a whole, or any material changes or inaccuracies in data provided to Wesbanco pursuant to this Agreement;

                  (f) To maintain in full force and effect its and its Subsidiary's present fire, casualty, public liability, employee fidelity and other insurance coverages or replacement insurance coverage at substantially the same premium and insurance levels;

                  (g) To cooperate with Wesbanco in furnishing such information concerning the business and affairs of Freedom, its Subsidiary and their respective directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including, but not limited to, an application to the Federal Reserve Board, and the West Virginia Department of Banking for prior approval of the acquisition of Freedom by Wesbanco as contemplated hereunder. Consistent with its fiduciary duties, Freedom will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 8.3 hereof; and

                  (h) To cooperate with Wesbanco in furnishing such information concerning the business of Freedom and its Subsidiary as is reasonably necessary or requested in order to prepare and file any Proxy Statement to be prepared in connection with the Merger as provided in Section 14 hereof.

                                    SECTION 9

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF WESBANCO AND FBI

         Wesbanco and FBI represent and warrant to Freedom and covenant with Freedom that:

         9.1 CORPORATE ORGANIZATION OF WESBANCO AND SUBSIDIARIES. Wesbanco is, and upon execution hereof FBI will be, a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, with full corporate power and authority to carry on its business as it is now being conducted and as contemplated by the Agreement and to own the properties and assets which it owns, and neither the ownership of its property nor the conduct of its business requires it, or any of its subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco and its subsidiaries taken as a whole. Each of Wesbanco's subsidiaries ("Wesbanco Subs"), other than FBI, is a West Virginia, Ohio or Delaware corporation, duly organized and validly existing in good standing under the laws of Ohio, Delaware or West Virginia, as the case may be, with full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets which it owns. All issued and outstanding shares of stock of FBI and the Wesbanco Subs are held, beneficially and of record, by Wesbanco and have been or, as to FBI, on the date of its execution hereof, will have been, fully paid, were validly issued and are nonassessable. There are no options, warrants to purchase or contracts to issue, or contracts or any other rights entitling anyone to acquire, any other stock of FBI or any of the Wesbanco Subs or securities convertible into shares of stock of FBI or any of the Wesbanco Subs.

         9.2 AUTHORIZATION OF AGREEMENT. The Board of Directors of Wesbanco has authorized the execution of this Agreement as set forth herein, and, without further action by its Board of Directors or shareholders, Wesbanco has the corporate power and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein, pursuant to this Agreement, and this Agreement is a valid and binding agreement of Wesbanco enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder. Upon execution hereof by FBI and Bank and subject to the approval hereof by Wesbanco as their sole shareholder, FBI and Bank have the corporate power to execute and deliver this Agreement and have taken all action required by law, their Articles of Incorporation, their Bylaws or otherwise to authorize and approve such execution and delivery, the performance of the Agreement, the Merger, the Bank Merger and the consummation of the transactions contemplated hereby; and this Agreement is a valid and binding agreement of FBI and Bank enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

         9.3 TRANSFER OF SECURITIES TO EXCHANGE AGENT PRIOR TO, OR AS OF THE CLOSING DATE. Prior to, or at the Closing Date, Wesbanco will deliver to the Exchange Agent, for the benefit of the shareholders of Freedom, an amount of common stock and cash sufficient to meet the necessary amount of securities and cash into which such common stock shall have been converted pursuant to Section 6.

         9.4 NO VIOLATION OF OTHER INSTRUMENTS. Subject to obtaining any required consents (which consents will be obtained by Wesbanco prior to the Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank Merger and the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Wesbanco or any of the Wesbanco Subs or any provision of, or result in the acceleration of any obligation under, any material mortgage, Deed of Trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree, or in the termination of any material license, franchise, lease or permit, to which Wesbanco or any of the Wesbanco Subs, is a party or by which they are bound.

         9.5 APPLICATION FOR FBI. Wesbanco shall cause to be filed with the West Virginia Secretary of State an application to organize and incorporate FBI as a West Virginia corporation, in accordance with the provisions of the West Virginia Code, and upon the approval of such application and the issuance of a Certificate of Incorporation for FBI by the Secretary of State of West Virginia, Wesbanco shall cause FBI and Bank to execute and enter into this Agreement and cause FBI and Bank to take such action as is provided in this Agreement on their part to be taken.

         9.6 GOOD FAITH. Wesbanco shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date and cooperate fully with the other parties to that end.

         9.7 EXCHANGE ACT REPORTS. Wesbanco has delivered to Freedom true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1999, and its Form 10-Q (Quarterly Report) for the quarter ended September 30, 2000, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC. Wesbanco has also delivered to Freedom true and correct copies of all documents and reports filed by Wesbanco with the SEC pursuant to the Exchange Act since January 1, 2000 (the "Wesbanco Reports"). Wesbanco has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner. All of the Wesbanco Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

         9.8 SUBSIDIARIES OF WESBANCO. In addition to FBI, the subsidiaries of Wesbanco are Wesbanco Bank, Inc., a West Virginia banking corporation, CBI Corporation, a West Virginia corporation, Vandalia National Corporation, a Delaware corporation, Wesbanco Securities, Inc., an Ohio corporation, Wesbanco Insurance Services, Inc., a West Virginia corporation, and Hometown Finance Company, a West Virginia corporation. All have the requisite corporate power and authority to own and lease their respective properties and to conduct their respective businesses as they are now being conducted and are currently contemplated to be conducted. Wesbanco owns 100% of the issued and outstanding stock of all such corporations.

         9.9 REGISTERED BANK HOLDING COMPANY. Wesbanco is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended.

         9.10 AUTHORITY TO ISSUE SHARES. The shares of common stock to be issued by Wesbanco pursuant to this Agreement will be duly authorized by all necessary corporate action at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid and nonassessable. The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco to be issued in the transaction contemplated in this Agreement.

         9.11 FINANCIAL STATEMENTS. Wesbanco has delivered to Freedom copies of its consolidated balance sheets as of December 31, 1997, 1998 and 1999 and the interim period ended September 30, 2000, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1999, and the interim period ended September 30, 2000, together with the notes thereto, accompanied by an audit report of Ernest & Young, LLP, independent auditors. Such statements and the related notes to all of said financial statements, present fairly the consolidated financial position of Wesbanco and its consolidated subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto, and subject to normal recurring year end adjustments.

         9.12 NO ACTION, ETC. Except as disclosed in the Wesbanco Disclosure Schedule, dated not more than 30 days from the date hereof (the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations pending against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially and adversely affect the financial condition (present or prospective), businesses, properties or operations of Wesbanco or its subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action or proceeding. Neither Wesbanco nor any of its subsidiaries are a party or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, order or regulation.

         9.13 CAPITALIZATION. The authorized capital stock of Wesbanco consists of 50,000,000 shares of common stock, par value of $2.0833 per share, of which 18,727,118 shares are duly authorized, validly issued and outstanding (as of September 30, 2000) and are fully paid and nonassessable, and 1,000,000 shares of preferred stock, without par value, none of which are issued or outstanding. There are no options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Wesbanco Common Stock, except as disclosed on the Wesbanco Disclosure Schedule

         Upon execution hereof by FBI, the authorized capital stock of FBI consists of 100 shares of common stock, par value of $25.00 per share, all of which such shares will be duly authorized and validly issued and outstanding and will be fully paid and nonassessable. There are no options, warrants, calls or commitments of any kind relating to, or securities convertible into, FBI Common Stock.

         9.14 UNDISCLOSED LIABILITIES. Wesbanco and the Wesbanco Subs have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 9.11 of this Agreement, or on the Wesbanco Disclosure Schedule.

         9.15 TITLE TO PROPERTIES. Except for capitalized leases and liens and encumbrances not material to the property and liens and encumbrances on property acquired by Wesbanco Subs in foreclosure of loans and existing at the time of foreclosure, Wesbanco and its subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real or personal, set forth in its consolidated balance sheet as of December 31, 1999, and applicable interim periods, or acquired since that date, subject to no material liens, mortgages, pledges, encumbrances, or charges of any kind except liens reflected on said balance sheets, and all of its leases are in full force and effect and neither Wesbanco nor any of its subsidiaries is in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts. All real and tangible personal property owned by Wesbanco or its subsidiaries and used or leased by Wesbanco or its subsidiaries, or for its business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia and Ohio.

         9.16 REGISTRATION STATEMENT. The Registration Statement referred to in
Section 14.2 of this Agreement or any amendment or supplement thereto mailed to the holders of the common stock of Freedom will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Wesbanco, and will comply as to form in all material respects with the requirements of the United States and West Virginia securities laws and any other applicable Blue Sky laws.

         9.17 ERISA. Except as disclosed in the Wesbanco Disclosure Schedule (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Wesbanco, or any of its subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the IRC applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable and all premiums required to have been paid to PBGC as of the date hereof have been and as of the Effective Date will have been paid; (iv) other than the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and First Fidelity Bancorp, Inc., no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) with respect to the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and First Fidelity Bancorp, Inc., all required governmental and regulatory approvals of such terminations have been obtained, all participants in such Plans or their beneficiaries have received single premium annuity contracts or other benefits which will provide those participants or beneficiaries with the retirement income calculated under the terms and conditions of such Plans, all liabilities of such Plans have been paid, released, discharged or merged, and any surplus assets remaining in such Plans after satisfaction of all of its liabilities have been recovered by Wesbanco or its subsidiaries; (vi) neither Wesbanco nor any of its subsidiaries currently are a participating employer in any multi-employer or multiple employer employee benefit pension plan (including any multi-employer plans as defined in Section 3(37) of ERISA) and, with respect to any multi-employer or multiple employer plan in which Wesbanco or any of its subsidiaries was a participating employer, all contributions due from Wesbanco or any of its subsidiaries to any such multi-employer or multiple employer plan have been timely paid and any additional contributions due on or before the Effective Date shall have been paid; (vii) with respect to any multi-employer pension plan subject to the Multi-Employer Pension Plan Amendments Act of 1980 in which Wesbanco or any of its subsidiaries was a participating employer, neither

Wesbanco nor any of its subsidiaries have incurred or will incur any withdrawal liability, complete or partial, under Sections 4201, 4203, or 4205 of ERISA, as a consequence of discontinuing participating in such multi-employer pension plan; (viii) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan; (ix) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC; (x) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (xi) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (xii) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed with the government or distributed to participants with respect to each Plan.

         9.18 LABOR DISPUTES. Except as disclosed in the Wesbanco Disclosure Schedule, neither Wesbanco nor any of its subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely effect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent employees of Wesbanco, FBI or the Wesbanco Subs, and no petition for election of any collective bargaining representative has been filed and, to the knowledge of Wesbanco and its subsidiaries, no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of any Wesbanco, FBI or Wesbanco Subs employees.

         9.19 RESERVE FOR POSSIBLE LOAN LOSSES. The reserve for possible loan losses shown on the consolidated balance sheet of Wesbanco and its subsidiaries as of December 31, 1999, delivered pursuant to this Agreement is adequate in all material respects as of the date thereof.

         9.20 TAXES. Except as disclosed in the Wesbanco Disclosure Schedule:

                  (a) Wesbanco and its subsidiaries have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

                  (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Wesbanco or any of its subsidiaries, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

                  (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in IRC Section 6501(a), no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional material Federal Income Taxes; and

                  (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three-year period of limitations prescribed in W.Va. Code Annot. Section 11-10-15, no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional Business Franchise Taxes.

                  (e) Wesbanco, and its subsidiaries, have properly accrued and reflected on their December 31, 1999, consolidated balance sheet, delivered pursuant to Section 9.11 hereof, and have thereafter to the date hereof properly accrued, and will, from the date hereof, through the Closing Date, properly accrue all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

         9.21 ABSENCE OF CERTAIN CHANGES. Except as may be disclosed in the Wesbanco Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1999:

                  (a) There has been no change in the material assets, financial condition, liabilities (contingent or otherwise), business or results of operation of Wesbanco and its subsidiaries which has had, or changes in the aggregate which have had, a materially adverse effect on the material assets, financial condition or results of operations of Wesbanco, nor, to its knowledge, has any event or condition occurred which may result in such change or changes;

                  (b) There has not been any material damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Wesbanco or any of its subsidiaries taken as a whole;

                  (c) Other than in the ordinary course of business, neither Wesbanco nor any of its subsidiaries have disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

                  (d) There has not been any change in the authorized, issued or outstanding capital stock of Wesbanco, except as provided for in this Agreement or as disclosed in the Wesbanco Disclosure Schedule, or any material change in the outstanding debt of Wesbanco or any of its subsidiaries, other than changes due to payments in accordance with the terms of such debt or changes in deposits, federal funds purchased, repurchase agreements or other short-term borrowings in the ordinary course of business;

                  (e) Except for the purchases of its common stock pursuant to its previously announced stock repurchase programs and stock options issued under its Incentive Compensation Plan, Wesbanco has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

                  (f) Neither Wesbanco nor any of its subsidiaries have made any material loan or advance other than in the ordinary course of business;

                  (g) Neither Wesbanco nor any of its subsidiaries has entered into any other material transaction, contract or lease or incurred any other material obligation or liabilities other than in the ordinary course of business;

                  (h) Neither Wesbanco nor any of its subsidiaries have made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

                  (i) There have not been any dividends or other distributions declared or paid on any shares of Wesbanco Common Stock or preferred stock of Wesbanco which, taken in the aggregate with all other such distributions declared or paid in the same tax year, exceed 70% of the after-tax income of Wesbanco for the tax year in which paid;

                  (j) Business has been conducted by Wesbanco in the ordinary course and in a manner consistent with past practice;

                  (k) There has been no change in the Articles of Incorporation or Bylaws of Wesbanco which would in the reasonable opinion of Freedom have a material adverse effect on the rights of holders of Wesbanco Common Stock; and

                  (l) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Wesbanco or any of its subsidiaries, and neither Wesbanco nor any of its subsidiaries have knowledge of any such event, condition or development which may materially and adversely affect the material assets, financial condition or results of operations of Wesbanco and its subsidiaries.

         9.22 FIDELITY BONDS. Each of the Wesbanco Subs has continuously maintained fidelity bonds insuring it against acts of dishonesty by each of its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 2000, there have been no claims under such bonds (except as disclosed in the Wesbanco Disclosure Schedule) and, except as disclosed in writing to Freedom, neither Wesbanco nor any Wesbanco Subs are aware of any facts which would form the basis of a claim under such bonds. Neither Wesbanco nor any Wesbanco Subs have any reason to believe that any fidelity coverage will not be renewed by their carriers on substantially the same terms as the existing coverage.

         9.23 ADDITIONAL COVENANTS. Except as otherwise contemplated by this Agreement, Wesbanco covenants and agrees:

                  (a) That it will use its best efforts in good faith to take, or cause to be taken all action required under this Agreement on its part, or FBI's or Bank's part, to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end, and that it will, in all such efforts, give priority to this acquisition of Freedom;

                  (b) To deliver to Freedom all Forms 10-K, 10-Q and 8-K filed for periods ending after the date of this Agreement within seven (7) days after the filing of each such report with the SEC;

                  (c) To promptly advise Freedom of any material adverse change in the financial condition, assets, businesses or operations of Wesbanco or any of its subsidiaries, or any material changes or inaccuracies in data provided to Freedom pursuant to this Agreement or any "acquisition proposal" with respect to Wesbanco received by Wesbanco;

                  (d) To cooperate with Freedom in furnishing such information concerning the business and affairs of Wesbanco and its subsidiaries and its directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including but not limited to an application to the Federal Reserve Board, and the West Virginia Department of Banking for prior approval of the acquisition of Freedom by Wesbanco as contemplated hereunder. Wesbanco will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 9.4 hereof; and

                  (e) To cooperate with Freedom in furnishing such information concerning the business of Wesbanco and its subsidiaries as is reasonably necessary or requested in order to prepare any Proxy Statement to be prepared in connection with the Merger.

         9.24 TRANSFER OF SECURITIES TO EXCHANGE AGENT PRIOR TO, OR AS OF THE CLOSING DATE. Prior to, or at the Closing Date, Wesbanco will deliver to the Exchange Agent for the benefit of the holders of the common stock of Freedom, an amount of common stock of Wesbanco and cash sufficient to meet the necessary amount of securities and cash required pursuant to Section 6.

         9.25 AUTHORITY TO ISSUE SHARES. The shares of common stock of Wesbanco to be issued pursuant to this Agreement will be duly authorized at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid, and nonassessable. The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco to be authorized and issued in the transaction contemplated in this Agreement.

                                   SECTION 10

                                  INVESTIGATION

         Subject to the conditions set forth in this Section 10, prior to the Effective Time, Wesbanco and Freedom may directly and through their representatives, make such investigation of the assets and business of Wesbanco and Freedom and their subsidiaries as each deems necessary or advisable. Wesbanco and Freedom and their representatives, including, without limitation, their accountants and investment advisors, shall have, at reasonable times after the date of execution by Wesbanco and Freedom hereof, full access to the premises and to all the property, documents, material contracts, books and records of each, and its subsidiaries, and to all documents, information and working papers concerning each held by such party's accountants, without interfering in the ordinary course of business of such entity, and the officers of each will furnish to the other such financial and operating data and other information with respect to the business and properties of each other and their subsidiaries as each shall from time to time reasonably request; provided, however, that neither party shall be required to give such access or information to the other party to the extent that it is prohibited therefrom by rule, regulation, or order of any regulatory body, and further provided that confidential information of individual banking customers shall not be photocopied or removed from the premises of such institution. All data and information received by Wesbanco and its authorized representatives from Freedom and by Freedom and its authorized representatives from Wesbanco shall be held in strict confidence by such party and its authorized representatives, and neither party nor its authorized representatives will use such data or information or disclose the same to others except with the written permission of the other party. For a period of 30 days after the date of execution hereof, or prior completion of the investigation herein provided, this Agreement may be terminated by each such corporation if such investigation reveals to the other any information concerning the other which in the opinion of such corporation would have a material adverse effect on the present or future value of the other such corporation and its subsidiaries' assets, net worth, business or income taken as a whole. Each such corporation shall provide prompt written notice to the other of such decision and the matters relied on therefore.

                                  SECTION 11

                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties included or provided herein shall not survive the Effective Date.


                                   SECTION 12

              CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

         12.1 CONDITIONS PRECEDENT OF WESBANCO AND FREEDOM. The consummation of this Agreement by Wesbanco and Freedom and the Merger is conditioned upon the following:

                  (a) The shareholders of Freedom, FBI, the Subsidiary and Bank shall have approved this Agreement by such vote as required by law;

                  (b) The West Virginia Banking Board (i) shall have granted its final approval of the incorporation and organization of FBI as a West Virginia corporation, the Merger and the Bank Merger and (ii) shall not, within 120 days from the date of Wesbanco's submission to the Banking Board pursuant to West Virginia Code Section 31A-8A- 4(a), have entered an order disapproving the acquisition of Freedom by Wesbanco or the merger of the Subsidiary with and into Bank, pursuant to this Agreement;

                  (c) The Secretary of State of West Virginia shall have issued a Certificate of Incorporation for FBI;

                  (d) The Board of Governors of the Federal Reserve System shall have approved the application of Wesbanco to acquire Freedom; the Merger with FBI pursuant to this Agreement; and the merger of the Subsidiary with and into the Bank;

                  (e) The Registration Statement of Wesbanco shall be effective on the date of the Closing and all post-effective amendments filed shall have been declared effective or shall have been withdrawn by that date. No stop orders suspending the effectiveness thereof shall have been issued which remain in effect on the date of the Closing or shall have been threatened, and no proceedings for that purpose shall, before the Closing, have been initiated or, to the knowledge of Wesbanco, threatened by the SEC. All state securities and "Blue Sky" permits or approvals required (in the opinion of Wesbanco and Freedom to carry out the transaction contemplated in this Agreement) shall have been received.

                  (g) No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated in this Agreement shall have been entered by any court or administrative body which remains in effect on the date of the Closing.

                  (h) Wesbanco, Freedom, FBI and Bank shall have received, in form and substance satisfactory to Wesbanco's and Freedom's counsel, all consents, federal, state, governmental, regulatory and other approvals and permissions, and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured, including the filing of an effective Registration Statement with the Securities and Exchange Commission and in addition, Wesbanco and Freedom shall have received any and all consents required with respect to the documents described pursuant to Section 8.3 and Section 9.4 hereof;

                  (i) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and the Bank Merger and this Agreement shall have expired;

                  (j) Unless waived by Wesbanco and Freedom, the holders of not more than ten percent (10%) of the outstanding common stock of Freedom shall have filed written objections to the Agreement in accordance with WVCA, not have voted in favor of the Agreement at the special meeting of Freedom's shareholders referred to in Section 14.1 hereof and have made written demand for the fair value of such shares within ten (10) days;

                  (k) On or before the Closing Date, there shall have been received from the Internal Revenue Service a ruling or rulings, or, at the option of Freedom, in lieu thereof, an opinion from counsel for Freedom substantially to the effect that for Federal Income Tax purposes:

                           (i) The statutory merger of Freedom with FBI and the
                  statutory merger of the Subsidiary with Bank will each constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 ("IRC"), and Wesbanco, Freedom, FBI, Subsidiary, and Bank will each be a "party to a reorganization" as defined in IRC Section 368(b);

                           (ii) No gain or loss will be recognized by Wesbanco,
                  Freedom, FBI, Subsidiary or Bank as a result of the transactions contemplated in the Agreement;

                           (iii) No gain or loss will be recognized by the
                  shareholders of Freedom as a result of their exchange of Freedom's Common Stock for Wesbanco's Common Stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

                           (iv) The holding period of the Wesbanco Common Stock
                  received by each holder of Freedom Common Stock will include the period during which the stock of Freedom surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

                           (v) The Federal Income Tax basis of the Wesbanco
                  Common Stock received by each holder of Freedom Common Stock will be the same as the basis of the stock exchanged therefore.

                  (l) No action, proceeding, regulation or legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Wesbanco or Freedom would make it inadvisable to consummate such transactions (it being understood and agreed that a written request by governmental authorities for information with respect to the Merger or the Bank Merger may not be deemed by either party to be a threat of material litigation or proceeding, regardless of whether such request is received before or after execution of the Agreement).

                  (m) The approvals referred to in subparagraphs (b), (d) or (e) of this Subsection 12.1 hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Wesbanco, Freedom or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition Wesbanco reasonably deems to be materially disadvantageous or burdensome.

         12.2 CONDITIONS PRECEDENT OF WESBANCO. The consummation of this Agreement by Wesbanco and the Merger is also conditioned upon the following:

                  (a) Unless waived by Wesbanco, the representations and warranties of Freedom contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Wesbanco or which are not, in the aggregate, material and adverse, to the financial condition, businesses, properties or operations of Freedom and its Subsidiary taken as a whole, or which are the result of expenses or transactions contemplated or permitted by the Agreement; and Freedom shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and Wesbanco and FBI shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Freedom by one or more appropriate executive officers of Freedom to the effect that such officers have no knowledge of the non-fulfillment of the foregoing condition;

                  (b) Opinion of Freedom Counsel. An opinion of McNeer, Highland, McMunn & Varner, counsel for Freedom, shall have been delivered to Wesbanco, dated the Closing Date, and in form and substance satisfactory to Wesbanco and its counsel, to the effect that:

                           (i) Freedom is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of West Virginia and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it, or its Subsidiary, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Freedom and its Subsidiary, taken as a whole.

                           (ii) Freedom has the full corporate power to execute
                  and deliver the Agreement. All corporate action of Freedom required to duly authorize the Agreement and the actions contemplated thereby has been taken, and the Agreement is valid and binding on Freedom in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, whether state or federal; subject to application of the public policy of the State of West Virginia; and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder, whether such enforcement is considered in a proceeding in equity or at law.

                           (iii) All shares of common stock of Freedom issued
                  and outstanding as of the Effective Date are duly authorized, validly issued, fully paid and nonassessable.

                           (iv) The consummation of the Merger and the Bank
                  Merger contemplated by the Agreement will not violate any provision of Freedom's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Freedom is a party or by which it is bound and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Freedom is subject, which would have a materially adverse effect on the assets, business or operations of Freedom, taken as a whole.

                           (v) Freedom's Subsidiary is a West Virginia banking
                  corporation and is duly organized, validly existing and in good standing under the laws of the State of West Virginia, and it has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. To the best of such counsel's knowledge Freedom owns 100% of the issued and outstanding stock of such corporation.

                           (vi) To the best of such counsel's knowledge, as of
                  the date hereof neither Freedom nor its Subsidiary was involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened.

                  (c) Michael H. Hudnall, Valerie Hurst and Gary D. Shaw shall have each duly executed and delivered the employment agreements with the Subsidiary, dated as of the Closing Date, in substantially the form attached hereto as Exhibits A, B and C. Each of such individuals shall have agreed to terminate their existing Employment Agreements with the Subsidiary. Additionally, Terri Kittle and Nancy Righman shall have executed an Amendment Agreement to their existing Employment Agreements with Belington Bank in substantially the form attached hereto as Exhibits D and E.

                  (d) Freedom shall have delivered to Wesbanco a schedule identifying all persons who may be deemed to be "affiliates" of Freedom under Rule 145 of the Securities Act of 1933, as amended, and shall use its best efforts to cause each affiliate to deliver to Wesbanco prior to the Effective Date a letter substantially in the form attached hereto as Exhibit "F".

                  (e) Freedom shall have furnished Wesbanco with a certified copy of resolutions duly adopted by the Board of Directors and the shareholders of Freedom approving the Agreement and authorizing the Merger and the transactions contemplated hereby.

                  (f) Unless waived by Wesbanco, on the Closing Date, there shall not be pending against Freedom or its Subsidiary or the officers or directors of Freedom or its Subsidiary in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of Wesbanco, if successful, would have material adverse effect on the financial condition or operations of Freedom or its Subsidiary.

                  (g) Freedom shall have executed and delivered to Wesbanco a Stock Option Agreement, substantially in the form attached hereto as Exhibit G, dated the date of this Agreement, and incorporated herein by reference.

         12.3 CONDITIONS PRECEDENT OF FREEDOM. The consummation of this Agreement by Freedom and the Merger is also conditioned upon the following:

                  (a) Unless waived by Freedom the representations and warranties of Wesbanco and FBI contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Freedom or which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Wesbanco and FBI or which are the result of expenses or transactions contemplated or permitted by this Agreement, and Wesbanco and FBI shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them; and Freedom shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Wesbanco and FBI by one or more appropriate executive officers of each of them to the effect that such officers have no knowledge of the non-fulfillment of the foregoing conditions;

                  (b) Opinion of Wesbanco Counsel. An opinion of Phillips, Gardill, Kaiser & Altmeyer, counsel for Wesbanco, shall have been delivered to Freedom, dated the

         Closing Date, and in form and substance satisfactory to Freedom and its counsel, to the effect that:

                           (i) Wesbanco, FBI and Bank are corporations duly
                  organized, validly existing and in good standing under the laws of the State of West Virginia and have the full corporate power and authority to own all of their properties and assets and to carry on their businesses as they are now being conducted, and neither the ownership of their property nor the conduct of their businesses require them, or any of their subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco, FBI and Bank, taken as a whole.

                           (ii) Wesbanco, FBI and Bank have the full corporate
                  power to execute and deliver the Agreement. All corporate action of Wesbanco, FBI and Bank required to duly authorize the Agreement and the actions contemplated thereby have been taken, and the Agreement is valid and binding on Wesbanco, FBI and Bank in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

                           (iii) The consummation of the mergers contemplated by
                  the Agreement will not violate any provision of Wesbanco's, FBI's or Bank's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Wesbanco, FBI or Bank are a party or by which they are bound, and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Wesbanco, FBI or Bank are subject which would have a material adverse effect on the assets, business or operations of Wesbanco, FBI and Bank taken as a whole.

                           (iv) Each of Wesbanco's subsidiaries is duly
                  organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. To the best of such counsel's knowledge, Wesbanco owns 100% of the issued and outstanding stock of each such corporation.

                           (v) To the best of such counsel's knowledge, as of
                  the date hereof, neither Wesbanco nor any of its subsidiaries were involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened, that has not been disclosed to Freedom.

                           (vi) The shares of Wesbanco Common Stock to be issued
                  to Freedom's shareholders pursuant to the Agreement, when issued as described therein, will be duly authorized, validly issued, fully paid and nonassessable.

                  (c) Alex Sheshunoff & Co. Investment Banking, LP, financial advisors to Freedom, shall have furnished to Freedom an opinion, or an updating of any opinion rendered after the date of the Agreement, dated on or prior to the distribution date of the

         Proxy Statement described in Section 14.1 of this Agreement, and at the election of Freedom, updated as of the Closing if the Closing is held more than five (5) days after the Freedom meeting of shareholders, to the effect that the Merger and the transactions contemplated by this Agreement are fair, from a financial point of view, to Freedom and its shareholders.

                  (d) Wesbanco, FBI and Bank shall have furnished Freedom with certified copies of resolutions duly adopted by the Boards of Directors of Wesbanco, FBI and Bank and the shareholders of FBI and Bank approving the Agreement and authorizing the Merger, the Bank Merger and transactions contemplated hereby.

                  (e) Unless waived by Freedom, on the Closing Date, there shall not be pending against Wesbanco or any of its subsidiaries or the officers or directors of Wesbanco or any of its subsidiaries in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of Freedom, if successful, would have a material adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries.

         12.4 CLOSING DATE. The Closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied on the Closing Date as defined in Section 2.3 hereof, which Closing Date shall be the latest of:

                  (a) The second business day after the meeting of the shareholders of Freedom at which the Agreement is approved;

                  (b) The fifteenth (15th) day after the approval of the acquisition of Freedom by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

                  (c) The fifteenth (15th) day after the approval of the Bank Merger by the Federal Reserve Board;

                  (d) The day after any stay of the Federal Reserve Board's approval of the acquisition of Freedom or the approval of the Bank Merger shall be vacated or shall have expired or the day after any injunction against the closing of the Merger or the Bank Merger shall be lifted, discharged or dismissed;

                  (e) The day after the approval of the acquisition of Freedom by the West Virginia Department of Banking is received by Wesbanco;

                  (f) The second business day after the date on which the last condition set forth in Section 12 is satisfied or waived;

                  (g) Such other date as shall be mutually agreed to by Wesbanco and Freedom.

The Closing shall be held in Belington, West Virginia, at such time and place as the parties may agree upon. The date and time of closing are herein called the "Closing Date". Promptly after the Closing, the Articles of Merger with respect to the Merger, and the Bank Merger, shall be filed with the Secretary of State of West Virginia.

         12.5 EFFECTIVE DATE. The Merger, and the Bank Merger, shall become effective (the "Effective Date") on the date on which the Certificates of Merger approving the mergers are issued by the Secretary of State of West Virginia. The surviving corporations shall record said Certificates of Merger in the office of the Clerk of the County Commission of Barbour and Ohio Counties.

                                   SECTION 13

                            TERMINATION OF AGREEMENT

         13.1 GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of Freedom:

                  (a) By mutual consent of Freedom and Wesbanco;

                  (b) By either Freedom or Wesbanco if any of the conditions hereto to such party's obligations to close have not been met as of the Closing Date and the same has not been waived by the party adversely affected thereby;

                  (c) By either Freedom or Wesbanco if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (d) By Freedom or Wesbanco, if the Closing Date has not occurred by June 30, 2001;


                  (e) By Freedom, unless waived by Freedom, if the Market Value of Wesbanco stock shall fall below Eighteen Dollars ($18.00) per share as of the Closing Date. Market Value, for purposes of this paragraph, shall mean the average bid price of

         Wesbanco Common Stock (as quoted on Nasdaq Stock Market) for the 30 calendar days preceding five business days before the Closing.

                  (f) By either party in the event that the majority shareholders of Freedom vote against consummation of the Merger.

                  (g) By Wesbanco or Freedom within 30 days of the date hereof pursuant to the provisions of Section 10 of this Agreement.

         13.2 EFFECT OF TERMINATING; RIGHT TO PROCEED. In the event this Agreement shall be terminated pursuant to Section 13.1, all further obligations of Wesbanco and Freedom under this Agreement, except Sections 10, 13.1, 13.2 and 20 hereof, shall terminate without further liability of Wesbanco and FBI to Freedom or of Freedom to Wesbanco and FBI.

         13.3 RETURN OF DOCUMENTS IN EVENT OF TERMINATION. In the event of termination of this Agreement for any reason, Wesbanco and Freedom shall each promptly deliver to the other all documents, work papers and other material obtained from each other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 10 hereof, and will take all practicable steps to have any information so obtained kept confidential, and thereafter, except for any breach of the continuing sections of the Agreement, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith.

                                   SECTION 14

                       MEETING OF SHAREHOLDERS OF FREEDOM

         14.1 Subject to receipt by Freedom of the fairness opinion described in
Section 12.3(c) hereof, Freedom shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of Freedom as soon as practicable (considering the regulatory approvals required to be obtained) for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to Freedom or omit to state a material fact with respect to Freedom required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and which otherwise materially complies as to form with all applicable laws, rules and regulations.

         14.2 It is understood that as an integral part of the transaction contemplated by this Agreement, Wesbanco shall file a Registration Statement with respect to the offering of its common shares to be issued in the Merger. The term "Registration Statement" as used in this Agreement includes all preliminary filings, post-effective amendments and any Proxy Statement of Freedom. Accordingly, Wesbanco and Freedom agree to assist and cooperate fully with each other in the preparation of the Registration Statement. Both Freedom and Wesbanco further agree to deliver to each other, both as of the Effective Date of the Registration Statement and as of the Closing, a letter, in form and substance satisfactory to the other party and its counsel, stating that, to the best of their knowledge and belief, all of the facts with respect to either Wesbanco or Freedom, as the case may be, set forth in the Registration Statement, are true and correct in all material respects, and that the Registration Statement does not omit any material fact necessary to make the facts stated therein with respect to such party not misleading in light of the circumstances under which they were made.

                                   SECTION 15

                                     BROKERS

         Freedom represents and warrants to Wesbanco and Wesbanco represents and warrants to Freedom that no broker or finder has been employed, or is entitled to a fee, commission or other compensation, with respect to this Agreement or the transactions contemplated hereby, other than fees due from Freedom to Alex Sheshunoff & Co. Investment Banking, LP, its financial advisor.

                                   SECTION 16

                          GOVERNING LAW; SUCCESSORS AND
                     ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT

         This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Wesbanco and Freedom when one or more counterparts shall have been signed and delivered by Wesbanco and Freedom and shall become effective and binding as to FBI when FBI receives its Certificate of Incorporation and its officers execute the Agreement; and (d) embodies the entire Agreement and understanding of the parties with respect to the subject matter hereof; and (e) supersedes all prior agreements and understandings, written or oral, between Freedom and Wesbanco relating to the subject matter hereof.

                                   SECTION 17

                               EFFECT OF CAPTIONS

         The captions of this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   SECTION 18

                                     NOTICES

         Except as specifically provided in Section 8.21(d) hereof, any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by first class, registered or certified mail postage prepaid, with return receipt requested addressed as follows:

         To Freedom:

                Freedom Bancshares, Inc.
                315 Crim Avenue
                P.O. Box 10
                Belington, WV 26250
                ATTENTION:  Michael H. Hudnall, President

         With a copy to:

                John C. Jarvis, Esq.
                McNeer, Highland, McMunn & Varner
                P.O. Drawer 2040
                Clarksburg, WV 26302

         To Wesbanco:

                Wesbanco, Inc.
                One Bank Plaza
                Wheeling, WV  26003
                ATTENTION:  Edward M. George, President

         With a copy to:

                James C. Gardill, Esq.
                Phillips, Gardill, Kaiser & Altmeyer
                61 Fourteenth Street
                Wheeling, WV  26003

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

                                   SECTION 19

                                   AMENDMENTS

         Any of the terms or conditions of the Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or any of such terms or conditions may be amended or modified in whole or in part at any time as follows. This Agreement may be amended in writing (signed by all parties hereto) before or after the meeting of Freedom shareholders at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however, that if amended after such meeting of shareholders, the conversion ratio per share at which each share of common stock of Freedom shall be converted in the Merger and any other material terms of the Merger shall not be amended after the meeting of Freedom shareholders unless the amended terms are resubmitted to the shareholders for approval. Neither the Agreement nor any provisions hereof, may be changed, waived, discharged or terminated orally, or by the passage of time, except by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

                                   SECTION 20

                                    EXPENSES

         Each party to this Agreement shall pay its own legal and accounting fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                                   SECTION 21

                                  MISCELLANEOUS

         21.1 PUBLICITY. The parties will not publicly release any information about the transactions contemplated hereby except as they may mutually agree or as may be required by law.

         21.2 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.

         21.3 MATERIAL ADVERSE CHANGE. In determining whether there has been a material adverse change for purposes of this Agreement, costs and expenses of the transactions contemplated hereby shall not be taken into account provided, however, that only the first $50,000 of such expenses shall be so excluded.

         21.4 BINDING DATE. This Agreement is effective and binding as to Wesbanco and Freedom upon the date first above written and effective and binding as to FBI upon execution hereof by FBI.

         IN WITNESS WHEREOF, WESBANCO, INC., FREEDOM BANCSHARES, INC., FBI CORPORATION and WESBANCO BANK, INC. have each caused this Agreement to be executed on their behalf by their officers thereunto duly authorized all as of the day and year first above written.

                                              WESBANCO, INC., A WEST VIRGINIA
                                              CORPORATION


                                              BY /S/ E.M. GEORGE
                                                 -------------------------------
                                                      ITS PRESIDENT & CEO
                                                          ----------------------

(SEAL)


ATTEST:

/S/ STEPHEN E. HANNIG
----------------------------------
         ASSISTANT SECRETARY



                                              FREEDOM BANCSHARES, INC., A WEST
                                              VIRGINIA CORPORATION,


                                              BY /S/ MICHAEL HUDNALL
                                                 -------------------------------
                                                     ITS CHIEF EXECUTIVE OFFICER
                                                         -----------------------


(SEAL)


ATTEST:

/S/ NANCY A. RIGHMAN
----------------------------------
         SECRETARY

                                              FBI CORPORATION, A WEST
                                              VIRGINIA CORPORATION AS OF
                                              THE 29TH DAY OF DECEMBER, 2000.


                                              BY /S/ E.M. GEORGE
                                                 -------------------------------
                                                      ITS  PRESIDENT
                                                           ---------------------


(SEAL)


ATTEST:

/S/ JAMES C. GARDILL
----------------------------------
         SECRETARY




                                              WESBANCO BANK, INC., A WEST
                                              VIRGINIA CORPORATION


                                              BY /S/ E.M. GEORGE
                                                 -------------------------------
                                                     ITS  PRESIDENT & CEO
                                                         -----------------------
(SEAL)



ATTEST:

/S/ DEBRA C. GARVIN
----------------------------------
         ASSISTANT SECRETARY

                                     ANNEX B

                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT ("Option Agreement") dated as of the 29th day of December, 2000, by and between WESBANCO, INC., a West Virginia corporation ("Wesbanco") and FREEDOM BANCSHARES, INC., a West Virginia corporation ("Freedom").

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Wesbanco and Freedom have approved an Agreement and Plan of Merger ("Merger Agreement"), which contemplates the merger of Freedom with FBI Corporation, a West Virginia corporation and wholly-owned subsidiary of Wesbanco ("FBI"), with Freedom continuing as the surviving corporation;

         WHEREAS, as a condition to Wesbanco's entry into the Merger Agreement and to induce such entry, Freedom has agreed to grant to Wesbanco the option set forth herein to purchase authorized but unissued shares of common stock, par value $1.00 per share of Freedom ("Freedom Common Stock");

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Freedom hereby grants to Wesbanco an option ("Option") to purchase up to 37,810 shares of Freedom Common Stock, at a price of $40.47 per share (the "Option Price") payable in cash as provided in Section 4 hereof; provided, however, that in the event Freedom issues or agrees to issue any shares of Freedom Common Stock (other than as permitted under the Merger Agreement) at a price less than $40.47 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

         3. EXERCISE OF OPTION.

                  a. Provided that Wesbanco is not in material breach of the agreements and covenants contained in the Merger Agreement, Wesbanco may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Freedom of Section 9.23(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of Freedom's shareholders to approve the Merger Agreement by the vote required under applicable law), or (iii) six months after termination of the Merger Agreement due to a willful breach by Freedom of Section 9.23(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of Freedom's shareholders to approve the Merger Agreement by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

                  b. As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) any person (other than Freedom, the Freedom
                  Subsidiary, Wesbanco or any affiliate of Wesbanco) shall have commenced a bona fide tender or exchange offer to purchase shares of Freedom Common Stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of Freedom Common Stock;

                           (ii) any person (other than Freedom or the Freedom
                  Subsidiary), other than in connection with a transaction to which Wesbanco has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with Freedom or the Freedom Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Freedom or the Freedom Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of Freedom or the Freedom Subsidiary;

                           (iii) any person (other than Freedom, the Freedom
                  Subsidiary, the Freedom Subsidiary in a fiduciary capacity, Wesbanco, affiliates of Wesbanco or subsidiaries of Wesbanco in a fiduciary capacity) shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Freedom Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
                  Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

                           (iv) any person (other than Freedom or the Freedom
                  Subsidiary) shall have made a bona fide proposal to Freedom by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Freedom or the Freedom Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) above; or

                           (v) Freedom shall have willfully breached Section
                  9.23(d) of the Merger Agreement, which breach would entitle Wesbanco to terminate such Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  c. In the event Wesbanco wishes to exercise the Option, it shall send to Freedom a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Wesbanco shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         4. PAYMENT AND DELIVERY OF CERTIFICATES.

                  a. At the closing referred to in Section 3(c) hereof, Wesbanco shall pay to Freedom the aggregate purchase price for the shares of Freedom Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Freedom.

                  b. At such closing, simultaneously with the delivery of cash as provided in subsection (a), Freedom shall deliver to Wesbanco a certificate or certificates representing the number of shares of Freedom Common Stock purchased by Wesbanco, and Wesbanco shall deliver to Freedom a letter agreeing that Wesbanco will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

                  c. Certificates for Freedom Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                           "The transfer of the shares represented by this
                  certificate is subject to certain provisions of an agreement between the registered holder hereof and Freedom Bancshares, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Freedom Bancshares, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Freedom Bancshares, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Wesbanco shall have delivered to Freedom a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Freedom, to the effect that such legend is not required for purposes of the Securities Act.

         5. REPRESENTATIONS. Freedom hereby represents, warrants and covenants to Wesbanco as follows:

                  a. Freedom shall at all times maintain sufficient authorized but unissued shares of Freedom Common Stock so that the Option may be exercised without authorization of additional shares of Freedom Common Stock.

                  b. The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Freedom Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Freedom Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Freedom Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Freedom Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Freedom to breach any provision of the Merger Agreement.

         7. REGISTRATION RIGHTS. Freedom shall, if requested by Wesbanco, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Freedom Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Wesbanco. Wesbanco shall provide all information reasonably requested by Freedom for inclusion in any registration statement to be filed hereunder. Freedom will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. In no event shall Freedom be required to effect more than two registrations hereunder. All expenses of registrations hereunder shall be borne equally by Freedom and Wesbanco. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Freedom of Freedom Common Stock. If requested by Wesbanco, in connection with any such registration, Freedom will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Wesbanco or assignee thereof under this Section 7, Freedom agrees to send a copy thereof to Wesbanco and to any assignee thereof known to Freedom, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         8. SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Freedom Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Freedom to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         9. PUT-BACK RIGHTS.

                  a. Upon the consummation of any Purchase Event described in
         Section 3(b)(ii) or (v) hereof such that (i) a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of Freedom, purchase or other acquisition of securities representing 51% or more of the voting power of Freedom or the Freedom Subsidiary has been consummated, or (ii) a willful breach under Section 9.23(d) of the Merger Agreement has occurred so that Wesbanco would be entitled to terminate the Merger Agreement, and prior to the expiration of the Option in accordance with the terms hereof, at the request of Wesbanco, Freedom shall repurchase the Option from Wesbanco at a price (the "Repurchase Price") equal to the difference between the market/offer price (as defined below) for shares of Freedom Common Stock and the Option Price, multiplied by the number of shares for which the Option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the Option Price (the market/offer price is defined as the higher of the price per share at which a tender offer or exchange offer for 51% or more of the voting securities of Freedom has been made and consummated, the price per share actually paid by any third party pursuant to an agreement that has been consummated whereby Freedom has been merged, consolidated with or otherwise acquired by a third party, and the highest closing price for Freedom Common Stock within the four-month period immediately preceding the date Wesbanco gives written notice of the required repurchase of the Option pursuant to this Section 9). In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Freedom Common Stock shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                  b. Wesbanco may exercise its right to require Freedom to repurchase the Option pursuant to this Section 9 by giving Freedom written notice of its exercise of its repurchase right in accordance with the provisions of this Section 9. Subject to the last proviso of paragraph 9(c) below, as promptly as practicable, and in any event within five business days after the receipt of such notice or notices relating thereto, Freedom shall deliver or cause to be delivered to Wesbanco the Repurchase Price for the Option or the portion thereof which Freedom is not then prohibited under applicable law and regulation from so delivering.

                  c. To the extent that Freedom is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Option in full, Freedom shall immediately so notify Wesbanco and thereafter deliver or cause to be delivered, from time to time, to Wesbanco, as appropriate, the portion of the

         Repurchase Price which it is no longer prohibited from delivering, within five business days after the date on which Freedom is no longer so prohibited, provided, however, that to the extent that Freedom is at the time and after the expiration of 12 months, so prohibited from delivering to Wesbanco, the Repurchase Price, in full (and Freedom hereby undertakes to use its best efforts to receive all required regulatory and legal approvals as promptly as practicable), Freedom shall deliver to Wesbanco a new Option evidencing the right of Wesbanco to purchase that number of shares of Freedom Common Stock obtained by multiplying the number of shares of Freedom Common Stock for which the Option may at such time be exercised by a fraction, the numerator of which is the Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Repurchase Price, and Freedom shall have no further obligation to repurchase such new Option; and provided, further, that upon receipt of such notice and until five days thereafter Wesbanco may revoke its notice of repurchase of the Option by written notice to Freedom at its principal office stating that Wesbanco elects to revoke its election to exercise its rights to require Freedom to repurchase the Option, whereupon Freedom will promptly deliver to Wesbanco the Option and Freedom shall have no further obligation to repurchase such Option.

         10. FIRST REFUSAL. If at any time during the eighteen months immediately following the first purchase of shares of Freedom Common Stock pursuant to the Option, Wesbanco shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Freedom Common Stock acquired by it pursuant to the Option other than in accordance with the put-back rights in Section 9 hereof, it shall give Freedom written notice of the proposed transaction ("Offeror's Notice"), identifying the proposed transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Wesbanco to Freedom, which may be accepted within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Wesbanco is proposing to transfer such shares to a third party. Settlement for any shares purchased by Freedom shall be within 15 business days of the date of the acceptance of the offer and the purchase price shall be paid to Wesbanco in immediately available funds; provided that if prior notification to or approval of any federal or state regulatory authority is required in connection with such purchase, Freedom shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed. In the event of the failure or refusal of Freedom to purchase all of the shares covered by the Offeror's Notice or any applicable regulatory authority shall disapprove Freedom's proposed purchase of such shares, Wesbanco may sell all, but not less than all, of such shares to such third party at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 10 shall not apply to any disposition (i) as a result of which the proposed transferee would own not more than five percent of the then outstanding shares of Freedom Common Stock, (ii) of Freedom Common Stock by a person to which Wesbanco has assigned its rights under the Option in accordance with Section 11(c) hereof or (iii) pursuant to a registration under
Section 7 hereof.

         11. MISCELLANEOUS.

                  a. Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  b. Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                  c. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

                  d. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 18 of the Merger Agreement.

                  e. Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  f. Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

                  g. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                                         WESBANCO, INC.


                                         BY /S/ E.M. GEORGE
                                            ------------------------------------
                                                 ITS PRESIDENT & CEO
                                                     ---------------------------

                                         FREEDOM BANCSHARES, INC.


                                          BY /S/ MICHAEL HUDNALL
                                             -----------------------------------
                                               ITS CHIEF EXECUTIVE OFFICER
                                                   -----------------------------

                                     ANNEX C

                                FAIRNESS OPINION

                                  APRIL 4, 2001


Board of Directors
Freedom Bancshares, Inc.
315 Crim Avenue
Belington, West Virginia 26250

Members of the Board:

You requested that we provide an opinion to the shareholders of Freedom Bancshares, Inc., Belington, West Virginia ("Freedom") as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger of Freedom with and into WesBanco, Inc., Wheeling, West Virginia (the "Corporation"). According to the Agreement and Plan of Merger dated December 29, 2000 (the "Agreement"), the Corporation agreed to exchange 2.58 shares of its common stock (the "Exchange Ratio") for each outstanding share of Freedom common stock. Pursuant to the Agreement, Freedom will be merged with and into FBI Corporation, a subsidiary of the Corporation (the "Merger").

Alex Sheshunoff & Co. Investment Banking, LP ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, estate, corporate, and other purposes.

In connection with our opinion, we, among other things:

         1.       Reviewed the Agreement;

         2. Reviewed Freedom's consolidated results based upon a review of its annual financial statements for the three-year period ending December 31, 2000;

         3. Reviewed Freedom's Call Report information for the five-year period ending December 31, 2000;

         4. Conducted conversations with Freedom's and the Corporation's executive management regarding each companies' recent and projected financial performance;

         5. Compared Freedom's recent operating results to those of certain other banks in West Virginia which have been acquired since January 1, 1995;

Freedom Bancshares, Inc.
April 4, 2001
Page 2


         6. Compared Freedom's recent operating results to those of certain other banks located in the United States which have been acquired since January 1, 2000 with a high level of nonperforming assets and a low level of reserves;

         7. Compared Freedom's recent operating results to those of publicly traded banks in the United States with a high level of nonperforming assets and a low level of reserves;

         8. Compared the pricing multiples for Freedom in the Merger to those of certain other banks in West Virginia which have been acquired since January 1, 1995;

         9. Compared the pricing multiples for Freedom in the Merger to those of certain other banks located in the United States which have been acquired since January 1, 2000 with a high level of nonperforming assets and a low level of reserves;

         10. Compared the pricing multiples for Freedom in the Merger to those of certain other publicly traded banks in the United States with a high level of nonperforming assets and a low level of reserves;

         11. Analyzed the net present value of the cash flows Freedom could produce through the year 2005 as an independent company and estimated a residual value, based on assumptions provided by Freedom's management;

         12. Analyzed the contribution Freedom's equity and earnings would make to the Corporation;


         13. Reviewed the Corporation's consolidated financial statements as presented in its regulatory filings for the three-year period ending December 31, 2000;

         14.      Analyzed the historical dividends paid by the Corporation;

         15. Reviewed the historical trading volume and price of the Corporation's common shares;

         16. Compared the pricing multiples for the Corporation to those of certain other publicly traded banks in Kentucky, Maryland, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia;

         17.      Performed such other analyses, as we deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Freedom and the Corporation for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Freedom Bancshares, Inc.
April 4, 2001
Page 3


We did not independently value any of the assets or liabilities of Freedom or the Corporation, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

We assume that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Corporation's operations following the Merger.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Freedom common stock. This letter and the opinion expressed herein are not a recommendation to any stockholder as to any approval of the Merger or the Agreement. This letter is for the information of Freedom's Board of Directors and may not be used for any other purpose without our prior written consent, except that this opinion and supporting documentation may in their entirety be included in any proxy statement or similar communication to Freedom's shareholders.



Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view to Freedom shareholders.



                                Very truly yours,

                                /s/ Alex Sheshunoff & Co. Investment Banking, LP
                                ------------------------------------------------
                                ALEX SHESHUNOFF & CO.
                                INVESTMENT BANKING, LP

                                     ANNEX D

                    WEST VIRGINIA DISSENTERS' RIGHTS STATUTE
                       W. VA. CODE ANNOT. SECTION 31-1-123

    (a) Any shareholder electing to exercise his right to dissent, pursuant to section one hundred twenty-two (Section 31-1-122) of this article, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen days after the plan of such merger shall have been mailed to such shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of such shareholder's shares, and, if such proposed corporate action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

    (b) No such demand may be withdrawn unless the corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation, is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction have been made or filed within the time provided in subsection (e) of this section, or if a court of general civil jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

    (c) Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for such shares at a specified price deemed by such corporation to be fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

    (d) If within thirty days after the date on which such corporate action is effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

    (e) If within such period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation shall within thirty days after receipt of written demand from any dissenting shareholder, which written demand must be given within sixty days after the date on which such corporate action was effected, file a complaint in a court of general civil jurisdiction requesting that the fair value of such shares be found and determined, or the corporation may file such complaint at any time within such sixty-day period at its own election. Such complaint shall be filed in any court of general civil jurisdiction in the county in which the principal office of the corporation is situated, or, if there be no such office in this State, in the county in which any dissenting shareholder resides or is found or in which the property of such corporation, or any part of it, may be. If the corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders wherever residing, may be made parties to the proceedings as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State in the same manner as in other civil actions. Dissenting shareholders who are nonresidents of this State shall be served a copy of the complaint by registered or certified mail, return receipt requested. In addition, service upon such nonresident shareholders shall be made by publication, as provided in Rule 4(e)(2) of the

West Virginia Rules of Civil Procedure. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or any subsequent appointment. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

    The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

    The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the Court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any part; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding. Any party to the proceeding may appeal any judgment or ruling of the court as in other civil cases.

    (f) Within twenty days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    (g) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                    INDEX TO FINANCIAL STATEMENTS FOR FREEDOM


                                                                                       PAGE
                                                                                       ----
Report of Conley Johnson A.C.                                                           F-1

Consolidated Balance Sheets as of December 31, 2000 and 1999                            F-2

Consolidated Statements of Income for the years ended December 31, 2000,
   1999 and 1998                                                                        F-3

Consolidated Statements of Changes in Stockholders' Equity for the years
   ended December 31, 2000, 1999, 1998 and 1997                                         F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2000,
   1999 and 1998                                                                        F-5

Notes to Consolidated Financial Statements                                              F-6

Management's Discussion and Analysis of the Consolidated Financial Statements
   of Freedom Bancshares, Inc. and Subsidiary                                          F-24



                              CONLEY JOHNSON, A.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                              2622 FAIRMONT AVENUE
                                  P.O. BOX 1150
                            FAIRMONT, WV 262555-1150
                               -------------------
                                 (304) 366-2270


                          REPORT OF INDEPENDENT AUDITOR




TO THE BOARD OF DIRECTORS
FREEDOM BANCSHARES, INC.
BELINGTON, WEST VIRGINIA


We have audited the accompanying consolidated balance sheets of Freedom Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freedom Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with generally accepted accounting principles.



/s/ Conley Johnson, A.C.


Fairmont, West Virginia
January 12,2001

                           CONSOLIDATED BALANCE SHEETS
                            FREEDOM BANCSHARES, INC.
                           DECEMBER 31, 2000 AND 1999

                                                                         2000                   1999
                                                                     -------------          ------------
ASSETS

Cash and due from banks (Note 2)                                     $   4,990,342          $  7,118,393
Federal funds sold                                                       4,950,000             1,010,000
Investment securities: (Note 3)
       Securities held-to-maturity (approximate market value
              of $13,106,480 - 2000; $13,219,815 - 1999)                13,140,097            13,671,862
       Securities available-for-sale at approximate
              market value                                              16,184,013            15,267,937

Loans (Note 4)                                                          58,971,712            57,384,390
       Less:  Allowance for loan losses                                 (1,038,470)           (1,137,037)
                                                                     -------------          ------------
                                 Net Loans                              57,933,242            56,247,353
                                                                     -------------          ------------

Bank premises, furniture and equipment (Note 5)                          2,102,341             2,344,693
Foreclosed assets held for sale, (net of impairment reserve
       of $-0- - 2000; $28,869 - 1999)                                     145,001               150,916
Accrued interest receivable and other assets                             1,029,019             1,582,663
                                                                     -------------          ------------

       TOTAL ASSETS                                                  $ 100,474,055          $ 97,393,817
                                                                     =============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:  (Note 6)
       Interest bearing                                              $  78,738,300          $ 76,196,325
       Non-interest bearing                                             13,176,044            13,466,808
                                                                     -------------          ------------
                                 Total Deposits                         91,914,344            89,663,133

Interest, taxes and other liabilities                                      536,529               314,077
                                                                     -------------          ------------
                                 Total Liabilities                      92,450,873            89,977,210
                                                                     -------------          ------------


STOCKHOLDERS' EQUITY

Common stock, par value $1; 1,000,000 shares authorized;
       190,000 shares issued                                               190,000               190,000
Surplus                                                                  3,677,000             3,677,000
Retained earnings (Note 14)                                              4,249,928             4,039,641
Accumulated other comprehensive (loss) (Note 13)                           (93,746)             (490,034)
                                                                     -------------          ------------
                                 Total Stockholders' Equity              8,023,182             7,416,607
                                                                     -------------          ------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 100,474,055          $ 97,393,817
                                                                     =============          ============



The Notes to Consolidated Financial Statements are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                            FREEDOM BANCSHARES, INC.
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                       2000                1999               1998
                                                                   -----------          ----------         ----------
INTEREST INCOME
       Interest and fees on loans                                  $ 5,338,038          $5,320,901         $5,727,344
       Federal funds sold                                              261,347             223,268            289,639
       Investment securities:
         Taxable                                                     1,667,863           1,698,742          1,421,829
         Tax-exempt                                                    165,589             157,460            161,467
                                                                   -----------          ----------         ----------
                                                                     7,432,837           7,400,371          7,600,279

INTEREST EXPENSE
       Interest on deposits and borrowed funds                       3,442,441           3,622,788          3,754,746
                                                                   -----------          ----------         ----------

NET INTEREST INCOME                                                  3,990,396           3,777,583          3,845,533
       Provision for loan losses                                       660,869             739,610          1,024,989
                                                                   -----------          ----------         ----------
       Net Interest Income After Provision for Loan Losses           3,329,527           3,037,973          2,820,544
                                                                   -----------          ----------         ----------

OTHER INCOME
       Service charges on deposit accounts                             933,788             875,915            799,825
       Other service charges, commissions and fees                     120,791             115,348             74,994
       Realized (loss) gain on sale of securities                      (51,045)             40,423
       Other operating income                                           98,525              99,174             84,685
                                                                   -----------          ----------         ----------
                                                                     1,153,104           1,039,392            999,927
                                                                   -----------          ----------         ----------

OTHER EXPENSES
       Salaries and employee benefits                                1,854,455           1,341,155          1,260,389
       Premises and fixed assets                                       608,977             516,189            551,304
       Data processing                                                 112,484             118,465            112,339
       Stationery and printing                                         135,143             148,558            129,427
       Director and committee fees                                      40,600              33,350             76,400
       Legal and professional                                          153,715             166,135            115,136
       Dues and assessments                                             84,090              52,474             41,319
       Postage and courier                                             165,073             151,121            164,511
       Losses and expenses on other real estate                         15,546             115,456            265,108
       Other operating expenses                                        818,261             583,982            514,102
                                                                   -----------          ----------         ----------
                                                                     3,988,344           3,226,885          3,230,035
                                                                   -----------          ----------         ----------

Income Before Income Taxes                                             494,287             850,480            590,436
Income Taxes (Note 8)                                                  132,000             282,000            169,000
                                                                   -----------          ----------         ----------

NET INCOME                                                         $   362,287          $  568,480         $  421,436
                                                                   ===========          ==========         ==========

Net Income Per Common Share                                        $      1.91          $     2.99         $     2.22
                                                                   ===========          ==========         ==========




The Notes to Consolidated Financial Statements are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            FREEDOM BANCSHARES, INC.
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                                            ACCUMULATED
                                                                                               OTHER            TOTAL
                                               COMMON                           RETAINED    COMPREHENSIVE    STOCKHOLDERS'
                                                STOCK           SURPLUS         EARNINGS    INCOME (LOSS)       EQUITY

BALANCE, DECEMBER 31, 1997                    $ 190,000       $ 3,677,000      $3,391,725     $  45,039       $ 7,303,764

   Net income                                                                     421,436                         421,436

   Other comprehensive (loss), net of
     tax and reclassifications (Note 13)                                                        (20,938)          (20,938)
                                                                                                              -----------

Total Comprehensive Income                                                                                        400,498
                                                                                                              -----------

   Cash dividends - $1.20 per share                                              (228,000)                       (228,000)
                                              ---------       -----------      ----------     ---------       -----------

BALANCE, DECEMBER 31, 1998                      190,000         3,677,000       3,585,161        24,101         7,476,262

   Net income                                                                     568,480                         568,480

   Other comprehensive (loss), net of
     tax and reclassifications (Note 13)                                                       (514,135)         (514,135)
                                                                                                              -----------
Total Comprehensive Income                                                                                         54,345
                                                                                                              -----------
   Cash dividends - $.60 per share                                               (114,000)                       (114,000)
                                              ---------       -----------      ----------     ---------       -----------

BALANCE, DECEMBER 31, 1999                      190,000         3,677,000       4,039,641      (490,034)        7,416,607

   Net income                                                                     362,287                         362,287

   Other comprehensive income, net of
     tax (Note 13)                                                                              396,288           396,288
                                                                                                              -----------

Total Comprehensive Income                                                                                        758,575
                                                                                                              -----------
   Cash dividends - $.80 per share                                               (152,000)                       (152,000)
                                              ---------       -----------      ----------     ---------       -----------

BALANCE, DECEMBER 31, 2000                    $ 190,000       $ 3,677,000      $4,249,928     $ (93,746)      $ 8,023,182
                                              =========       ===========      ==========     =========       ===========



The Notes to Consolidated Financial Statements are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FREEDOM BANCSHARES, INC.
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                              2000                  1999                 1998
                                                                           -----------          -----------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $   362,287          $   568,480          $    421,436
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Provision for loan losses                                                 660,869              739,610             1,024,989
     Loss provision for other real estate                                      (28,869)              29,870               155,859
     Depreciation and amortization                                             332,521              355,346               359,629
     Accretion of investment security discounts                                 (8,565)              (9,081)              (92,560)
     Deferred income taxes (benefit)                                            31,000              234,000              (185,000)
     Realized investment security losses (gains)                                51,045              (40,423)
     (Gain) loss on disposal of equipment and other real estate                 (4,639)              36,222                26,056
     Decrease (increase) in interest receivable and other assets               309,344              (17,768)             (212,030)
     Increase (decrease) in interest payable and other liabilities             222,452             (178,302)              (99,372)
                                                                           -----------          -----------          ------------
         Net Cash Provided by Operating Activities                           1,876,400            1,809,422             1,358,584
                                                                           -----------          -----------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   (Increase) decrease in loans, net                                        (2,346,758)           3,773,800            (4,673,636)
   Proceeds from sale of equipment and other real estate                        44,923              771,423               691,760
   Purchases of premises and equipment                                         (74,705)            (180,090)              (97,928)
   Purchases of investment securities held-to-maturity                        (256,615)          (9,988,284)           (2,251,563)
   Purchases of investment securities available-for-sale                      (828,940)          (2,582,409)          (17,733,510)
   (Increase) decrease in federal funds sold                                (3,940,000)           2,350,000             1,320,000
   Proceeds from maturity of securities available-for-sale                     512,451            3,959,087             9,385,273
   Proceeds from maturity of securities held-to-maturity                       785,982            2,949,224               666,064
   Proceeds from sale of securities available-for-sale                       2,375,531            2,876,990
                                                                           -----------          -----------          ------------
         Net Cash (Used In) Provided By
              Investing Activities                                          (6,103,662)           3,428,282            (9,816,550)
                                                                           -----------          -----------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                       2,251,211           (4,374,231)           11,031,334
   Cash dividends                                                             (152,000)            (114,000)             (228,000)
                                                                           -----------          -----------          ------------
         Net Cash Provided By (Used In)
              Financing Activities                                           2,099,211           (4,488,231)           10,803,334
                                                                           -----------          -----------          ------------

(Decrease) increase in Cash and Cash Equivalents                            (2,128,051)             749,473             2,345,368
Cash and Cash Equivalents at Beginning of Year                               7,118,393            6,368,920             4,023,552
                                                                           -----------          -----------          ------------
Cash and Cash Equivalents at End of Year                                   $ 4,990,342          $ 7,118,393          $  6,368,920
                                                                           ===========          ===========          ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                            FREEDOM BANCSHARES, INC.
                                DECEMBER 31, 2000


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

                  Freedom Bancshares, Inc. (the Company) and its subsidiary, Belington Bank, provide banking services to domestic markets in West Virginia. To a large extent, the operations of the Company and its subsidiary bank, such as loan portfolio management and deposit growth, are directly affected by the market area economy. The consolidated financial statements include the accounts of the respective parent company and its subsidiary. All significant intercompany balances and transactions have been eliminated. See Note 11 for parent company information.

         MANAGEMENT ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates, such as the allowance for loan losses, are based upon known facts and circumstances. Estimates are revised by management in the period such facts and circumstances change.

         INVESTMENT SECURITIES

                  Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts computed by the interest method from purchase date to maturity. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale, net of the deferred income tax effect, are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

         LOANS AND ALLOWANCE FOR LOAN LOSSES

                  Loans are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Income on loans is recognized as income on daily balances of the principal amount outstanding, calculated using the simple interest and amortization methods. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience.

                  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on an impaired loan when management believes, after considering economic and business conditions and collection efforts, the borrowers' financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent of cash payments received.

         LOAN ORIGINATION FEES AND COSTS

                  Loan origination and commitment fees and direct loan origination costs are primarily being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield.

         BANK PREMISES, FURNITURE AND EQUIPMENT

                  Bank premises, furniture and equipment are carried at cost less accumulated depreciation. The provision for depreciation is computed for financial reporting purposes by both straight-line and declining-balance methods, based on the estimated useful lives of assets.

                            FREEDOM BANCSHARES, INC.


         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         FORECLOSED ASSETS HELD FOR RESALE

                  Foreclosed assets held for resale acquired in satisfaction of mortgage obligations and in foreclosure proceedings are recorded at the lower of the loan balance or fair market value of the property. Properties carried in foreclosed assets held for resale are assessed quarterly for decline in market value and future cash flows, and provisions for impairment losses are charged to income as required. Total impairment losses for 2000 and 1999 were $ -0- and $29,869, respectively. These amounts are included in losses and expenses on other real estate in the statement of income.

         INTANGIBLE ASSETS

                  Intangible assets recognized on acquisition of bank assets are recorded at cost and are amortized over the estimated life of the assets. Core deposit intangibles are amortized over an estimated life of eight years using a constant yield method. Goodwill is amortized over an estimated life of fifteen years using a straight-line method.

         INCOME TAXES

                  Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The differences relate principally to accretion of discounts on investment securities, provision for loan losses, and differences between book and tax methods of depreciation.

         NET INCOME PER COMMON SHARE

                  Net income per common share amounts are computed based on the weighted average number of common shares outstanding during the period.

         CASH FLOWS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and deposits in other banks.

                  Freedom Bancshares, Inc. and subsidiary paid $21,000, $265,896, and $512,993, of applicable income taxes during 2000, 1999, and 1998, respectively. The Company made transfers of loans to foreclosed assets held for resale of $ -0-, $28,000, and $240,008, during 2000, 1999, and 1998, respectively. Payments of interest did not vary materially from interest reported on the statement of income for the respective years.

         RECLASSIFICATIONS

                  Certain items from 1999 and 1998 have been reclassified to conform to 2000 financial statement presentation.

NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

         The subsidiary bank is required to maintain average reserve balances with the Federal Reserve Bank. The required reserve balance as of December 31, 2000 and 1999, was approximately $325,000 and $625,000, respectively.

                            FREEDOM BANCSHARES, INC.


NOTE 3.  INVESTMENT SECURITIES

         Amortized cost and approximate market values of investment securities held-to-maturity, including gross unrealized gains and losses, are summarized as follows:

                                                               DECEMBER 31, 2000
                                           ------------------------------------------------------------
                                                                                            APPROXIMATE
                                            AMORTIZED      UNREALIZED      UNREALIZED          MARKET
                                              COST           GAIN             LOSS             VALUE
                                           -----------     ---------      ------------      -----------
        U.S. Treasury and Agency
           Securities                      $ 4,749,133     $      --      $    (61,555)     $ 4,687,578
        State and municipal securities       2,966,133        60,997                --        3,027,130
        Mortgage-backed securities           5,419,831        43,840           (76,899)       5,386,772
        Other                                    5,000            --                --            5,000
                                           -----------     ---------      ------------      -----------
                                           $13,140,097     $ 104,837      $   (138,454)     $13,106,480
                                           ===========     =========      ============      ===========

                                                               DECEMBER 31, 1999
                                           ------------------------------------------------------------
                                                                                            APPROXIMATE
                                            AMORTIZED      UNREALIZED      UNREALIZED          MARKET
                                              COST           GAIN             LOSS             VALUE
                                           -----------     ---------      ------------      -----------
         U.S. Treasury and Agency
            Securities                      $ 4,749,637     $      --      $   (298,213)     $ 4,451,424
         State and municipal securities       2,718,300        54,052                --        2,772,352
         Mortgage-backed securities           6,203,925        65,406          (273,292)       5,996,039
                                            -----------     ---------      ------------      -----------
                                            $13,671,862     $ 119,458      $   (571,505)     $13,219,815
                                            ===========     =========      ============      ===========

         Amortized cost and approximate market values of investment securities available-for-sale are summarized as follows:


                                                               DECEMBER 31, 2000
                                           ------------------------------------------------------------
                                                                                            APPROXIMATE
                                            AMORTIZED      UNREALIZED      UNREALIZED          MARKET
                                              COST           GAIN             LOSS             VALUE
                                           -----------     ---------      ------------      -----------
         U.S. Treasury and Agency
            Securities                      $12,482,335     $   3,200      $    (97,429)     $12,388,106
         State and municipal securities         202,706         1,764                --          204,470
         Collateralized mortgage
            obligations                          59,719            --              (947)          58,772
         Mortgage-backed securities           3,583,499         6,562           (57,396)       3,532,665
                                            -----------     ---------      ------------      -----------
                                            $16,328,259     $  11,526      $   (155,772)     $16,184,013
                                            ===========     =========      ============      ===========

                            FREEDOM BANCSHARES, INC.


NOTE 3.        INVESTMENT SECURITIES (CONTINUED)

                                                               DECEMBER 31, 1999
                                           ------------------------------------------------------------
                                                                                            APPROXIMATE
                                            AMORTIZED      UNREALIZED      UNREALIZED          MARKET
                                              COST           GAIN             LOSS             VALUE
                                           -----------     ---------      ------------      -----------
         U.S. Treasury and Agency
            Securities                      $12,479,515     $      --      $   (598,627)     $11,880,888
         State and municipal securities              --            --                --               --
         Collateralized mortgage
            obligations                          59,940            --            (3,115)          56,825
         Mortgage-backed securities           3,482,316         2,313          (154,405)       3,330,224
                                            -----------     ---------      ------------      -----------
                                            $16,021,771     $   2,313      $   (756,147)     $15,267,937
                                            ===========     =========      ============      ===========


         Maturities of investment securities held-to-maturity at December 31, 2000, are as follows:

                                                          AMORTIZED COST - MATURING
                                   ------------------------------------------------------------------------
                                                   AFTER ONE     AFTER FIVE
                                     WITHIN       BUT WITHIN     BUT WITHIN     AFTER TEN
                                    ONE YEAR      FIVE YEARS      TEN YEARS        YEARS           TOTAL
                                   ----------     ----------     ----------     -----------     -----------
         U. S. Treasury and
             Agency securities     $  250,000     $2,999,133     $       --     $ 1,500,000     $ 4,749,133
         State and municipal
             securities                    --      2,249,605        716,528              --       2,966,133
         Mortgage-backed
             securities                11,799      1,571,380      3,836,652              --       5,419,831
         Other                             --             --             --           5,000           5,000
                                   ----------     ----------     ----------     -----------     -----------
                                   $  261,799     $6,820,118     $4,553,180     $ 1,505,000     $13,140,097
                                   ==========     ==========     ==========     ===========     ===========




                                                           MARKET VALUE - MATURING
                                   ------------------------------------------------------------------------
                                                   AFTER ONE     AFTER FIVE
                                     WITHIN       BUT WITHIN     BUT WITHIN     AFTER TEN
                                    ONE YEAR      FIVE YEARS      TEN YEARS        YEARS           TOTAL
                                   ----------     ----------     ----------     -----------     -----------
         U. S. Treasury and
             Agency securities     $  249,133     $2,971,250     $       --     $ 1,467,195     $ 4,687,578
         State and municipal
             securities                    --      2,295,899        731,231              --       3,027,130
         Mortgage-backed
             securities                11,799      1,593,064      3,781,909              --       5,386,772
         Other                             --             --             --           5,000           5,000
                                   ----------     ----------     ----------     -----------     -----------
                                   $  260,932     $6,860,213     $4,513,140     $ 1,472,195     $13,106,480
                                   ==========     ==========     ==========     ===========     ===========


                            FREEDOM BANCSHARES, INC.


NOTE 3.  INVESTMENT SECURITIES (CONTINUED)

         Maturities of investment securities available-for-sale at December 31, 2000, are as follows:


                                                         AMORTIZED COST - MATURING
                                   ------------------------------------------------------------------------
                                                   AFTER ONE     AFTER FIVE
                                     WITHIN       BUT WITHIN     BUT WITHIN     AFTER TEN
                                    ONE YEAR      FIVE YEARS      TEN YEARS        YEARS           TOTAL
                                   ----------     ----------     ----------     -----------     -----------
         U. S. Treasury and
             Agency securities     $1,000,000     $5,494,335     $4,988,000     $ 1,000,000     $12,482,335
         State and municipal
             securities                    --        202,706             --              --         202,706
         Collateralized mort-
             gage obligations              --         59,719             --              --          59,719
         Mortgage-backed
             securities                20,009      2,008,727      1,554,763              --       3,583,499
                                   ----------     ----------     ----------     -----------     -----------
                                   $1,020,009     $7,765,487     $6,542,763     $ 1,000,000     $16,328,259
                                   ==========     ==========     ==========     ===========     ===========


                                                           MARKET VALUE - MATURING
                                   ------------------------------------------------------------------------
                                                   AFTER ONE     AFTER FIVE
                                     WITHIN       BUT WITHIN     BUT WITHIN     AFTER TEN
                                    ONE YEAR      FIVE YEARS      TEN YEARS        YEARS           TOTAL
                                   ----------     ----------     ----------     -----------     -----------
         U. S. Treasury and
             Agency securities     $  996,560     $5,451,415     $4,946,740     $   993,391     $12,388,106
         State and municipal
             securities                    --        204,470             --              --         204,470
         Collateralized mort-
             gage obligations              --         58,772             --              --          58,772
         Mortgage-backed
             securities                20,309      1,985,390      1,526,966              --       3,532,665
                                   ----------     ----------     ----------     -----------     -----------
                                   $1,016,869     $7,700,047     $6,473,706     $   993,391     $16,184,013
                                   ==========     ==========     ==========     ===========     ===========



               Investment securities with a carrying amount of $5,767,155 and $1,542,023 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.


NOTE 4.  LOANS

         The components of loans in the consolidated balance sheets were as follows:


                                                           2000            1999
                                                        -----------     -----------
         Real estate construction                       $ 1,579,918     $ 1,308,571
         Commercial and non-residential real estate      26,625,582      28,516,723
         Residential real estate                         21,855,805      17,423,755
         Consumer                                         8,910,407      10,135,341
                                                        -----------     -----------
                                                        $58,971,712     $57,384,390
                                                        ===========     ===========

                            FREEDOM BANCSHARES, INC.


NOTE 4.  LOANS (CONTINUED)

         CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES WERE AS FOLLOWS:

                                                   2000             1999             1998
                                                -----------      -----------      -----------
         Balance beginning of period            $ 1,137,037      $ 1,455,326      $   805,406
         Losses charged to allowance               (905,544)      (1,214,027)        (604,475)
         Recoveries credited to allowance           146,108          156,128          229,406
         Provision for possible loan losses         660,869          739,610        1,024,989
                                                -----------      -----------      -----------
         Balance end of period                  $ 1,038,470      $ 1,137,037      $ 1,455,326
                                                ===========      ===========      ===========


         Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,821,000 and $1,816,000 at December 31, 2000 and 1999, respectively. If interest on those loans had been accrued, such income would have approximated $77,550 and $133,200 for the years 2000 and 1999, respectively.

         The Company follows Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of Loans, as amended by Financial Accounting Standards No. 118. As of December 31, 2000 and 1999, recorded impairment reserve of $368,000 and $476,200, respectively, has been recognized on impaired loans with a recorded investment of $2,807,350 and $1,718,100, respectively. This impairment reserve is included as a component of the allowance for loan losses on the balance sheet. Recorded investment in loans not requiring an impairment reserve is $864,100 and $849,400 at December 31, 2000 and 1999, respectively. The net investment in these loans has been reduced by accrued interest of approximately $77,550 and $133,200 at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans during 2000, 1999, and 1998 was $3,119,495, $2,646,900, and $2,261,000, respectively. Interest income on impaired loans of $286,300, $160,700, and $186,100, was recognized during the years ended December 31, 2000, 1999, and 1998, respectively. Substantially all of this interest income was received in cash.

         The Company is not committed to lend additional funds to borrowers whose loans are considered impaired or whose loans have been modified.

         Loans and loan commitments, which are comprised primarily of loans to borrowers in north central and eastern West Virginia, include timber, poultry, real estate development, and retail/service industries. Loans and loan commitments to the real estate development and rental industries comprised approximately 7% and 15% of total loans for December 31, 2000 and 1999, respectively. No other group of loans is greater than 10% of total loans. Collateralization centers primarily around commercial and residential real estate, personal property and business equipment.

NOTE 5.  BANK PREMISES, FURNITURE AND EQUIPMENT

         Bank premises, furniture and equipment at December 31, 2000 and 1999, were as follows:

                                                  2000           1999
                                               ----------     ----------
         Bank premises                         $2,458,515     $2,464,015
         Equipment, furniture and fixtures      2,272,466      2,197,760
                                               ----------     ----------
                                                4,730,981      4,661,775
         Less: Accumulated Depreciation         2,628,640      2,317,082
                                               ----------     ----------
         Total                                 $2,102,341     $2,344,693
                                               ==========     ==========

                            FREEDOM BANCSHARES, INC.


NOTE 6.  DEPOSITS

         Deposits at December 31, 2000 and 1999, were as follows:

                                                                               2000            1999
                                                                            -----------     -----------
         Demand deposits of individuals, partnerships and corporations:
                Interest bearing                                            $ 8,300,860     $ 7,155,976
                Non-interest bearing                                         13,198,672      12,802,331
         Time and savings deposits of individuals,
            partnerships and corporations                                    68,738,924      68,649,114
         Deposits of U. S. Government                                             2,321           4,227
         Deposits of state and political subdivisions                         1,180,449         475,954
         All other deposits                                                      16,303          12,223
         Certified and official checks                                          476,815         563,308
                                                                            -----------     -----------
                       Total Domestic Deposits                              $91,914,344     $89,663,133
                                                                            ===========     ===========

         Time deposits of over $100,000
            included above                                                  $ 8,281,478     $ 6,672,626
                                                                            ===========     ===========


         Scheduled maturities of certificates of deposit at December 31, 2000, were as follows:

               2001                                        $ 26,832,421
               2002                                          14,882,912
               2003                                           6,263,967
               2004                                           2,330,487
               2005 and thereafter                            1,843,110
                                                           ------------
                                                           $ 52,152,897

NOTE 7.  FINANCIAL INSTRUMENTS

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                  The subsidiary bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

                  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                            FREEDOM BANCSHARES, INC.


NOTE 7.  FINANCIAL INSTRUMENTS (CONTINUED)

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the customer.

                  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

                  Total contractual amounts of the commitments as of December 31, 2000 and 1999, were as follows:

                                                          2000               1999
                                                       ----------         ----------
                  Available on lines of credit         $1,603,864         $1,014,985
                  Stand-by letters of credit              200,000            352,000
                  Other loan commitments                  283,900          1,102,147
                                                       ----------         ----------
                  Total                                $2,087,764         $2,469,132
                                                       ==========         ==========


         CONCENTRATION OF CREDIT RISK

                  Certain cash deposits maintained by the Company with other financial institutions are secured by federal depository insurance. At times during the year these accounts are in excess of the FDIC insured limit of $100,000.

         FAIRVALUE OF FINANCIAL INSTRUMENTS

                  In accordance with the requirements of FAS No. 107, Disclosure About Fair Value of Financial Instruments, fair value disclosure estimates are being made for like kind financial instruments. Fair value estimates are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by the discount rates, cash flow assumptions and risk assumptions used. Therefore, the fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the financial instruments.

                            FREEDOM BANCSHARES, INC.


NOTE 7.  FINANCIAL INSTRUMENTS (CONTINUED)

         FAIRVALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                  FAS No. 107 excludes certain items from the disclosure requirements, and accordingly, the aggregate fair value of amounts presented do not represent the underlying value of the Company. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

                  The following table represents the estimates of fair value of financial instruments as of December 31, 2000 and 1999:


                                                                2000                                    1999
                                                   -------------------------------         ------------------------------
                                                     CARRYING              FAIR             CARRYING             FAIR
                                                      AMOUNT              VALUE              AMOUNT              VALUE
                                                   -----------         -----------         -----------         -----------
                  FINANCIAL ASSETS:
                  Cash and short-term
                      investments                  $ 9,940,342         $ 9,940,342         $ 8,128,393         $ 8,128,393
                  Investment securities             29,319,110          29,285,494          28,939,799          28,487,752
                  Net Loans                         57,933,242          57,213,264          56,247,353          56,407,561
                  Accrued interest
                      receivable                       726,459             726,459             959,867             959,867

                  FINANCIAL LIABILITIES:
                  Deposits                          91,914,344          92,156,301          89,663,133          90,092,275
                  Accrued interest payable             344,984             344,984             276,684             276,684


                  The following methods and assumptions are used to estimate the fair value of financial instruments:

                           CASH AND SHORT-TERM INVESTMENTS:

                                  The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of Federal funds sold.

                           INVESTMENT SECURITIES:

                                  Fair values for investment securities are based on quoted market prices, if available. If market prices are not available, quoted market prices of similar securities are used.

                           NET LOANS:

                                  The fair value of net loans is based on a discounted value of the estimated future cash flow expected to be received through the earlier of the loan pay-out or the loan repricing date. The interest rate applied in the discounted cash flow method reflects average current rates on new loans adjusted for relative risk and maturity. Fair values of impaired loans are estimated based on estimates of net realization of underlying collateral.

                            FREEDOM BANCSHARES, INC.

NOTE 7.  FINANCIAL INSTRUMENTS (CONTINUED)

                  Fair Value of Financial Instruments (Continued)

                           DEPOSITS:

                                  The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the interest rates currently offered for deposits of similar remaining maturities.

                           ACCRUED INTEREST RECEIVABLE AND PAYABLE:

                                  The carrying amounts of accrued interest receivable and payable approximate their fair values.

                           OFF-BALANCE SHEET INSTRUMENTS:

                                  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the customers. The amount of fees currently charged on commitments is determined to be insignificant and therefore the fair value and carrying value of off-balance sheet instruments are not shown.


NOTE 8.  INCOME TAXES

                  The Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 is an asset and liability approach that requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities.

                  The amount reflected as income taxes represents federal and state income taxes on financial statement income. Certain items of income and expense, primarily the provision for possible loan losses, allowance for losses on foreclosed assets held for resale, depreciation, and accretion of discounts on investment securities are reported in different accounting periods for income tax purposes.

                  The provision for income taxes was as follows:

                                                     2000              1999               1998
                                                   --------         ---------          ---------
                   CURRENT:
                     Federal                       $ 82,000         $  34,000          $ 294,000
                     State                           19,000            14,000             60,000
                                                   --------         ---------          ---------
                                                    101,000            48,000            354,000
                                                   --------         ---------          ---------

                   DEFERRED (BENEFIT):
                     Federal                         26,000           199,000           (162,000)
                     State                            5,000            35,000            (23,000)
                                                   --------         ---------          ---------
                                                     31,000           234,000           (185,000)
                                                   --------         ---------          ---------
                  INCOME TAXES                     $132,000         $ 282,000          $ 169,000
                                                   ========         =========          =========

                            FREEDOM BANCSHARES, INC.


NOTE 8.  INCOME TAXES (CONTINUED)

         Following is a reconciliation of income taxes at federal statutory rates to recorded income taxes:


                                              2000                    1999                   1998
                                     ------------------       ------------------       ----------------
                                       AMOUNT        %          AMOUNT        %         AMOUNT       %
                                     ---------      ---       ---------      ---       --------     ---

         Tax at federal tax rate     $ 168,200       34%      $ 289,200       34%      $200,700      34%
         Tax effect of:
             Tax exempt income         (54,000)     (11%)       (52,000)      (6%)     $(54,600)     (9%)
             State income taxes         18,000        4%         27,400        3%        14,500       3%
             Other items                  (200)      --%         17,400        2%         8,400       1%
                                     ---------      ---       ---------      ---       --------     ---
         Income Taxes                $ 132,000       27%      $ 282,000       33%      $169,000      29%
                                     =========      ===       =========      ===       ========     ===


         Deferred income tax liabilities and (assets) are the result of timing differences in recognition of revenue and expense for income tax and financial statement purposes.

         Deferred income tax liabilities and (assets) were comprised of the following at December 31:

                                                   2000               1999              1998
                                                ---------          ---------          ---------
         Depreciation                           $  71,000          $ 109,000          $ 130,000
         Accumulated other
              Comprehensive income                     --                 --             13,000
         Other items                               91,000            122,000             96,000
                                                ---------          ---------          ---------
         Gross deferred tax liabilities           162,000            231,000            239,000
                                                ---------          ---------          ---------

         Provision for loan loss                 (177,000)          (260,000)          (432,000)
         Other loss reserve                            --            (12,000)           (73,000)
         Accumulated other
              comprehensive (loss)                (51,000)          (264,000)                --
         Accrued pension                               --             (2,000)           (22,000)
         Other items                              (21,000)           (24,000)                --
                                                ---------          ---------          ---------
         Gross deferred tax assets               (249,000)          (562,000)          (527,000)
                                                ---------          ---------          ---------
                                                $ (87,000)         $(331,000)         $(288,000)
                                                =========          =========          =========

         No deferred income tax asset valuation is provided since it is more likely than not that realization of the deferred income tax asset will occur in future years.

                            FREEDOM BANCSHARES, INC.

NOTE 9.  RELATED PARTY TRANSACTIONS

         LOANS

                  The subsidiary bank has granted loans to officers and directors of the Bank and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. Set forth below is a summary of the related party loan activity:

                                   BALANCE AT                                                BALANCE
                                    BEGINNING                                                 AT END
                                    OF YEAR           BORROWINGS         REPAYMENTS          OF YEAR
                                   ----------         ----------         ----------         ----------
         DECEMBER 31, 2000         $1,584,687         $1,609,293         $1,546,867         $1,647,113
                                   ==========         ==========         ==========         ==========

         December 31, 1999         $2,541,300         $1,355,055         $2,311,668         $1,584,687
                                   ==========         ==========         ==========         ==========


         DEPOSITS

                  The Bank held related party deposits of approximately $342,000 and $1,049,000 at December 31, 2000 and 1999, respectively.


NOTE 10. REGULATORY LIMITATIONS ON DIVIDENDS

         The primary source of funds for the dividends paid by Freedom Bancshares, Inc. is dividends received from its subsidiary, Belington Bank. The approval of the regulatory agencies is required if the total of all dividends declared by the subsidiary bank in any calendar year exceeds the subsidiary bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years. Using this formula, the subsidiary bank may, without prior approval, declare dividends in 2001 of approximately $225,338 from its retained earnings of $4,194,267 at December 31, 2000, plus any additional net profits earned in 2001, up to the date of any such dividend declaration.


NOTE 11. FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

         Freedom Bancshares, Inc. was organized in 1988 and acquired Belington Bank as a wholly-owned subsidiary in a pooling of interests transaction whereby Freedom issued 126,000 shares of common stock for 100% of the common stock of Belington Bank. Freedom Bancshares, Inc. accounts for its subsidiary following the equity method of accounting.

                            FREEDOM BANCSHARES, INC.


NOTE 11. FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY)
         FINANCIAL INFORMATION (CONTINUED)

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                        2000               1999
                                                     ----------         -----------
         ASSETS
            Cash                                     $   22,628         $   61,026
            Investment in Belington Bank              7,967,521          7,322,548
            Other assets                                 33,033             33,033
                                                     ----------         ----------
                       TOTAL ASSETS                  $8,023,182         $7,416,607
                                                     ==========         ==========

         LIABILITIES AND
            STOCKHOLDERS' EQUITY
            Other Liabilities                        $       --         $       --
            Stockholders' Equity                      8,023,182          7,416,607
                                                     ----------         ----------
                       TOTAL LIABILITIES AND
                       STOCKHOLDERS' EQUITY          $8,023,182         $7,416,607
                                                     ==========         ==========



                              STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                    2000             1999             1998
                                                  --------         --------         --------
         INCOME
            Dividend from bank subsidiary         $192,500         $175,000         $228,000
                                                  --------         --------         --------

         EXPENSES                                   78,898               30               16
                                                  --------         --------         --------

         Income Before Income Taxes and
            Equity in Undistributed Net
            Income of Subsidiary                   113,602          174,970          227,984

         INCOME TAX                                     --               --               --
                                                  --------         --------         --------
                                                   113,602          174,970          227,984
         Equity in Undistributed Net
            Income of Bank Subsidiary              248,685          393,510          193,452
                                                  --------         --------         --------

                     NET INCOME                   $362,287         $568,480         $421,436
                                                  ========         ========         ========

                            FREEDOM BANCSHARES, INC.


NOTE 11. FREEDOM BANCSHARES, INC (PARENT COMPANY ONLY)
         FINANCIAL INFORMATION (CONTINUED)


                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                  2000              1999                1998
                                                               ---------          ---------          ---------
         CASH FLOWS FROM OPERATING ACTIVITIES:
             Net income                                        $ 362,287          $ 568,480          $ 421,436
             Adjustment to reconcile net income to net
             cash provided by operating activities:
             Equity in undistributed net income
                of bank subsidiary                              (248,685)          (393,510)          (193,452)
             Decrease (increase) in other assets                      --                 --                  1
                                                                                  ---------          ---------
          Net cash provided by operating activities              113,602            174,970            227,985
                                                               ---------          ---------          ---------

          CASH FLOWS FROM FINANCING ACTIVITIES:
             Dividends paid                                     (152,000)          (114,000)          (228,000)
                                                               ---------          ---------          ---------

          Net cash (used in) financing activities               (152,000)          (114,000)          (228,000)
                                                               ---------          ---------          ---------

          Net (Decrease) Increase in Cash                        (38,398)            60,970                (15)
          Cash at Beginning of Year                               61,026                 56                 71
                                                               ---------          ---------          ---------
          Cash at End of Year                                  $  22,628          $  61,026          $      56
                                                               =========          =========          =========



NOTE 12. PENSION PLANS

         The Company had participated in a trusteed pension plan sponsored by the West Virginia Bankers Association covering virtually all full-time employees. The Company's funding policy has been to fund normal costs of the plan as accrued. During 1998, in order to control plan administration costs and increase the net amount allocated to the employee contributions, the Company terminated the defined benefit pension plan and replaced the plan with a 401(K) Profit Sharing Plan. Total estimated plan termination costs of $75,000 is included in salaries and employee benefits on the 1998 consolidated statement of income. Also included in salaries and employee benefits for 1999 is approximately $38,000 of normal annual contributions to the deferred benefit pension plan.

         To replace the Defined Benefit Pension Plan, the Company adopted, effective January 1, 1999, a 401(K) Profit Sharing Plan covering substantially all eligible employees. Under the provisions of the plan, eligible employees may defer up to 15% of their compensation. A matching contribution equal to a percentage of the amount the employee deferred is determined annually by the Company. Also at the discretion of the Company, an amount may be contributed not to exceed 15% of compensation earned by all participants in the plan. To be fully vested, an employee must complete seven years of service. The Company's matching contribution for December 31, 2000 and 1999, was approximately $25,000 and $8,300, respectively.


NOTE 13. OTHER COMPREHENSIVE INCOME

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (FAS 130), Reporting Comprehensive Income. Comprehensive income, as defined by FAS 130, includes net income and other changes in assets and liabilities that are not reported in net income but, instead, are reported as a separate component of stockholders' equity.

                            FREEDOM BANCSHARES, INC.


NOTE 13. OTHER COMPREHENSIVE INCOME (CONTINUED)

         Following are the components of other comprehensive income as of December 31, 1997, and for the years ended December 31, 1998, 1999, and 2000.

                                                         UNREALIZED
                                                         GAIN (LOSS)          MINIMUM        ACCUMULATED
                                                        ON SECURITIES         PENSION           OTHER
                                                          AVAILABLE         (LIABILITY)      COMPREHENSIVE
                                                          FOR SALE             ASSET         INCOME (LOSS)
                                                        -------------       -----------      -------------
         December 31, 1997, Accumulated
            Other Comprehensive Income,
            Net of Deferred Tax                          $  72,829          $ (27,790)         $  45,039

         Other Comprehensive Income for 1998:
            Less reclassification adjustment for
                minimum pension liability                                      42,754             42,754
            Unrealized (losses) on securities
                available for sale                         (34,305)                              (34,305)
            Less:  Reclassification adjustment
                for realized gains                         (40,423)                              (40,423)
            Deferred income tax effect                      26,000            (14,964)            11,036
                                                         ---------          ---------          ---------
                                                           (48,728)         $  27,790            (20,938)
                                                                            =========
         December 31, 1998, Accumulated
            Other Comprehensive Income,
            Net of Deferred Tax                             24,101                                24,101

         Other Comprehensive Income for 1999:
            Unrealized (loss) on securities
                available for sale                        (841,980)                             (841,980)
            Less:  Reclassification adjustment
                for realized (losses)                       51,045                                51,045
            Deferred income tax effect                     276,800                               276,800
                                                         ---------                             ---------
                                                          (514,135)                             (514,135)

         December 31, 1999, Accumulated
            Other Comprehensive (Loss),
            Net of Deferred Tax                           (490,034)                             (490,034)

         Other Comprehensive Income for 2000:
            Unrealized gain on securities
                available for sale                         609,588                               609,588
            Deferred income tax effect                    (213,300)                             (213,300)
                                                         ---------                             ---------
                                                           396,288                               396,288

         December 31, 2000, Accumulated
            Other Comprehensive (Loss),
            Net of Deferred Tax                          $ (93,746)                            $ (93,746)
                                                         =========                             =========


                            FREEDOM BANCSHARES, INC.


NOTE 14. REGULATORY MATTERS

                  During July 2000, the Commissioner of Banking of the State of West Virginia released the Bank from an Order to Cease and Desist certain banking practices which had been effective since August 1999. This action by the Commissioner of Banking was brought about through the positive efforts of the Senior Management and the Board of Directors of the Bank.

                  The Cease and Desist Order which had been issued by the Commissioner of Banking in August 1999 stated, among other things that the Bank had not been adequately supervised and that unsafe and unsound banking practices and violations of law had occurred; certain policies and practices had been followed that could jeopardize the safety of deposits; the Bank had operated with excessive volumes of adversely classified assets; and the Bank had operated without adequate internal audit controls in accounting systems to prevent certain unsafe and unsound banking practices.

                  Within ninety (90) days of the Cease and Desist Order, the Bank was required to review its past due loan collection practices and policies; provide a written plan to reduce adversely classified loans; implement a formal loan review system; adopt a capital plan; establish policies and procedures for asset and liability management; appropriate monitoring of interest rate sensitivity and develop a plan for improving bank earnings through reduction of overhead expenses and increasing net interest margins.

                  The Order also required the Bank within thirty (30) days of its effective date to provide for regular monitoring of the Bank's investment securities and elimination from the Bank assets of certain loans classified as loss or doubtful in the last report of examination from regulatory authorities.

                  At December 31, 2000 the Bank is no longer subject to the provisions of the Cease and Desist Order and has received satisfactory ratings from the Federal Deposit Insurance Corporation and the Commissioner of Banking of the State of West Virginia.

                  The Company and its subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and its subsidiaries financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary must meet specific capital guidelines that involve quantitative measures of the Company and its subsidiaries assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its subsidiary's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk ratings, and other factors.

                  Quantitive measures established by regulation to insure capital adequacy require the Company and its subsidiary to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2000, that the Company and its subsidiary meet all capital adequacy requirements to which they are subject.

                            FREEDOM BANCSHARES, INC.


NOTE 14. REGULATORY MATTERS (CONTINUED)

                  As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company and its subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and its subsidiary must maintain minimum total risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

                  The Company and its subsidiary's actual capital amounts and ratios are also presented in the table below.


                                                                    MINIMUM                          MINIMUM
                                                                   FOR CAPITAL                      TO BE WELL
                                          ACTUAL                ADEQUACY PURPOSES                  CAPITALIZED
                                  ---------------------       --------------------         -----------------------------
                                   AMOUNT         RATIO         AMOUNT       RATIO           AMOUNT              RATIO
                                   ------         -----         ------       -----           ------              -----
AS OF DECEMBER 31, 2000:
  Total Capital
   (to risk-weighted assets)
     Consolidated                 $8,735,556      15.6%       $4,476,758      8.0%                N/A
     Subsidiary Bank              $8,791,221      15.7%       $4,476,758      8.0%         $5,595,947             10.0%

  Tier I Capital
   (to risk-weighted assets)
     Consolidated                 $8,091,728      14.5%       $2,238,379      4.0%                N/A
     Subsidiary Bank              $8,036,063      14.4%       $2,238,379      4.0%         $3,357,568              6.0%

  Tier I Capital
   (to average assets)
     Consolidated                 $8,091,728       8.1%       $3,977,234      4.0%                N/A
     Subsidiary Bank              $8,036,063       8.1%       $3,977,234      4.0%         $4,971,542              5.0%

AS OF DECEMBER 31, 1999:
  Total Capital
   (to risk-weighted assets)
     Consolidated                 $8,494,252      15.0%       $4,525,636      8.0%                N/A
     Subsidiary Bank              $8,490,195      15.0%       $4,525,636      8.0%         $5,657,045             10.0%

  Tier I Capital
   (to risk-weighted assets)
     Consolidated                 $7,787,121      13.8%       $2,262,818      4.0%                N/A
     Subsidiary Bank              $7,783,064      13.8%       $2,262,818      4.0%         $3,394,227              6.0%

  Tier I Capital
   (to average assets)
     Consolidated                 $7,787,121       7.6%       $4,077,442      4.0%                N/A
     Subsidiary Bank              $7,783,064       7.6%       $4,077,442      4.0%         $5,096,803              5.0%

                            FREEDOM BANCSHARES, INC.


NOTE 15. SUPPLEMENTARY DATA

                 The following is a summary of quarterly results of operations for the years ended December 31, 2000 and 1999:


                                                      THREE MONTHS ENDED
                                      --------------------------------------------------------
                                      MARCH 31        JUNE 30        SEPT. 30         DEC. 31
                                      --------        -------        --------         -------
                                                         (UNAUDITED)
                                         (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
2000
   Interest income                     $1,843         $ 1,807          $1,902         $1,881
   Net interest income                  1,024           1,021           1,004            941
   Provision for loan losses               40             336             245             40
   Other income                           261             367             279            246
   Other expenses                         978           1,030             858          1,122
   Income before income taxes             267              22             180             25
   Income taxes                            87             (14)             58              1
   Net income                          $  180         $    36          $  122         $   24

   Net Income Per Common Share         $  .95         $   .19          $  .64         $  .13



                                                     THREE MONTHS ENDED
                                      ------------------------------------------------------
                                      MARCH 31       JUNE 30       SEPT. 30        DEC. 31
                                      --------       -------       --------        -------
                                                          (UNAUDITED)
                                        (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
1999
   Interest income                     $1,881         $1,939         $1,923         $1,657
   Net interest income                    931            997          1,040            810
   Provision for loan losses              118            167            263            192
   Other income                           259            246            248            286
   Other expenses                         813            820            798            796
   Income before income taxes             259            256            227            108
   Income taxes                            87             88             65             42
   Net income                          $  172         $  168         $  162         $   66

   Net Income Per Common Share         $  .91         $  .88         $  .85         $  .35


NOTE 16. AGREEMENT AND PLAN OF MERGER

                 On December 29, 2000, the Company announced that it had entered into a definitive Agreement and Plan of Merger with WesBanco, Inc. The Agreement and Plan of Merger provides, among other things, for a fixed exchange ratio of 2.58 shares of WesBanco, Inc. common stock for each share of the outstanding common stock of the Company. It is expected that this transaction will be completed mid-year 2001 after approval by appropriate regulatory authorities and the stockholders of the Company.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
                     FREEDOM BANCSHARES, INC. AND SUBSIDIARY

Management's Discussion and Analysis represents an overview of results of operations and financial condition of Freedom Bancshares, Inc. (Freedom or the Corporation), a bank holding company with headquarters in Belington, West Virginia, and its subsidiary, Belington Bank. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

Certain information in Management's Discussion and other statements contained in this report, which are not historical facts, may be forward looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing area and regional economic conditions; changes in interest rates; credit risks of commercial, real estate, and consumer loan customers and their lending activities; changes in federal and state regulations; the presence in the Corporation's market area of competitors with greater financial resources than the Corporation; or other unanticipated external developments materially impacting the Corporation's operational and financial performance.

                 TABLE 1 - FIVE YEAR SELECTED FINANCIAL SUMMARY
                            FREEDOM BANCSHARES, INC.
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        DECEMBER 31,
                                          ----------------------------------------------------------------------------
                                            2000             1999             1998            1997             1996
                                          --------         --------         --------        --------         --------
PER SHARE INFORMATION:
Dividends                                 $   0.80         $   0.60         $   1.20        $   1.70         $   1.55
Book value at year end                       42.23            39.03            39.35           38.44            35.66
Average common shares
   outstanding                             190,000          190,000          190,000         190,000          190,000

SELECTED BALANCE SHEET
   INFORMATION:
Total securities                          $ 29,324         $ 28,940         $ 26,534        $ 19,426         $ 22,932
Net loans                                   57,933           56,247           60,761          57,494           53,223
Total assets                               100,474           97,394          102,006          90,944           86,299
Total deposits                              91,914           89,663           94,037          83,006           79,069
Total stockholders'
   equity                                    8,023            7,417            7,476           7,304            6,775

SELECTED RATIOS:
Return on average assets                     0.36%            0.55%            0.42%           0.79%            0.96%
Return on average equity                     4.75%            7.64%            5.58%           9.97%           11.77%
Dividend payout                             41.99%           20.07%           54.16%          46.01%           37.68%
Average equity to average
    assets                                   7.55%            7.21%            7.60%           7.94%            8.19%

                            FREEDOM BANCSHARES, INC.
                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     FOR THE YEARS ENDED DECEMBER 31,
                                     ------------------------------------------------------------------
                                      2000           1999           1998           1997           1996
                                     ------         ------         ------         ------         ------
SUMMARY STATEMENT OF
   INCOME
Interest income                      $7,433         $7,401         $7,600         $7,221         $6,694
Interest expense                      3,443          3,623          3,755          3,466          3,196
                                     ------------------------------------------------------------------
Net interest income                   3,990          3,778          3,845          3,755          3,498
Provision for loan losses               661            740          1,025            612            482
                                     ------------------------------------------------------------------
Net interest income after
   provision for loan losses          3,329          3,038          2,820          3,143          3,016
Other income                          1,153          1,039          1,000            917            682
Other expenses                        3,988          3,227          3,230          3,112          2,517
                                     ------------------------------------------------------------------
Income before income taxes              494            850            590            948          1,181
Provision for income taxes              132            282            169            246            398
                                     ------------------------------------------------------------------
Net Income                           $  362         $  568         $  421         $  702         $  783
                                     ==================================================================
Earnings per share                   $ 1.91         $ 2.99         $ 2.22         $ 3.69         $ 4.12
                                     ==================================================================


OVERVIEW
Freedom Bancshares, Inc.'s financial performance as of and for the year ended December 31, 2000 showed moderate growth with assets increasing from $97,393,817 at December 31, 1999 to $100,474,055 at December 31, 2000. Moderate asset growth for the year 2000 centered around increases in federal funds sold, investment securities, and the loan portfolio.

The asset growth was complimented by corresponding growth in deposits for the year 2000 of $2,251,211, and a corresponding increase in the stockholders' equity of the Corporation which resulted from net income for the year 2000 of $362,287 less cash dividends of $152,000 and a corresponding decrease in other comprehensive loss which declined by $396,288 for the year 2000.

In August 1999, the West Virginia Commissioner of Banking issued a Cease & Desist Order which applied to the subsidiary bank. This Cease & Desist Order is discussed in greater detail in Note 14 of Notes to Consolidated Financial Statements. During the fourth quarter of 1999, the Board of Directors, in response to the Cease & Desist Order, made significant changes in the Senior Management of the subsidiary bank and also made significant changes in the banking policies and practices that were being followed by the Bank pursuant to requirements of the Cease & Desist Order. At December 31, 2000, the Bank is no longer subject to the provisions of the Cease & Desist Order, as the result of actions taken by the Senior Management and Board of Directors of the Bank.

As the result of normal salary increases and the retention of the new Senior Management group by the Board of Directors, salaries and employee benefits increased from $1,260,389 for the year 1998 to $1,341,155 in 1999 and $1,854,455 for the year 2000. The Senior Management group also aggressively focused its efforts in the resolution of impaired and nonperforming loans in the loan portfolio, which resulted in charge-offs in 1999 of $1,214,027 and $905,544 in 2000. The provision for possible loan losses declined from $1,024,989 in 1998 to $739,610 in 1999 to $660,869 in 2000. The significant effort by the Senior Management and Board of Directors during the fall of 1999 and 2000 resulted in a significant improvement of the quality of the assets in the loan portfolio and the resolution of a number of issues with regard to impaired loans centered primarily around real estate development activities in north central West Virginia. As the direct result of the extensive effort by the Board of Directors and Senior Management, the Cease & Desist Order was released by the West Virginia Commissioner of Banking during July 2000.

The Corporation's earnings for 2000 were $362,287, or $1.91 per share, as compared to $568,480, or $2.99 per share, in 1999. The earnings for the year 2000 were obviously impacted by the Board of Directors' decisions to retain experienced Senior Management and to improve the overall asset quality of the Corporation's loan portfolio.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Taxable equivalent net interest income increased $216,000 for 2000, or 6%, in comparison to 1999. As shown in Table 2, the taxable equivalent net yield on earning assets increased during 2000 in comparison to 1999. Average earning assets decreased only $1.2 million, or 1%, from 1999 to 2000, while interest-bearing liabilities decreased $3.6 million, or 4%.

Taxable equivalent interest income increased $36,000 in 2000, or 5.2%, from 1999. This increase results primarily from an increase in average loan yields and an increase in the volume of federal funds sold as well as an increase in average yields on federal funds sold. Table 3 presents the impact of these changes in volume and rate on interest income.

Interest expense decreased $179,000 in 2000, or 4.9%, from 1999. This decrease results from a slight decrease in rates and also from a 4.5% decrease in average interest bearing deposits during 2000. Table 3 presents the impact of these changes in volume and rate on interest expense.

            TABLE 2 - AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)


                                                                FOR THE YEARS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------------------
                                         2000                               1999                               1998
                              ------------------------------- ---------------------------------  ----------------------------------
                               Average               Average     Average                Average     Average                Average
                               Balance   Interest     Rate       Balance    Interest     Rate       Balance    Interest      Rate
                               -------   --------     ----       -------    --------     ----       -------    --------      ----
ASSETS
Loans:
   Commercial and
   Agriculture                 $28,493    $2,543      8.92%     $ 31,421     $2,647      8.42%     $ 34,040     $3,069       9.02%
   Real Estate Mortgage         21,870     1,862      8.51%       18,473      1,606      8.69%       17,861      1,625       9.10%
   Installment                   9,376       933      9.95%       10,432      1,069     10.25%       10,200      1,033      10.13%
                              ------------------                -------------------                -------------------
     Total Loans                59,739     5,338      8.94%       60,326      5,322      8.82%       62,101      5,727       9.22%
                              ------------------                -------------------                -------------------

Investments:
   Taxable                      26,430     1,668      6.31%       27,173      1,699      6.25%       19,916      1,422       7.14%
   Tax Exempt                    2,914       166      5.70%        2,919        157      5.38%        2,893        161       5.57%
                              ------------------                -------------------                -------------------
     Total Investments          29,344     1,834      6.25%       30,092      1,856      6.17%       22,809      1,583       6.94%
                              ------------------                -------------------                -------------------

Federal Funds Sold               4,283       261      6.09%        4,117        223      5.42%        5,323        290       5.45%
                              ------------------                -------------------                -------------------
     Total Earning Assets       93,366    $7,433      7.96%       94,535     $7,401      7.83%       90,233     $7,600       8.42%

Cash and Due
   from Banks                    5,153                             5,605                              5,100
Premises and Equipment           2,200                             2,439                              2,623
Allowance for
   Loan Losses                  (1,372)                           (1,400)                            (1,164)
Other Assets                     1,644                             1,861                              2,457
                              --------                          --------                           --------
     TOTAL ASSETS             $100,991                          $103,040                           $ 99,249
                              ========                          ========                           ========

LIABILITIES AND
     SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Demand                      $  7,973    $  184      2.31%     $  8,657     $  222      2.56%     $  8,617     $  220       2.55%
  Savings                       18,683       585      3.13%       18,750        610      3.25%       15,898        518       3.26%
  Time                          49,701     2,674      5.38%       52,519      2,791      5.31%       54,391      3,017       5.55%
                              ------------------                -------------------                -------------------
     Total Interest
     Bearing Deposits           76,357     3,443      4.51%       79,926      3,623      4.53%       78,906      3,755       4.76%
Borrowings                           0         0      0.00%            0          0      0.00%            0          0       0.00%
                              ------------------                -------------------                -------------------
     Total Interest
     Bearing Liabilities        76,357    $3,443      4.51%       79,926     $3,623      4.53%       78,906     $3,755       4.76%

Non-interest Bearing
  Deposits                      15,525                            13,537                             11,644

Other Liabilities                1,489                             2,146                              1,159
Equity                           7,620                             7,431                              7,540
                              --------                          --------                           ---------
     TOTAL LIABILITIES
     AND EQUITY               $100,991                          $103,040                           $ 99,249
                              ========                          ========                           ========

NET YIELD ON EARNING
   ASSETS                                 $3,990      4.27%                  $3,778      4.00%                  $3,845       4.26%
                                          ======      ====                   ======      ====                   ======       ====

TAXABLE EQUIVALENT NET
  YIELD ON EARNING ASSETS                 $4,079      4.37%                  $3,863      4.09%                  $3,932       4.36%
                                          ======      ====                   ======      ====                   ======       ====


NOTES:

        Total loans are gross of allowance for loan losses, net of unearned income.
        Nonaccrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material.
        Average yields on securities available for sale have been calculated based on amortized cost.
        Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.

                  TABLE 3 - RATE VOLUME ANALYSIS OF CHANGES IN
                      INTEREST INCOME AND INTEREST EXPENSE
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)


                                                      2000 COMPARED TO 1999                      1999 COMPARED TO 1998
                                             ----------------------------------------    ---------------------------------------
                                                                       Net Increase                                Net Increase
                                             Volume         Rate        (Decrease)       Volume           Rate       (Decrease)
                                             ------         ----        ----------       ------           ----       ----------
Increase (decrease) in interest income:
   Total loans                               $ (43)         $  60          $  17          $(160)         $(245)         $(405)
   Taxable securities                          (48)            17            (31)           421           (144)           277
   Tax-exempt securities                         0              9              9              1             (5)            (4)
   Federal funds sold                            9             29             38            (65)            (2)           (67)
                                             -----          -----          -----          -----          -----          -----
    Total interest income change               (82)           115             33            197           (396)          (199)
                                             -----          -----          -----          -----          -----          -----

Increase (decrease) in interest expense:
   Interest bearing demand deposits            (17)           (21)           (38)             1              1              2
   Savings deposits                             (3)           (22)           (25)            94             (2)            92
   Certificates of deposit                    (154)            38           (116)          (100)          (126)          (226)
   Other borrowings                              0              0              0              0              0              0
                                             -----          -----          -----          -----          -----          -----
    Total interest expense change             (174)            (5)          (179)            (5)          (127)          (132)
                                             -----          -----          -----          -----          -----          -----

NET INTEREST INCOME INCREASE (DECREASE)      $  92          $ 120          $ 212          $ 202          $(269)         $ (67)
                                             =====          =====          =====          =====          =====          =====

NOTES:
                 Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.



OTHER INCOME
Excluding realized net securities losses in 1999, other income increased $63,000, or 5.7%, over 1999. This increase was primarily due to the increase in service charges on deposit accounts of $58,000 in 2000, or 6.6%, from 1999.

In 1999 the Corporation experienced a net realized securities loss of $51,000 while the Corporation had no securities realized gains or losses in 2000 as the Corporation had limited activity in its investment portfolio during the year 2000.

OTHER EXPENSES
Other expenses increased $761,000 in 2000, or 23.6%, from 1999. This increase was primarily due to the increase in salaries and employee benefits of $513,000, or 38%, over 1999 levels. The Corporation's subsidiary bank hired additional personnel during the last quarter of 1999, including a CEO and three other senior management personnel with significant commercial banking experience. The additional management personnel were added to assist the subsidiary bank and clear the Cease and Desist Order issued by state banking regulators in 1999. As a result of the efforts of the Board of Directors and new Senior Management, the regulators released the Cease and Desist Order in July 2000.

The Corporation's effective tax rate decreased to 27% in 2000 from 33% in 1999. This decline is primarily the result of the effect of tax exempt income. Tax exempt income has remained constant for 2000 and 1999, but the percentage to income before income taxes increased for 2000. Tax exempt income for 2000 was $54,000 and resulted in an 11% effective tax rate reduction for 2000, while tax-exempt income for 1999 was $52,000 and only resulted in a 6% effective tax rate reduction in income taxes for 1999.


The Corporation is subject to a West Virginia corporate income tax, which is based upon federal taxable income, with certain modifications. The statutory West Virginia tax rate was 9.0% for 2000 and 1999. West Virginia income tax included in the provision for income taxes was $24,000 for 2000 compared to $49,000 for 1999.

FINANCIAL CONDITION

SECURITIES
Securities increased $384,000 between December 31, 2000 and 1999. As shown in Table 4, the Corporation maintains an even mix between securities classes of held to maturity and available for sale.

Held to maturity securities comprised 44.8% of total securities at December 31, 2000 compared to 47.2% at December 31, 1999. Held to maturity securities decreased $532,000, or 3.89%, at December 31, 2000 from 1999. At December 31, 2000 the average yield of the held to maturity portfolio was 6.8%.

Available for sale securities comprised 55.2% of total securities at December 31, 2000 compared to 52.8% at December 31, 1999. Available for sale securities increased $917,000, or 6.0%, at December 31, 2000 from 1999. At December 31, 2000 the average yield of the available for sale portfolio was 6.27%.

Unrealized gains/losses on available for sale securities (market value adjustments) resulted in a $144,000 market loss as of December 31, 2000, down from a $754,000 market loss as of December 31, 1999. This market loss was reduced from 1999 to 2000, reflecting an increase in market value due to a decrease in interest rates during 2000. Market value adjustments represent temporary fluctuations in value resulting from changes in market rates in relation to average yields in the available for sale portfolio. The Corporation can adjust the volatility of the market value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their maturity dates, no gain or loss would be realized.

Securities represent a source of liquidity for the Corporation. During 2000, the Corporation received investment principal paydowns of $786,000 on held to maturity securities and principal paydowns of $512,000 on available for sale securities.

                       TABLE 4 - COMPOSITION OF SECURITIES
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)

                                                                              DECEMBER 31,
                                                              -----------------------------------------------
                                                               2000               1999                1998
                                                              -------            -------             -------
Securities held to maturity (at amortized cost):
      U. S. Treasury and Federal Agency securities            $ 4,749            $ 4,750             $ 3,801
      Obligations of states and political subdivisions          2,966              2,718               2,832
      Mortgage-backed and other debt securities                 5,425              6,204                   0
                                                              -------            -------             -------
         Total securities held to maturity                     13,140             13,672               6,633
                                                              -------            -------             -------

Securities available for sale (at market):
      U. S. Treasury and Federal Agency securities             12,387             11,881              17,932
      Obligations of states and political subdivisions            205                  0                 240
      Mortgage-backed and other debt securities                 3,592              3,387               1,729
                                                              -------            -------             -------
         Total securities available for sale                   16,184             15,268              19,901
                                                              -------            -------             -------
TOTAL SECURITIES                                              $29,324            $28,940             $26,534
                                                              =======            =======             =======



NOTES:
       There are no individual securities included in obligations of state and political subdivisions or other securities, which individually or in the aggregate exceed ten percent of stockholders' equity.


        TABLE 5 - MATURITY DISTRIBUTION AND YIELD ANALYSIS OF SECURITIES
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)

                                                                        DECEMBER 31, 2000
                                      ----------------------------------------------------------------------------------------
                                                                AFTER ONE BUT          AFTER FIVE BUT
                                       WITHIN ONE YEAR        WITHIN FIVE YEARS       WITHIN TEN YEARS      AFTER TEN YEARS
                                      -----------------      ------------------     -------------------    -------------------
                                      AMOUNT      YIELD      AMOUNT       YIELD     AMOUNT        YIELD    AMOUNT        YIELD
                                      ------      -----      ------       -----     ------        -----    ------        -----
Securities Held to Maturity:
     U. S. Treasury and Federal
       Agency securities              $  250       6.47%    $ 2,999        5.88%    $     0        0.00%    $1,500        7.00%
     Obligations of states and
       political subdivisions              0       0.00%      2,250        8.10%        716        7.80%         0        0.00%
     Mortgage-backed and other
       debt securities                    12       7.25%      1,571        7.25%      3,837        6.21%         5         N/A
                                      ------      -----     -------       -----     -------       -----     ------      ------
       Total Held to Maturity            262       6.50%      6,820        6.92%      4,553        6.46%     1,505        7.00%
                                      ------      -----     -------       -----     -------       -----     ------      ------
Securities Available for Sale:
     U. S. Treasury and Federal
       Agency securities               1,000       5.72%      5,494        5.90%      4,988        6.54%     1,000        7.28%
     Obligations of states and
       political subdivisions              0       0.00%        203        6.74%          0        0.00%         0        0.00%
     Mortgage-backed and other
       debt securities                    20       7.27%      2,068        6.09%      1,555        6.65%         0        0.00%
                                      ------      -----     -------       -----     -------       -----     ------      ------
       Total Available for Sale        1,020       5.75%      7,765        5.97%      6,543        6.56%     1,000        7.28%
                                      ------      -----     -------       -----     -------       -----     ------      ------
TOTAL SECURITIES                      $1,282       5.90%    $14,585        6.41%    $11,096        6.52%    $2,505        7.10%
                                      ======      =====     =======       =====     =======       =====     ======      ======

NOTES:
       Yields are calculated using a weighted average yield to maturity. Average yields on securities available for sale have been calculated based on amortized cost.
       Average yields on obligations of states and political subdivisions have been calculated on a taxable equivalent basis. Other debt securities include securities with no stated maturity dates.
       Mortgage-backed securities, which have prepayment provisions, are assigned to maturity categories based on estimated average lives.

LOANS

LOAN PORTFOLIO:
Loans at December 31, 2000 increased $1.6 million, or 2.8%, compared to loans at December 31, 1999, as noted in Table 6. The net loan increase was primarily an increase in residential mortgage loans of $4.4 million, or 25.4%, at December 31, 2000 while the other loan components experienced respective decreases. Commercial loans decreased $1.9 million, or 6.6%, from 1999, while personal loans decreased $1.2 million, or 12.1%, from 1999.

Referring to Table 6, commercial loans, at 45% of total loans, comprise the single largest loan type in the loan portfolio. These loans are not concentrated in any single industry, but reflect a broad range of businesses located primarily within the Corporation's market area. The credit risk associated with commercial lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.

Residential real estate loans represent approximately 37% of total loans and consist primarily of conventional adjustable and fixed rate residential mortgages and home equity loans. The risks associated with real estate lending are principally influenced by real property values, which are affected by general economic conditions. Most of the real estate loans in the portfolio are secured by properties located within the Corporation's market area.

Personal loans represent approximately 15% of total loans and consist primarily of vehicle loans and other types of secured and unsecured consumer purpose loans. Personal loans are a smaller loan balance, homogenous group of loans which are concentrated within the Corporation's market area. Risks in this lending category include the possibility of a general economic downturn which may cause an increase in credit losses.

Except for speculative development by builders with long-standing relationships, real estate-construction loans are only made when the Corporation also commits to the permanent financing of the project or has a takeout commitment from another lender for the permanent loan.

The Corporation follows lending policies which establish, among other things, criteria for determining the repayment capacity of the borrower, requirements for down payments and current market appraisals or other valuations of the collateral when the loans are originated. The majority of loans are either secured by real property or personal property.

The Corporation generally recognizes interest income on the accrual basis, except for certain loans which are placed on a nonaccrual status, when in the opinion of management, doubt exists as to loan collectibility. The subsidiary bank must conform to regulatory policies which state that banks may not accrue interest on any loan on which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on a nonaccrual status, interest income may be recognized as cash payments are received.

NON-PERFORMING ASSETS:
Non-performing assets consist of loans classified as impaired (nonaccrual and certain loans internally classified as substandard or doubtful) and other real estate owned. As noted in Table 8, at December 31, 2000, non-performing assets increased to $3.8 million, or 6.5% of total loans. Non-performing loans are generally secured by collateral believed to have adequate market values to protect against significant loan losses. The Corporation continually monitors its non-performing assets for deterioration in collateral values as it completes its loan asset collection process.

ALLOWANCE FOR LOAN LOSSES:
The allowance for loan losses is available to absorb probable charge-offs. The allowance is reduced by losses, net of recoveries, and increased by charging a loan loss provision to operations to maintain the allowance at a level determined appropriate by management. There can be no assurance that the Corporation will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance.

As shown in Table 9, at December 31, 2000, the allowance for loan losses to total loans was 1.76% at December 31, 2000, down from 1.98% as of December 31, 1999. Net charge-offs for 2000 were $760,000 down from $1.1 million for 1999. The decrease in net charge-offs reflects the continuing improvement in the credit quality for all types of loans, as well as increased efforts to recover loans charged off in prior periods.

The provision for loan losses was $661,000 in 2000 compared to $740,000 in 1999. The provision is based on management's monthly evaluation of the loan portfolio as well as prevailing and anticipated economic conditions, net loans charged off, past loan experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other factors.


The adequacy of the allowance for loan losses is evaluated monthly. Specific reserves are established when warranted for loans. The determination of specific reserves takes into consideration the anticipated future cash flows available to pay the loan and/or the estimated realizable value of the collateral pledged and other secondary repayment sources, if any. For consumer loans and all other commercial loans not specifically reserved, management uses historical net charge-off experience relative to loans outstanding to predict future losses. Management further allocates against the reserve, when appropriate, based on economic conditions, changes in loan underwriting standards or practices, delinquency and other trends in the portfolio, specific industry conditions, the results of recent internal loan reviews or regulatory examinations, and other relevant factors that impact the loan portfolio.

Changes in the allocation of the allowance among the various loan types, as noted in Table 10, are primarily the result of higher specific reserves on certain commercial loans and growth in real estate loans.

Management expects to continue to reduce non-performing assets in 2001. Management will continue to monitor the loan portfolio for possible deterioration in credit quality.

LOAN RISK ELEMENTS AND CREDIT QUALITY:
The Corporation extends credit to individuals for various consumer purposes, which include residential mortgage loans, construction loans, home equity lines of credit, installment loans to purchase automobiles, and other personal loans. The Corporation also extends credit to businesses of all types to purchase assets, including commercial real estate, or to finance expansion, as well as revolving lines of credit to finance operations and short-term loans for other purposes. Credit risk, that is the risk that a borrower will default on a loan, is inherent in all lending activities. The Corporation's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. Credit risk is managed both through the initial underwriting process as well as through ongoing monitoring and administration of the loan portfolio.

The Corporation has established standard credit policies to provide for consistent underwriting of loans as well as procedures to assist in maintaining and monitoring the overall credit quality of its loan portfolio. Credit policy establishes: (1) underwriting guidelines for all types of loans; (2) lending authorities; (3) exposures limits to individual borrowers or groups of borrowers, as well as loan type, industry, and geographic concentrations; and
(4) loan portfolio administration procedures.

Loan underwriting guidelines require an appropriate evaluation of the creditworthiness of each borrower; the adequacy of collateral, if any, to secure the loan; and other factors unique to each loan that may increase or mitigate its risks. Individual lending officers approve loans up to predetermined limits depending on the type of loan. Loans above individual officers' lending authorities require approval by the loan discount committee or the Board of Directors. These loan approval requirements also apply to renewals and extensions of loans. Exceptions to loan policy are permissible, but only after careful evaluation of the credit risks associated with each exception and the factors that may mitigate those risks.

Subsequent to loan origination, the process used to measure and monitor the level of credit risk is dependent upon the type of loan. Consumer loans, including residential mortgages, are generally smaller in amount and spread over a larger number of diverse individual borrowers. Accordingly, credit risk in the consumer portfolio can generally be managed effectively by monitoring the level and trend of delinquent loans, and economic conditions that may impact a borrower or group of borrowers. Commercial loans can be for substantially larger amounts and the potential for loss as a result of default by any one borrower can be significant. Therefore, credit risk in the commercial portfolio requires periodic review of borrowing relationships and a loan grading system to help management identify adverse trends and evaluate the quality of the loan portfolio.

The Corporation maintains a loan grading system that categorizes all loans according to their level of credit risk. All loans are assigned a grade at their inception, and grades are regularly reviewed and evaluated. When the risk of a loan increases beyond that which is considered acceptable in the assigned grade, its grade is adjusted to reflect the change in its risk.

Classified loans are those that exhibit clear and defined weaknesses that may jeopardize their recoverability. Loans are classified as "substandard" when they are no longer adequately protected by the sound net worth and paying capacity of the borrower or of the collateral pledged. Substandard loans are characterized by the distinct possibility that the bank may sustain some loss. Loans are classified as "doubtful" when the risk that a loss may occur has increased, or at least a portion of the loan may require charge-off if liquidated at present. Both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status.

The loan grading process provides management with an effective early warning system of potential problems and also facilitates evaluating the adequacy of the allowance for loan losses. The Corporation also maintains a loan review program. The Corporation provides an internal loan review on a sample of loans written during each month. This internal loan review selects a sample of loans originated by each loan officer. The internal loan review reports are issued monthly to the Chief Executive Officer of the Corporation. In addition to the internal loan review, the Corporation has contracted with an outside consultant to review all commercial loans over $100,000. This review includes all new loans in addition to reviewing performance on older loans. This outside review is performed periodically and reports are issued to the Chief Executive Officer of the Corporation. The Corporation has outsourced its internal audit function. As part of the internal audit function, a sample of new loans written is reviewed quarterly. The internal audit function reports to the Audit Committee of the Board of Directors. The loan review process further identifies areas that require management's attention, evaluates the adequacy of loan administration and documentation, and helps to ensure compliance with loan polices, and validates the reliability of the loan grading system.


There are no significant loans made to customers outside the Corporation's general market area. At December 31, 2000 there were no loan concentrations in excess of 10% of total loans.

Management's review of the loan portfolio has not indicated any material amount of loans, not disclosed in the accompanying tables and discussion which are known to have possible credit problems which cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

                         TABLE 6 - COMPOSITION OF LOANS
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)


                                                                    DECEMBER 31,
                   ---------------------------------------------------------------------------------------------------------------
                         2000                   1999                   1998                    1997                   1996
                   ------------------      -----------------     ------------------      ------------------     ------------------
                                % of                    % of                  % of                   % of                    % of
                    Amount     Loans        Amount     Loans     Amount       Loans       Amount     Loans       Amount      Loans
                    ------     -----        ------     -----     ------       -----       ------     -----       ------      -----
Loans:
  Commercial       $26,626       45%       $28,517       50%     $33,916       55%       $31,612       55%       $30,490       57%
  Real estate -
   construction      1,580        3%         1,309        2%       1,318        2%         2,329        4%         1,297        2%
  Real estate -
   residential      21,856       37%        17,423       30%      16,308       26%        14,818       25%        14,545       27%
 Personal            8,910       15%        10,135       18%      10,674       17%         9,540       16%         7,495       14%
                   ----------------        ----------------      ----------------        ----------------        ----------------

TOTAL LOANS        $58,972      100%       $57,384      100%     $62,216      100%       $58,299      100%       $53,827      100%
                   ================        ================      ================        ================        ================


NOTES:
       Loans are presented gross of allowance for loan losses and unearned income on personal loans.


                    TABLE 7 - MATURITY DISTRIBUTION OF LOANS
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)

                                                                 DECEMBER 31, 2000
                                             -------------------------------------------------------
                                                             AFTER ONE
                                               IN ONE       YEAR THROUGH       AFTER
                                             YEAR OR LESS    FIVE YEARS      FIVE YEARS        TOTAL
                                             ------------    ----------      ----------        -----
Commercial                                      $3,826         $3,499         $19,301         $26,626
Real estate - construction                         235            100           1,245           1,580
                                                ------         ------         -------         -------

TOTAL                                           $4,061         $3,599         $20,546         $28,206
                                                ======         ======         =======         =======

Fixed rates                                     $1,713         $2,372         $ 1,895         $ 5,980
Variable rates                                   2,348          1,227          18,651          22,226
                                                ------         ------         -------         -------

TOTAL                                           $4,061         $3,599         $20,546         $28,206
                                                ======         ======         =======         =======

NOTES:
       Excludes personal and residential mortgage loans

        TABLE 8 - NONPERFORMING ASSETS AND LOANS PAST DUE 90 DAYS OR MORE
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)

                                                                     DECEMBER 31,
                                           ------------------------------------------------------------------
                                            2000           1999           1998           1997           1996
                                           ------         ------         ------         ------         ------
Nonaccrual loans                           $1,821         $1,816         $1,227         $1,344         $1,397
Troubled debt restructuring                     0              0              0              0              0
Other impaired loans                        1,850            751          1,520            821          1,569
                                           ------         ------         ------         ------         ------
Total impaired loans                        3,671          2,567          2,747          2,165          2,966
Other real estate owned                       145            180          1,050          1,747            178
                                           ------         ------         ------         ------         ------
Total Non-Performing Assets                $3,816         $2,747         $3,797         $3,912         $3,144
                                           ======         ======         ======         ======         ======
Percentage of non-performing assets
    to loans outstanding                                     4.8%                                         5.4%
                                           ======         ======         ======         ======         ======
Accruing Loans 90 Days Past Due            $    0         $   57         $  152         $   25         $    0
                                           ======         ======         ======         ======         ======

NOTES: Other impaired loans include loans internally classified as doubtful and substandard (as defined by banking regulations) that meet the definition of impaired loans. The past due loans do not include non-accrual loans.


                       TABLE 9 - ALLOWANCE FOR LOAN LOSSES
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)

                                                                                DECEMBER 31,
                                                 ------------------------------------------------------------------------
                                                  2000             1999             1998            1997           1996
                                                  ----             ----             ----            ----           ----
Beginning balance -
         Allowance for loan losses               $ 1,137          $ 1,455          $   805          $ 604          $ 674
Provision for loan losses                            661              740            1,025            612            482
Charge-offs
       Commercial                                   (652)            (753)             (83)          (433)          (493)
       Real estate                                   (89)            (302)            (419)             0            (16)
       Personal                                     (165)            (159)            (102)           (62)           (58)
                                                 -------          -------          -------          -----          -----
         Total charge-offs                          (906)          (1,214)            (604)          (495)          (567)
Recoveries:
       Commercial                                     29              104              212             72              1
       Real estate                                    72               16                6              5              3
       Personal                                       45               36               11              7             11
                                                 -------          -------          -------          -----          -----
           Total recoveries                          146              156              229             84             15
Net Charge-Offs                                     (760)          (1,058)            (375)          (411)          (552)
                                                 -------          -------          -------          -----          -----
Ending balance -
       Allowance for loan losses                 $ 1,038          $ 1,137          $ 1,455          $ 805          $ 604
                                                 =======          =======          =======          =====          =====
Ratio of net charge-offs to average total
  loans outstanding for the period                  1.31             1.75             0.62           0.73%          1.10
                                                 =======          =======          =======          =====          =====
Ratio of the allowance for loan losses
  to total loans outstanding at the end
  of the period                                     1.76             1.98             2.34           1.38%          1.21
                                                 =======          =======          =======          =====          =====

             TABLE 10 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)


                                                          DECEMBER 31,
                                 ----------------------------------------------------------
                                  2000          1999          1998         1997        1996
                                  ----          ----          ----         ----        ----
Commercial                       $  736        $  655        $1,068        $560        $407
Real estate - residential           191           231            89          35          29
Personal                            103            36           254         191         168
Unallocated                           8           215            44          19           0
                                 ------        ------        ------        ----        ----

TOTAL                            $1,038        $1,137        $1,455        $805        $604
                                 ======        ======        ======        ====        ====

NOTES:
       No allocations were made for real estate - construction loans.


DEPOSITS AND OTHER BORROWINGS
Deposits increased $2.3 million between December 31, 2000 and 1999. As shown in Table 2, the Corporation experienced a decrease in average interest bearing deposits of $3.6 million from 1999 to 2000, while at the same time, experienced an increase in average non-interest bearing deposits of $2.0 million.

The Corporation does not have any other borrowings for the periods shown.

                       TABLE 11 - MATURITY DISTRIBUTION OF
                            CERTIFICATES OF DEPOSITS
                                $100,000 OR MORE
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)

                                             DECEMBER 31,
                                        ----------------------
                                         2000            1999
                                        ------          ------
Maturity:
       Under three months               $  517          $  840
       Three to six months               1,235           1,075
       Six to twelve months              1,095           1,484
       Over twelve months                4,007           1,731
                                        ------          ------

TOTAL                                    6,854           5,130

Savings Deposits > $100,000              1,427           1,543
                                        ------          ------

TOTAL TIME DEPOSITS > $100,000          $8,281          $6,673
                                        ======          ======


CAPITAL ADEQUACY
Market value adjustments on securities available for sale, which represent temporary market fluctuations resulting from changes in market rates, increased to a net unrealized loss of $94,000 at December 31, 2000 compared to a net unrealized loss of $490,000 at 1999.

During 2000, the Corporation was able to increase its dividends to $.80 per share from $.60 per share in 1999.

The Corporation is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. The Corporation and its subsidiary bank maintain Tier I, Total Capital and Leverage ratios well above minimum regulatory levels.

INTEREST RATE MANAGEMENT AND LIQUIDITY

ASSET/LIABILITY MANAGEMENT:
Interest rate management measures and monitors the sensitivity of net interest earnings to changes in the level of interest rates. As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing and/or the percentage of rate changes.

The Corporation reviews its interest rate sensitivity on a periodic basis. This review is performed by analyzing the maturity and repricing relationships between rate sensitive assets and rate sensitive liabilities at a specific point in time and by using a simulation model to estimate the impact on net interest income of changing interest rates over a twelve-month projection period.

Net interest sensitivity, the difference between rate sensitive assets and liabilities is a relatively simple analysis of the Corporation's Consolidated Balance Sheet, but does not quantify the magnitude of the interest rate risk in terms of changes in net interest income as interest rates change. Therefore, management also considers the results of net interest income simulations using a variety of interest rates changes. Key assumptions used in income simulation include loan and deposit growth, pricing, interest sensitivity, and the level of interest rate or balance changes on deposit growth, pricing, interest sensitivity, and the level of interest rate or balance changes on deposit products with no stated maturity such as savings and NOW deposits. These assumptions have been developed through a combination of historical analysis and future anticipated pricing.

As shown in Table 12, the liability sensitive position in the under three month time period is primarily a result of $25.5 million in savings and NOW account balances. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion.


LIQUIDITY MANAGEMENT:
The Corporation manages its liquidity position to ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals as well as the operating cash needs of the Corporation. The Corporation's most stable source of liquidity is its core deposit base. The principal source of asset-funded liquidity is the securities portfolio. Securities liquidity include securities classified as available for sale, which represented 55.2% and 52.8% of total securities at December 31, 2000 and 1999. Also included in securities liquidity are securities classified as held to maturity that are expected to mature within a year, totaling $262,000 at December 31, 2000. Other sources of asset-funded liquidity include cash balances and federal funds sold. As of December 31, 2000, these two short-term funding sources totaled $9.9 million or 9.9% of total assets.


As of December 31, 2000 the Corporation had outstanding commitments to extend credit in the ordinary course of business of $2.0 million. On a historical basis only a small portion of these commitments result in expended funds. The Corporation has no other material commitments to expend funds in 2001.

                  TABLE 12 - INTEREST RATE SENSITIVITY ANALYSIS
                            FREEDOM BANCSHARES, INC.
                                ($ IN THOUSANDS)


                                                                           DECEMBER 31, 2000
                                      -------------------------------------------------------------------------------------------
                                        UNDER            THREE             SIX             NINE             OVER
                                        THREE            TO SIX          TO NINE       MONTHS TO ONE        ONE
                                        MONTHS           MONTHS          MONTHS            YEAR             YEAR            TOTAL
                                       --------         --------         --------         --------         -------        -------
Rate Sensitive Assets
Federal funds sold                     $  4,950         $      0         $      0         $      0         $     0        $ 4,950
Securities                                1,262                0                0               20          28,186         29,468
Loans                                    12,504            6,277            6,417            5,887          27,887         58,972
                                       --------         --------         --------         --------         -------        -------
Total Rate Sensitive Assets              18,716            6,277            6,417            5,907          56,073         93,390
                                       --------         --------         --------         --------         -------        -------
Rate Sensitive Liabilities
Money market deposit accounts             1,062                0                0                0               0          1,062
Savings and NOW accounts                 25,523                0                0                0               0         25,523
Certificates of deposit                   6,705           10,625            5,869            3,634          25,320         52,153
Other borrowings                              0                0                0                0               0              0
                                       --------         --------         --------         --------         -------        -------
Total Rate Sensitive Liabilities         33,290           10,625            5,869            3,634          25,320         78,738
                                       --------         --------         --------         --------         -------        -------
NET INTEREST SENSITIVITY               $(14,574)        $ (4,348)        $    548         $  2,273         $30,753        $14,652
                                       ========         ========         ========         ========         =======        =======

CUMULATIVE NET INTEREST SENSITIVITY    $(14,574)        $(18,922)        $(18,374)        $(16,101)        $14,652
                                       ========         ========         ========         ========         =======

Notes: Securities are categorized above by expected maturity at cost.

COMPARISON OF 1999 VERSUS 1998 OPERATIONS

Net income for the year ended December 31, 1999 was $568,000 as compared to $421,000 for 1998. This increase in net income is due primarily to a decrease in the provision for loan loss of $285,000 or 27.8%, which was offset by a decrease in net interest income of $68,000 or 1.7%.

On a fully taxable-equivalent basis, net interest income for 1999 decreased $69,000 or 1.8% from 1998. The net interest margin was 4.00% for 1999 compared to 4.26% for 1998. The 1999 decrease in the net interest margin is due primarily to a decrease in all components of net interest income as follows:

      Loans average yields decrease to 8.82% in 1999 from 9.22% in 1998 Investments average yields decrease to 6.17% in 1999 from 6.94% in 1998

The decrease in the provision for loan losses of $285,000 from 1998 to 1999 was due primarily to a loan loss provision in 1998 to cover the anticipated losses on three borrowers engaged in real estate rental, land development, and the lumber industries.

Service charge income on deposit accounts was the most significant component of other income. Service charges grew 9.5% in 1999 over 1998 or $76,000. The increase in service charges income resulted from increased fees charged by management to maintain competitive market pricing of the various service charges. The other significant change in 1999 is the realized securities loss on available for sale securities of $51,000. These losses resulted from the Corporation's sale of certain investment securities in the continued efforts by management to manage interest rate risk.

Total non-interest expense remained relatively unchanged in 1999 from the 1998 levels. Personnel costs, the single largest component of other expenses, increased $81,000 in 1999 over 1998. The increase is due to normal wage and fringe increases for the year. The decrease in premises and fixed assets of $35,000 in 1999 relates to depreciation and costs of maintenance and service contracts. Expenses related to other real estate holdings decreased $140,000 in 1999. The decrease is a result of management's continued effort to liquidate the properties carried in other real estate in order to maximize returns on earning assets. The increase for 1999 in legal and professional fees, dues and assessments of $62,000 is due primarily to the impact of the Cease and Desist Order.

The change in the effective tax rate, 33%, in 1999 from 29% in 1998 is due to a reduction in the effect of tax exempt income.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    WesBanco's Bylaws provide, and West Virginia law permits (W. Va. Code
Section 31-1-9), the indemnification of directors and officers against certain liabilities. Officers and directors of WesBanco and its subsidiaries are indemnified generally against expenses reasonably incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or offices of the corporation, except in relation to matters as to which a recovery may be obtained by reason of an officer or director having been finally adjudged derelict in such action or proceeding in the performance of his duties.

    A. Excerpts from Article VI of the Bylaws of WesBanco:

Indemnification of Directors and Officers

    Each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such director or officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

    B. West Virginia Corporation Law, W. Va. Code Section 31-1-9:

Section 31-1-9. Indemnification of officers, directors, employees and agents.

    (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, that such person did have reasonable cause to believe that his conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter, including, but not limited to, taxes or any interest or penalties thereon, as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in subsection (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsection (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or (b). Such determination shall be made
(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders or members.

    (e) Expenses (including attorney's fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding as authorized in the manner provided in Subsection (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

    (f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which any shareholder or member may be entitled under any bylaw, agreement, vote of shareholders, members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. (1961,c.15; 1974,c.13; 1975,c.118.)

    WesBanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to WesBanco.

Item 21. Exhibits and Financial Statement Schedules.

         (a) The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:


EXHIBIT      TITLE                                                          PAGE
-------      -----                                                          ----
2.1          Agreement and Plan of Merger (incorporated by reference to
             Annex A of the Proxy Statement/Prospectus included in this Registration Statement).

3.1          Articles of Incorporation of WesBanco, Inc., restated
             as of November 17, 1995.                                       *(1)

3.2          Articles of Amendment to the Articles of Incorporation of
             WesBanco, Inc.                                                 *(6)

3.3          Bylaws of WesBanco, Inc.                                       *(1)

4.1          Specimen Certificate of WesBanco, Inc. Common Stock.           *(2)

5.1 Opinion of Phillips, Gardill, Kaiser & Altmeyer, regarding the validity of the WesBanco, Inc. common stock being registered. (previously filed)

8.1 Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax consequences of the merger. (filed herewith)

10.1         Restated WesBanco Directors' Deferred Compensation Plan,
             effective December 15, 1994.                                *(1)

10.2         Key Executive Incentive Bonus and Option Plan.              *(7)

10.3         Employment Agreements.                                      *(3)(8)

10.4         Employment Continuity Agreement.                            *(5)

10.5         First Amendment to Employment Continuity Agreement          *(13)

10.6 Form of Employment Agreement effective _______, 2001 by and among Michael H. Hudnall, WesBanco, Inc. and
             WesBanco Bank, Inc. (previously filed)

10.7 Form of Employment Agreement effective _______, 2001 by and among Valerie (Staats) Hurst, WesBanco, Inc. and
             WesBanco Bank, Inc. (previously filed)

10.8 Form of Change in Control Agreement effective _______, 2001 by and among Michael H. Hudnall, WesBanco, Inc. and WesBanco Bank, Inc. (previously filed)

10.9         Change in Control Agreements                                *(9)

10.10        Stock Option Agreement (incorporated by reference to
             Annex B of the Proxy Statement/Prospectus included in this Registration Statement).

10.11        Salary Continuation Agreement                               *(13)

10.12        Executive Supplemental Income Agreement                     *(13)

10.13        Agreement and Plan of Merger dated February 22, 2001 by
             and between WesBanco, Inc., WesBanco Bank, Inc.,
             AB Corporation and American Bancorporation.                 *(12)

11.1         Computation of Earnings Per Share.                          *(10)

21.1         Subsidiaries of the Registrant.                             *(10)

23.1 Consent of Ernst & Young LLP, independent accountants for WesBanco, Inc. (previously filed).

23.2 Consent of Conley Johnson, A.C., independent accountants for Freedom Bancshares, Inc. (previously filed).

23.3 Consent of Phillips, Gardill, Kaiser & Altmeyer (included in the opinion filed on Exhibit 5.1)

23.4 Consent of Kirkpatrick & Lockhart LLP (included in the opinion filed as Exhibit 8.1).

23.5         Consent of Alex Sheshunoff & Co. Investment Banking, L.P.
             (previously filed).

24.1         Power of Attorney (included on signature page hereto).


99.1         Form of Proxy (filed herewith).


* Indicates document incorporated by reference.

(1) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-3905 which was filed with the Securities and Exchange Commission on June 20, 1996.
(2) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-42157 which was filed with the Securities and Exchange Commission on August 9, 1991.
(3) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-72228 which was filed with the Securities and Exchange Commission on November 30, 1993.
(4)  [Reserved]
(5) This exhibit is being incorporated by reference to a Form 10-K filed by WesBanco, Inc. with the Securities and Exchange Commission on March 11, 1999.
(6) This exhibit is being incorporated by reference to Form 10-Q filed by WesBanco, Inc. with the Securities and Exchange Commission on May 15, 1998.
(7) This exhibit is being incorporated by reference to Schedule 14A (Appendix A) filed by WesBanco, Inc. with the Securities and Exchange Commission on March 13, 1998.
(8) This exhibit is being incorporated by reference to Form 8-K filed by WesBanco, Inc. with the Securities and Exchange Commission on April 15, 1998.
(9) This exhibit is being incorporated by reference to a Form 10-Q filed by WesBanco, Inc. with the Securities and Exchange Commission on November 15, 1999.
(10) This exhibit is being incorporated by reference to a Form 10-K filed by WesBanco, Inc. with the Securities and Exchange Commission on March 30, 2001.
(11) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-74323 which was filed with the Securities and Exchange Commission on March 12, 1999.
(12) This exhibit is being incorporated by reference to Form 8-K filed by WesBanco, Inc. with the Securities and Exchange Commission on February 23, 2001.
(13) This exhibit is being incorporated by reference to a Form 10-K filed by WesBanco, Inc. with the Securities and Exchange Commission on March 29, 2000.

Item 22. Undertakings.

    The undersigned registrant hereby undertakes as follows:

    (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, West Virginia, on May 3, 2001.


                                       WESBANCO, INC.

                                       By: /s/ Edward M. George
                                           -------------------------------------
                                       Edward M. George
                                       Its President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward M. George, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                            TITLE                 DATE
-------------------------------    --------------------------   ---------------


*                                  Director                       April __, 2001
-------------------------------
James E. Altmeyer


*                                  Director                       April 23, 2001
-------------------------------
Ray A. Byrd

*                                  Director                       April 23, 2001
-------------------------------
R. Peterson Chalfant

*                                  Director                       April 23, 2001
-------------------------------
John H. Cheffy

*                                  Director                       April 23, 2001
-------------------------------
Christopher V. Criss

*                                  Director                       April 23, 2001
-------------------------------
James D. Entress

*                                  Director                       April 23, 2001
-------------------------------
Ernest S. Fragale

*                                  Chairman, Director             April 23, 2001
-------------------------------
James C. Gardill

*                                  President, Chief Executive     April 23, 2001
-------------------------------    Officer & Director
Edward M. George                   (Principal Executive Officer)

*                                  Director                       April 23, 2001
-------------------------------
Roland L. Hobbs

*                                  Director                       April 23, 2001
-------------------------------
John W. Kepner

                                   Director                       April __, 2001
-------------------------------
Frank R. Kerekes

*                                  Executive Vice President       April 23, 2001
-------------------------------    & Chief Financial Officer
Paul M. Limbert                    (Principal Financial and
                                   Accounting Officer)


                                   Director                       April __, 2001
-------------------------------
William E. Mildren, Jr.

*                                  Director                       April 23, 2001
-------------------------------
Joan C. Stamp

                                   Director                       April __, 2001
-------------------------------
Carter W. Strauss

                                   Director                       April __, 2001
-------------------------------
James W. Swearingen

                                   Director                       April __, 2001
-------------------------------
Reed J. Tanner

*                                  Director                       April 23, 2001
-------------------------------
Robert K. Tebay

                                   Director                       April __, 2001
-------------------------------
William E. Witschey


* /s/ Edward M. George
-------------------------------
By Edward M. George
Attorney in Fact

                                  EXHIBIT INDEX



EXHIBIT      TITLE                                                          PAGE
-------      -----                                                          ----

2.1 Agreement and Plan of Merger (incorporated by reference to Annex A of the Proxy Statement/Prospectus included in this Registration Statement).

3.1          Articles of Incorporation of WesBanco, Inc., restated as
             of November 17, 1995.                                       *(1)

3.2          Articles of Amendment to the Articles of Incorporation of
             WesBanco, Inc.                                              *(6)

3.3          Bylaws of WesBanco, Inc.                                    *(1)

4.1          Specimen Certificate of WesBanco, Inc. Common Stock.        *(2)

5.1 Opinion of Phillips, Gardill, Kaiser & Altmeyer, regarding the validity of the WesBanco, Inc. common stock being registered. (previously filed)

8.1 Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax consequences of the merger. (filed herewith)

10.1         Restated WesBanco Directors' Deferred Compensation Plan,
             effective December 15, 1994.                                *(1)

10.2         Key Executive Incentive Bonus and Option Plan.              *(7)

10.3         Employment Agreements.                                      *(3)(8)

10.4         Employment Continuity Agreement.                            *(5)

10.5         First Amendment to Employment Continuity Agreement          *(13)

10.6 Form of Employment Agreement effective _______, 2001 by and among Michael H. Hudnall, WesBanco, Inc. and
             WesBanco Bank, Inc. (previously filed)

10.7 Form of Employment Agreement effective _______, 2001 by and among Valerie (Staats) Hurst, WesBanco, Inc.
             and WesBanco Bank, Inc. (previously filed)

10.8 Form of Change in Control Agreement effective _______, 2001 by and among Michael H. Hudnall, WesBanco, Inc. and
             WesBanco Bank, Inc. (previously filed)

10.9         Change in Control Agreements                                *(9)

10.10        Stock Option Agreement (incorporated by reference to
             Annex B of the Proxy Statement/Prospectus included in this Registration Statement).

10.11        Salary Continuation Agreement                               *(13)

10.12        Executive Supplemental Income Agreement                     *(13)

10.13        Agreement and Plan of Merger dated February 22, 2001
             by and between WesBanco, Inc., Wesbanco Bank, Inc.,
             AB Corporation and American Bancorporation.                 *(12)

11.1         Computation of Earnings Per Share.                          *(10)

21.1         Subsidiaries of the Registrant.                               *(10)

23.1 Consent of Ernst & Young LLP, independent accountants for WesBanco, Inc. (previously filed).

23.2 Consent of Conley Johnson, A.C., independent accountants for Freedom Bancshares, Inc. (previously filed).

23.3 Consent of Phillips, Gardill, Kaiser & Altmeyer (included in the opinion filed on Exhibit 5.1)

23.4 Consent of Kirkpatrick & Lockhart LLP (included in the opinion filed as Exhibit 8.1).

23.5         Consent of Alex Sheshunoff & Co. Investment Banking, L.P.
             (previously filed).

24.1         Power of Attorney (included on signature page hereto).

99.1         Form of Proxy (filed herewith).



* Indicates document incorporated by reference.

(1) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-3905 which was filed with the Securities and Exchange Commission on June 20, 1996.
(2) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-42157 which was filed with the Securities and Exchange Commission on August 9, 1991.
(3) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-72228 which was filed with the Securities and Exchange Commission on November 30, 1993.
(4)  [Reserved]
(5) This exhibit is being incorporated by reference to a Form 10-K filed by WesBanco, Inc. with the Securities and Exchange Commission on March 11, 1999.
(6) This exhibit is being incorporated by reference to Form 10-Q filed by WesBanco, Inc. with the Securities and Exchange Commission on May 15, 1998.
(7) This exhibit is being incorporated by reference to Schedule 14A (Appendix A) filed by WesBanco, Inc. with the Securities and Exchange Commission on March 13, 1998.
(8) This exhibit is being incorporated by reference to Form 8-K filed by WesBanco, Inc. with the Securities and Exchange Commission on April 15, 1998.
(9) This exhibit is being incorporated by reference to a Form 10-Q filed by WesBanco, Inc. with the Securities and Exchange Commission on November 15, 1999.
(10) This exhibit is being incorporated by reference to a Form 10-K filed by WesBanco, Inc. with the Securities and Exchange Commission on March 30, 2001.
(11) This exhibit is being incorporated by reference to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-74323 which was filed with the Securities and Exchange Commission on March 12, 1999.
(12) This exhibit is being incorporated by reference to Form 8-K filed by WesBanco, Inc. with the Securities and Exchange Commission on February 23, 2001.
(13) This exhibit is being incorporated by reference to Form 10-K filed by WesBanco, Inc. with the Securities and Exchange Commission on March 30, 2000.